Balanced Fund Characteristics

Overview | Characteristics | Risks | Manager Biographies

Standardized Returns

as of September 30, 2006 (updated quarterly)

	1 Year	3 Years	5 Years	10 Years	20 Years
Balanced Fund	10.78%	12.92%	11.37%	11.97%	12.54%
Combined Index(a)	7.95%	8.73%	6.37%	8.06%	10.31%

Fund Characteristics

as of September 30, 2006, unless otherwise noted (updated quarterly)

General Information
Net Asset Value Per Share	$86.51
Total Net Assets (billions)	$26.0
30-Day SEC Yield(b)	2.55%
Expense Ratio (annualized, as of June 30, 2006)	0.53%
2005 Portfolio Turnover Rate	18%
Fund Inception	1931

Stock Portfolio (63.0% of Fund)

Stock Characteristics	Fund
Number of Stocks	87
Median Market
Capitalization (billions)	$23
Price-to-Earnings Ratio(c)	14.6x
Foreign Stocks(d) (% of Fund)	10.3%

Five Largest Sectors	% of Fund
Consumer Discretionary	14.3
Health Care	11.1
Financials	9.8
Information Technology	9.0
Energy	5.8

Fixed-Income Portfolio (32.4% of Fund)

Fixed-Income Characteristics	Fund
Number of Fixed-Income Securities	312
Average Maturity	6.3 Years
Effective Duration	3.9 Years

Credit Quality (f)	% of Fund
U.S. Gov’t. & Gov’t. Related	20.9
Aaa	0.0	(g)
Aa	1.0
A	1.6
Baa	4.7
Ba	3.0
B	1.2
Average Quality	Aa

Asset Allocation

Ten Largest Stocks(e)	% of Fund
Hewlett-Packard Co.	2.6
Comcast Corp. Class A	2.4
Pfizer, Inc.	2.1
News Corp. Class A	1.9
Chevron Corp.	1.7
McDonald’s Corp.	1.6
Sony Corp. ADR (Japan)	1.6
Time Warner, Inc.	1.6
Cardinal Health, Inc.	1.6
Union Pacific Corp.	1.5

Sector Diversification	% of Fund
U.S. Treasury & Government Related	6.3
Mortgage-Related Securities	14.6
Corporate	11.5

Five Largest Corporate Fixed-Income Issuers (e)	% of Fund
Ford Motor Credit Co.	1.0
Time Warner, Inc. (AOL Time Warner)	0.8
GMAC	0.7
Xerox Corp.	0.7
HCA, Inc.	0.6

(a)	The Combined Index reflects an unmanaged portfolio of 60% of the Standard & Poor’s 500 Index, which is a widely recognized, unmanaged index of common stock prices, and 40% of the Lehman Brothers Aggregate Bond (LBAG) Index, which is a widely recognized unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Fund may, however, invest up to 75% of its total assets in stocks.
(b)	SEC Yield is an annualization of the Fund’s total net investment income per share for the 30-day period ended on the last day of the month.
(c)	The Fund’s price-to-earnings (P/E) ratio is calculated using 12-month forward earnings estimates.
(d)	Foreign stocks are U.S. dollar-denominated.
(e)	The Fund’s portfolio holdings are subject to change without notice. The mention of specific securities is not a recommendation or solicitation for any person to buy, sell or hold any particular security.
(f)	Credit quality ratings are from Moody’s Investor Services. If no Moody’s rating is available, the Standard & Poor’s rating is reported. If unrated, the investment manager determines a comparable rating, which is included in the portfolio breakdown. In calculating average quality, the investment manager assigns ratings to U.S. Government and Government Related securities that are higher than the ratings assigned to securities rated Aaa. The credit quality of the investments in the portfolio does not apply to the stability or safety of the Fund or its shares.
(g)	Rounds to 0.0%.

The Fund’s total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses.

Mutual fund performance changes over time and currently may be significantly lower than stated. The Fund’s most recent performance can be found in Performances & Prices. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold.

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge & Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’ prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright© 1998-2006 Dodge & Cox®. All rights reserved.

Income Fund Characteristics

Overview | Characteristics | Risks | Manager Biographies

Standardized Returns

as of September 30, 2006 (updated quarterly)

	1 Year	3 Years	5 Years	10 Years	20 Years
Income Fund	4.08%	3.41%	5.25%	6.68%	NA	†
LBAG Index	3.67%	3.38%	4.81%	6.42%	NA	†

Fund Characteristics

as of September 30, 2006, unless otherwise noted (updated quarterly)

General Information
Net Asset Value Per Share	$12.51
Total Net Assets (billions)	$11.0
30-Day SEC Yield(a)	5.23%
Expense Ratio
(annualized, as of June 30, 2006)	0.44%
2005 Portfolio Turnover Rate	24%
Fund Inception	1989

Portfolio Characteristics	Fund	LBAG
Number of Fixed-Income Securities	382	6,938
Average Maturity (years)	6.2	7.1
Effective Duration (years)	3.9	4.6

Five Largest Corporate
Issuers (c)	% of Fund
Ford Motor Credit Co.	3.0
Time Warner, Inc. (AOL Time Warner)	2.2
GMAC	2.1
Xerox Corp.	1.9
HCA, Inc.	1.7

Credit Quality (%)(d)	Fund	LBAG
U.S. Government & Government Related	64.5	71.0
Aaa	0.5	7.8
Aa	2.8	5.3
A	4.7	8.3
Baa	13.5	7.6
Ba	8.3	0.0
B	3.8	0.0
Cash Equivalents	1.9	0.0
Average Quality	Aa	AA+

Asset Allocation

Sector Diversification (%)	Fund	LBAG
U.S. Treasury & Government Related	20.7	36.1
Mortgage-Related Securities	44.0	34.9
Asset-Backed Securities/CMBS(b)	0.0	5.9
Corporate	33.4	19.4
Non-Corporate Yankee	0.0	3.7
Cash Equivalents	1.9	0.0

Maturity Diversification (%)	Fund	LBAG
0-1 Years to Maturity	7.3	0.0
1-5	53.8	42.9
5-10	26.9	45.1
10-15	1.7	3.2
15-20	1.2	2.4
20-25	5.3	3.4
25 and Over	3.8	3.0

(a)	SEC Yield is an annualization of the Fund’s total net investment income per share for the 30-day period ended on the last day of the month.
(b)	CMBS refers to commercial mortgage-backed securities, which are a component of the LBAG but not held by the Fund.
(c)	The Fund’s portfolio holdings are subject to change without notice. The mention of specific securities is not a recommendation or solicitation for any person to buy, sell or hold any particular security.
(d)	The Fund’s credit quality ratings are from Moody’s Investor Services. If no Moody’s rating is available, the Standard & Poor’s rating is reported. If unrated, the investment manager determines a comparable rating, which is included in the portfolio breakdown. The LBAG’s credit quality ratings are from Lehman Brothers and reference Moody’s, Standard & Poor’s and Fitch ratings. In calculating average quality for the Fund, the investment manager assigns ratings to U.S. Government and Government Related securities that are higher than the ratings assigned to securities rated Aaa. Lehman Brothers’ methodology assigns the same ratings to these three categories of securities. The credit quality of the investments in the portfolio does not apply to the stability or safety of the Fund or its shares.

The Fund’s total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. The Lehman Brothers Aggregate Bond Index is an unmanaged index of investment-grade fixed income securities. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses.

Mutual fund performance changes over time and currently may be significantly lower than stated. The Fund’s most recent performance can be found in Performances & Prices. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold.

†	The Income Fund’s inception date was January 3, 1989. The annualized total return since the Fund’s inception through September 30, 2006 (17.75 years) was 7.93%. The Lehman Brothers Aggregate Bond Index’s (LBAG) total return was 7.61% over the same period.

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge & Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’ prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright © 1998-2006 Dodge & Cox®. All rights reserved.

Fund Information

Dodge & Cox manages four no-load mutual funds using the same investment approach we use with our separate accounts. The Funds offer a simple, low-cost way to own a broadly diversified portfolio of stocks and / or fixed-income securities.

	Stock Fund	International Stock Fund	Balanced Fund	Income Fund
Availability	Closed to new investors	Open	Closed to new investors	Open

Objective	Long-term growth of principal and income.	Long-term growth of principal and income.	Regular income, conservation of principal and an opportunity for long-term growth of principal and income.	High and stable rate of current income consistent with long-term preservation of capital.

Strategy	The Fund invests primarily in a broadly diversified portfolio of common stocks.	The Fund invests primarily in a diversified portfolio of equity securities issued by non-U.S. companies.	The Fund invests in a diversified portfolio of common stocks, preferred stocks and fixed-income securities.	The Fund invests primarily in a diversified portfolio of high-quality bonds and other fixed-income securities.

Inception Date	1/4/1965	5/1/2001	6/26/1931	1/3/1989

Expense Ratio(a)	0.52%	0.67%	0.53%	0.44%

2005 Portfolio Turnover Rate	12%	7%	18%	24%

Ticker Symbol	DODGX	DODFX	DODBX	DODIX

Total Net Assets(b)	$61.0 billion	$24.6 billion	$26.0 billion	$11.0 billion

Funds’ Proxy Report (N-PX)

(a)	For the six month period ended June 30, 2006, annualized.
(b)	As of September 30, 2006.

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge & Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’ prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright © 1998-2006 Dodge & Cox®. All rights reserved.

International Stock Fund Characteristics

Overview | Characteristics | Risks | Manager Biographies

Standardized Returns

as of September 30, 2006 (updated quarterly)

	1 Year	3 Years	5 Years	10 Years		20 Years
International Stock Fund	20.18%	27.44%	21.32%	NA	†	NA	†
MSCI EAFE Index	19.17%	22.31%	14.26%	NA	†	NA	†

Fund Characteristics

as of September 30, 2006, unless otherwise noted (updated quarterly)

General Information

Net Asset Value Per Share	$40.25
Total Net Assets (billions)	$24.6
Expense Ratio (annualized, as of June 30, 2006)	0.67%
2005 Portfolio Turnover Rate	7%
30-Day SEC Yield(a)	1.49%
Fund Inception	5/1/2001

Portfolio Characteristics	Fund	MSCI EAFE
Number of Stocks	82	1,166
Median Market
Capitalization (billions)	$14	$5
Weighted Average
Market Cap. (billions)	$53	$55
Price-to-Earnings
Ratio(b)	13.1x	13.6x
Countries Represented	20	22
Emerging Markets	14.2%	0.0%

Ten Largest Holdings(c)	% of Fund
Sanofi-Aventis (France)	3.4
News Corp. Class A (United States)	2.8
HSBC Holdings PLC (United Kingdom)	2.4
Nokia Oyj (Finland)	2.3
Matsushita Electric Industrial Co. Ltd. (Japan)	2.3
Royal Bank of Scotland Group PLC (United Kingdom)	2.3
Infineon Technologies AG (Germany)	2.3
GlaxoSmithKline PLC ADR (United Kingdom)	2.2
Hitachi, Ltd. (Japan)	2.2
Mitsubishi UFJ Financial Group ADR (Japan)	2.1

Asset Allocation

Region Diversification (%)	Fund	MSCI EAFE
Europe (excluding U.K.)	36.0	44.6
Japan	21.8	23.7
United Kingdom	15.2	23.8
Latin America	7.5	0.0
Pacific (excluding Japan)	7.0	7.9
United States	4.9	0.0
Africa	1.5	0.0
Middle East	1.0	0.0
Canada	0.9	0.0

Sector Diversification (%)	Fund	MSCI EAFE
Financials	21.5	30.1
Consumer Discretionary	14.2	11.9
Information Technology	12.2	5.6
Materials	11.6	8.1
Industrials	9.7	10.6
Energy	8.0	7.5
Consumer Staples	7.6	8.0
Health Care	6.3	7.6
Telecommunication Services	3.6	5.1
Utilities	1.1	5.5

(a)	SEC Yield is an annualization of the Fund’s total net investment income per share for the 30-day period ended on the last day of the month.
(b)	The Fund’s price-to-earnings (P/E) ratio is calculated using 12-month forward earnings estimates.
(c)	The Fund’s portfolio holdings are subject to change without notice. The mention of specific securities is not a recommendation or solicitation for any person to buy, sell or hold any particular security.

The Fund’s total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable on these distributions. The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is a widely recognized benchmark of the world’s stock markets, excluding the United States. Index returns include dividends and, unlike Fund returns, do not reflect fees or expenses.

Mutual fund performance changes over time and currently may be significantly lower than stated. The Fund’s most recent performance can be found in Performances & Prices. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold.

†	The International Stock Fund’s inception date was May 1, 2001. The annualized total return since the Fund’s inception through September 30, 2006 (5.42 years) was 15.11%. The MSCI EAFE’s total return was 8.43% over the same period. Expense reimbursements were paid by Dodge & Cox from the Fund’s inception through June 30, 2003 to maintain operating expenses at 0.90%. Accordingly, without the expense reimbursements, the Fund’s returns prior to June 30, 2003 would have been lower.

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge & Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’ prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright © 1998-2006 Dodge & Cox®. All rights reserved.

Stock Fund Characteristics

Overview | Characteristics | Risks | Manager Biographies

Standardized Returns

as of September 30, 2006 (updated quarterly)

	1 Year	3 Years	5 Years	10 Years	20 Years
Stock Fund	14.61%	18.19%	14.06%	14.47%	14.86%
S&P 500 Index	10.79%	12.28%	6.97%	8.59%	11.74%

Fund Characteristics

as of September 30, 2006, unless otherwise noted (updated quarterly)

General Information
Net Asset Value Per Share	$150.77
Total Net Assets (billions)	$61.0
Expense Ratio (annualized, as of June 30, 2006)	0.52%
2005 Portfolio Turnover Rate	12%
30-Day SEC Yield(a)	1.20%
Fund Inception	1965

Portfolio Characteristics	Fund	S&P 500
Number of Stocks	86	500
Median Market
Capitalization (billions)	$24	$13
Weighted Average
Market Cap. (billions)	$69	$96
Price-to-Earnings
Ratio(b)	14.6x	14.9x
Foreign Stocks(c) (% of Fund)	15.8%	0.0%

Ten Largest Holdings(d)	% of Fund
Hewlett-Packard Co.	4.1
Comcast Corp. Class A	3.7
Pfizer, Inc.	3.3
News Corp. Class A	2.9
Time Warner, Inc.	2.6
Chevron Corp.	2.6
Sony Corp. ADR (Japan)	2.4
McDonald’s Corp.	2.4
Matsushita Electric Industrial Co., Ltd. ADR (Japan)	2.3
Cardinal Health, Inc.	2.3

Asset Allocation

Sector Diversification (%)	Fund	S&P 500
Consumer Discretionary	21.6	10.1
Health Care	16.5	12.7
Financials	14.5	22.3
Information Technology	13.7	15.3
Energy	8.8	9.3
Industrials	8.7	10.9
Materials	5.2	2.9
Consumer Staples	3.8	9.6
Utilities	1.4	3.4
Telecommunication Services	1.0	3.5

(a)	SEC Yield is an annualization of the Fund’s total net investment income per share for the 30-day period ended on the last day of the month.
(b)	The Fund’s price-to-earnings (P/E) ratio is calculated using 12-month forward earnings estimates.
(c)	Foreign stocks are U.S. dollar-denominated.
(d)	The Fund’s portfolio holdings are subject to change without notice. The mention of specific securities is not a recommendation or solicitation for any person to buy, sell or hold any particular security.

The Fund’s total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. The Standard & Poor’s 500 (S&P 500) is a broad-based unmanaged measure of common stocks. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses.

Mutual fund performance changes over time and currently may be significantly lower than stated. The Fund’s most recent performance can be found in Performances & Prices. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold.

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge & Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’ prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright © 1998-2006 Dodge & Cox®. All rights reserved.

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/60	$21.45	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
1/31/61	$22.52	5.01%	N.A.	5.01%	N.A.	N.A.	N.A.	N.A.	N.A.
2/28/61	$23.51	4.40%	N.A.	9.63%	N.A.	N.A.	N.A.	N.A.	N.A.
3/31/61	$23.53	11.63%	N.A.	22.38%	N.A.	N.A.	N.A.	N.A.	N.A.	3/20/61	$.130		$2.600	$23.63
4/30/61	$23.76	.98%	17.68%	23.58%	N.A.	N.A.	N.A.	N.A.	N.A.
5/31/61	$24.15	1.64%	14.57%	25.60%	N.A.	N.A.	N.A.	N.A.	N.A.
6/30/61	$23.31	-2.97%	-.41%	21.88%	N.A.	N.A.	N.A.	N.A.	N.A.	6/20/61	$.130			$23.54
7/31/61	$24.09	3.35%	1.93%	25.96%	N.A.	N.A.	N.A.	N.A.	N.A.
8/31/61	$24.68	2.45%	2.74%	29.04%	N.A.	N.A.	N.A.	N.A.	N.A.
9/30/61	$24.32	-.95%	4.87%	27.81%	N.A.	N.A.	N.A.	N.A.	N.A.	9/20/61	$.130			$24.32
10/31/61	$24.85	2.18%	3.68%	30.60%	N.A.	N.A.	N.A.	N.A.	N.A.
11/30/61	$24.74	3.56%	4.81%	35.25%	N.A.	N.A.	N.A.	N.A.	N.A.	12/20/61	$.200		$.800	$24.29
12/31/61	$24.52	-.89%	4.95%	34.14%	34.14%	N.A.	N.A.	N.A.	N.A.
1/31/62	$23.84	-2.77%	-.14%	-2.77%	24.20%	N.A.	N.A.	N.A.	N.A.
2/28/62	$24.15	1.30%	-2.39%	-1.51%	20.51%	N.A.	N.A.	N.A.	N.A.
3/31/62	$23.94	-.30%	-1.80%	-1.80%	7.64%	N.A.	N.A.	N.A.	N.A.	3/20/62	$.130		$.010	$24.22
4/30/62	$22.81	-4.72%	-3.77%	-6.44%	1.57%	N.A.	N.A.	N.A.	N.A.
5/31/62	$22.81	.00%	-5.00%	-6.44%	-.07%	N.A.	N.A.	N.A.	N.A.
6/30/62	$19.54	-13.77%	-17.84%	-19.32%	-11.20%	N.A.	N.A.	N.A.	N.A.	6/20/62	$.130			$19.60
7/31/62	$20.52	5.02%	-9.44%	-15.27%	-9.77%	N.A.	N.A.	N.A.	N.A.
8/31/62	$20.97	2.19%	-7.46%	-13.41%	-9.99%	N.A.	N.A.	N.A.	N.A.
9/30/62	$20.22	-2.97%	4.13%	-15.99%	-11.83%	N.A.	N.A.	N.A.	N.A.	9/20/62	$.130			$20.80
10/31/62	$20.52	1.48%	.63%	-14.74%	-12.43%	N.A.	N.A.	N.A.	N.A.
11/30/62	$21.44	4.48%	2.88%	-10.92%	-11.71%	N.A.	N.A.	N.A.	N.A.	12/20/62	$.190		$.530	$21.47

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/62	$21.52	3.74%	10.00%	-7.59%	-7.59%	N.A.	N.A.	N.A.	N.A.
1/31/63	$22.36	3.90%	12.62%	3.90%	-1.25%	N.A.	N.A.	N.A.	N.A.
2/28/63	$21.92	-1.97%	5.67%	1.86%	-4.43%	N.A.	N.A.	N.A.	N.A.
3/31/63	$22.30	2.33%	4.24%	4.24%	-1.91%	N.A.	N.A.	N.A.	N.A.	3/20/63	$.130			$22.06
4/30/63	$23.17	3.90%	4.23%	8.30%	6.97%	N.A.	N.A.	N.A.	N.A.
5/31/63	$23.42	1.08%	7.47%	9.47%	8.12%	N.A.	N.A.	N.A.	N.A.
6/30/63	$23.07	-.94%	4.03%	8.44%	24.20%	N.A.	N.A.	N.A.	N.A.	6/20/63	$.130			$23.22
7/31/63	$22.85	-.95%	-.83%	7.40%	17.15%	N.A.	N.A.	N.A.	N.A.
8/31/63	$23.70	3.72%	1.76%	11.40%	18.89%	N.A.	N.A.	N.A.	N.A.
9/30/63	$23.18	-1.66%	1.03%	9.55%	20.51%	N.A.	N.A.	N.A.	N.A.	9/20/63	$.130			$23.66
10/31/63	$23.48	1.30%	3.32%	10.97%	20.28%	N.A.	N.A.	N.A.	N.A.
11/30/63	$22.70	-2.73%	-3.10%	7.95%	11.98%	N.A.	N.A.	N.A.	N.A.	12/20/63	$.140			$22.88
12/31/63	$23.09	1.72%	.22%	9.80%	9.80%	10.82%	N.A.	N.A.	N.A.
1/31/64	$23.33	1.04%	-.03%	1.04%	6.77%	9.41%	N.A.	N.A.	N.A.
2/29/64	$23.07	2.10%	4.93%	3.16%	11.20%	8.60%	N.A.	N.A.	N.A.	3/20/64	$.130		$.620	$23.31
3/31/64	$23.17	.43%	3.58%	3.58%	9.10%	4.83%	N.A.	N.A.	N.A.
4/30/64	$23.36	.82%	3.35%	4.43%	5.87%	4.77%	N.A.	N.A.	N.A.
5/31/64	$23.63	1.16%	2.43%	5.63%	5.95%	4.61%	N.A.	N.A.	N.A.
6/30/64	$23.68	.76%	2.76%	6.44%	7.77%	5.93%	N.A.	N.A.	N.A.	6/19/64	$.130			$23.63
7/31/64	$24.00	1.35%	3.31%	7.88%	10.28%	5.24%	N.A.	N.A.	N.A.
8/31/64	$23.89	-.46%	1.66%	7.38%	5.84%	4.24%	N.A.	N.A.	N.A.
9/30/64	$24.37	2.56%	3.47%	10.13%	10.37%	5.46%	N.A.	N.A.	N.A.	9/18/64	$.130			$24.07
10/31/64	$24.51	.57%	2.68%	10.77%	9.59%	4.90%	N.A.	N.A.	N.A.
11/30/64	$24.53	.08%	3.24%	10.86%	12.76%	3.69%	N.A.	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/64	$24.06	-.94%	-.29%	9.82%	9.82%	3.67%	N.A.	N.A.	N.A.	12/18/64	$.240			$24.09
1/31/65	$24.96	3.74%	2.85%	3.74%	12.74%	5.93%	N.A.	N.A.	N.A.
2/28/65	$25.08	.48%	3.26%	4.24%	11.00%	5.65%	N.A.	N.A.	N.A.
3/31/65	$23.58	-1.11%	3.08%	3.08%	9.29%	5.36%	N.A.	N.A.	N.A.	3/23/65	$.140		$1.090	$23.74
4/30/65	$24.27	2.93%	2.27%	6.10%	11.58%	8.11%	N.A.	N.A.	N.A.
5/31/65	$24.17	.17%	1.95%	6.27%	10.48%	8.17%	N.A.	N.A.	N.A.	6/18/65	$.140			$23.56
6/30/65	$23.29	-3.64%	-.64%	2.42%	5.67%	12.25%	N.A.	N.A.	N.A.
7/31/65	$23.72	1.85%	-1.69%	4.31%	6.18%	11.11%	N.A.	N.A.	N.A.
8/31/65	$24.40	2.87%	.95%	7.30%	9.73%	11.36%	N.A.	N.A.	N.A.	9/20/65	$.140			$24.80
9/30/65	$25.03	3.16%	8.08%	10.69%	10.38%	13.65%	N.A.	N.A.	N.A.
10/31/65	$25.76	2.92%	9.22%	13.92%	12.95%	14.19%	N.A.	N.A.	N.A.
11/30/65	$26.04	1.09%	7.32%	15.16%	14.08%	12.93%	N.A.	N.A.	N.A.
12/31/65	$25.84	.07%	4.12%	15.25%	15.25%	11.59%	11.49%	N.A.	N.A.	12/20/65	$.220			$25.89
1/31/66	$26.23	1.51%	2.69%	1.51%	12.77%	10.72%	10.73%	N.A.	N.A.
2/28/66	$26.08	-.57%	1.00%	.93%	11.58%	11.25%	9.66%	N.A.	N.A.	3/18/66	$.140		$1.300	$24.03
3/31/66	$24.19	-1.69%	-.77%	-.77%	10.94%	9.77%	6.91%	N.A.	N.A.
4/30/66	$24.73	2.23%	-.07%	1.44%	10.19%	9.18%	7.17%	N.A.	N.A.
5/31/66	$23.89	-3.40%	-2.91%	-2.00%	6.25%	7.55%	6.09%	N.A.	N.A.	6/20/66	$.140			$23.79
6/30/66	$23.32	-1.81%	-3.03%	-3.78%	8.27%	7.23%	6.34%	N.A.	N.A.
7/31/66	$22.90	-1.80%	-6.85%	-5.51%	4.39%	6.92%	5.26%	N.A.	N.A.
8/31/66	$21.16	-6.99%	-10.32%	-12.11%	-5.61%	3.11%	3.24%	N.A.	N.A.	9/20/66	$.140			$21.67
9/30/66	$21.12	-.19%	-8.85%	-12.29%	-8.69%	3.61%	3.40%	N.A.	N.A.
10/31/66	$22.08	4.54%	-2.96%	-8.31%	-7.24%	4.71%	3.87%	N.A.	N.A.
11/30/66	$22.56	3.17%	7.66%	-5.40%	-5.33%	6.79%	3.78%	N.A.	N.A.	12/20/66	$.220			$22.68

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/66	$22.60	.18%	8.04%	-5.24%	-5.24%	6.24%	4.00%	N.A.	N.A.
1/31/67	$24.23	7.21%	10.80%	7.21%	.08%	8.36%	6.06%	N.A.	N.A.
2/28/67	$23.45	.25%	7.67%	7.48%	.91%	7.72%	5.83%	N.A.	N.A.	3/20/67	$.150		$.690	$24.28
3/31/67	$24.41	4.09%	11.74%	11.74%	6.72%	8.96%	6.72%	N.A.	N.A.
4/30/67	$25.39	4.02%	8.41%	16.23%	8.58%	10.11%	8.62%	N.A.	N.A.
5/31/67	$24.19	-4.13%	3.80%	11.42%	7.75%	8.15%	7.70%	N.A.	N.A.	6/20/67	$.150			$24.98
6/30/67	$24.52	1.36%	1.05%	12.92%	11.21%	8.36%	11.24%	N.A.	N.A.
7/31/67	$25.65	4.61%	1.63%	18.13%	18.47%	9.51%	11.15%	N.A.	N.A.
8/31/67	$25.27	-.90%	5.08%	17.07%	26.25%	9.35%	10.47%	N.A.	N.A.	9/20/67	$.150			$25.64
9/30/67	$25.72	1.78%	5.51%	19.14%	28.73%	9.07%	11.53%	N.A.	N.A.
10/31/67	$24.85	-3.38%	-2.55%	15.11%	18.96%	7.62%	10.44%	N.A.	N.A.
11/30/67	$24.60	-.12%	-1.78%	14.97%	15.18%	7.54%	9.45%	N.A.	N.A.	12/20/67	$.220			$24.81
12/31/67	$25.00	1.63%	-1.94%	16.84%	16.84%	8.46%	9.00%	N.A.	N.A.
1/31/68	$24.31	-2.76%	-1.31%	-2.76%	5.97%	6.15%	7.56%	N.A.	N.A.
2/29/68	$23.14	-.74%	-1.91%	-3.48%	5.05%	5.71%	7.83%	N.A.	N.A.	3/20/68	$.150		$.840	$22.88
3/31/68	$23.18	.17%	-3.27%	-3.27%	1.14%	6.19%	7.38%	N.A.	N.A.
4/30/68	$24.74	6.73%	6.17%	3.24%	3.78%	7.48%	7.96%	N.A.	N.A.
5/31/68	$25.15	2.26%	9.33%	5.58%	10.73%	8.22%	8.21%	N.A.	N.A.	6/20/68	$.150			$25.63
6/30/68	$25.47	1.27%	10.52%	6.91%	10.61%	10.02%	8.69%	N.A.	N.A.
7/31/68	$25.20	-1.06%	2.45%	5.78%	4.62%	8.97%	8.66%	N.A.	N.A.
8/31/68	$25.62	2.26%	2.46%	8.17%	7.97%	8.75%	8.36%	N.A.	N.A.	9/20/68	$.150			$26.47
9/30/68	$26.87	4.88%	6.10%	13.43%	11.23%	9.35%	9.76%	N.A.	N.A.
10/31/68	$27.10	.86%	8.15%	14.40%	16.11%	8.61%	9.66%	N.A.	N.A.
11/30/68	$28.06	4.54%	10.58%	19.59%	21.54%	9.83%	11.25%	N.A.	N.A.	12/20/68	$.270			$27.64

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/68	$26.94	-3.99%	1.24%	14.83%	14.83%	8.33%	9.98%	N.A.	N.A.
1/31/69	$26.79	-.56%	-.18%	-.56%	17.43%	7.59%	9.63%	N.A.	N.A.
2/28/69	$24.00	-3.62%	-7.98%	-4.16%	13.97%	6.48%	8.38%	N.A.	N.A.	3/20/69	$.150		$1.670	$24.32
3/31/69	$24.76	3.17%	-1.21%	-1.21%	17.27%	8.17%	8.94%	N.A.	N.A.
4/30/69	$25.22	1.86%	1.18%	.62%	11.91%	8.04%	9.17%	N.A.	N.A.
5/31/69	$24.84	-.83%	4.21%	-.22%	8.54%	8.99%	8.73%	N.A.	N.A.	6/20/69	$.170			$23.48
6/30/69	$23.60	-4.99%	-3.99%	-5.16%	1.87%	7.81%	7.47%	N.A.	N.A.
7/31/69	$22.69	-3.86%	-9.38%	-8.82%	-1.01%	7.05%	6.34%	N.A.	N.A.
8/31/69	$23.42	3.97%	-5.03%	-5.20%	.66%	11.11%	7.27%	N.A.	N.A.	9/19/69	$.170			$23.45
9/30/69	$23.02	-1.71%	-1.75%	-6.82%	-5.66%	10.54%	6.36%	N.A.	N.A.
10/31/69	$24.11	4.73%	7.03%	-2.41%	-2.04%	10.60%	7.23%	N.A.	N.A.
11/30/69	$23.01	-3.36%	-.51%	-5.69%	-9.45%	8.22%	6.48%	N.A.	N.A.	12/19/69	$.290			$22.57
12/31/69	$22.43	-2.52%	-1.31%	-8.04%	-8.04%	7.25%	6.14%	N.A.	N.A.
1/31/70	$21.29	-5.08%	-10.56%	-5.08%	-12.23%	2.99%	4.27%	N.A.	N.A.
2/28/70	$21.53	4.93%	-2.91%	-.40%	-4.35%	4.61%	5.18%	N.A.	N.A.	3/20/70	$.180		$.630	$21.08
3/31/70	$21.52	-.05%	-.37%	-.37%	-7.26%	3.23%	5.42%	N.A.	N.A.
4/30/70	$19.90	-7.53%	-2.94%	-7.87%	-15.80%	-.74%	3.19%	N.A.	N.A.
5/31/70	$18.71	-5.08%	-12.26%	-12.55%	-19.44%	-1.06%	2.08%	N.A.	N.A.	6/19/70	$.180			$18.88
6/30/70	$18.13	-3.10%	-14.95%	-15.27%	-17.84%	-2.54%	2.20%	N.A.	N.A.
7/31/70	$19.24	6.12%	-2.40%	-10.08%	-9.31%	-2.07%	3.04%	N.A.	N.A.
8/31/70	$19.68	3.28%	6.20%	-7.13%	-9.91%	-.71%	3.12%	N.A.	N.A.	9/18/70	$.190			$20.03
9/30/70	$20.26	2.95%	12.81%	-4.41%	-5.67%	-.34%	3.08%	N.A.	N.A.
10/31/70	$19.98	-1.38%	4.83%	-5.73%	-11.17%	.34%	2.20%	N.A.	N.A.
11/30/70	$20.36	3.20%	4.78%	-2.72%	-5.17%	1.45%	2.62%	N.A.	N.A.	12/18/70	$.260			$21.19

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/70	$21.53	5.75%	7.57%	2.83%	2.83%	2.78%	3.75%	7.55%	N.A.
1/31/71	$22.47	4.37%	13.84%	4.37%	13.06%	5.23%	4.33%	7.48%	N.A.
2/28/71	$22.19	.31%	10.71%	4.69%	8.00%	5.59%	4.51%	7.06%	N.A.	3/19/71	$.190		$.160	$22.94
3/31/71	$22.88	3.11%	7.89%	7.89%	11.35%	6.59%	5.50%	6.20%	N.A.
4/30/71	$23.40	2.27%	5.73%	10.34%	23.15%	5.09%	5.51%	6.34%	N.A.
5/31/71	$22.55	-2.82%	2.48%	7.23%	26.09%	3.32%	5.64%	5.86%	N.A.	6/18/71	$.190			$22.22
6/30/71	$22.36	-.84%	-1.44%	6.34%	29.04%	2.60%	5.85%	6.09%	N.A.
7/31/71	$21.59	-3.44%	-6.95%	2.68%	17.42%	1.77%	5.49%	5.38%	N.A.
8/31/71	$22.33	4.31%	-.13%	7.10%	18.61%	2.45%	7.94%	5.56%	N.A.	9/20/71	$.190			$22.44
9/30/71	$22.12	-.94%	-.23%	6.09%	14.12%	.52%	7.78%	5.57%	N.A.
10/31/71	$21.73	-1.76%	1.50%	4.22%	13.69%	-.36%	6.44%	5.15%	N.A.
11/30/71	$21.42	-.28%	-2.96%	3.93%	9.91%	-1.92%	5.72%	4.75%	N.A.	12/20/71	$.250			$22.68
12/31/71	$22.88	6.82%	4.58%	10.95%	10.95%	1.61%	7.08%	5.53%	N.A.
1/31/72	$23.07	.83%	7.34%	.83%	7.19%	2.08%	5.77%	5.91%	N.A.
2/29/72	$23.19	1.99%	9.85%	2.84%	9.04%	4.06%	6.16%	5.98%	N.A.	3/20/72	$.180		$.160	$23.46
3/31/72	$23.40	.91%	3.75%	3.75%	6.69%	3.29%	5.50%	6.11%	N.A.
4/30/72	$23.70	1.28%	4.22%	5.08%	5.66%	3.09%	4.94%	6.76%	N.A.
5/31/72	$23.84	1.39%	3.62%	6.55%	10.23%	3.84%	6.12%	6.91%	N.A.	6/20/72	$.190			$23.66
6/30/72	$23.17	-2.81%	-.19%	3.56%	8.05%	4.63%	5.24%	8.19%	N.A.
7/31/72	$22.91	-1.12%	-2.56%	2.40%	10.64%	5.62%	4.06%	7.55%	N.A.
8/31/72	$23.63	3.97%	-.09%	6.46%	10.29%	5.62%	5.06%	7.73%	N.A.	9/20/72	$.190			$23.18
9/30/72	$23.46	-.72%	2.08%	5.71%	10.55%	5.98%	4.54%	7.98%	N.A.
10/31/72	$23.54	.34%	3.59%	6.07%	12.92%	4.48%	5.34%	7.86%	N.A.
11/30/72	$24.36	4.46%	4.06%	10.81%	18.36%	7.21%	6.29%	7.86%	N.A.	12/20/72	$.230			$24.18

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/72	$24.49	.53%	5.38%	11.40%	11.40%	8.32%	6.06%	7.52%	N.A.
1/31/73	$23.52	-3.96%	.87%	-3.96%	6.11%	8.75%	5.80%	6.68%	N.A.
2/28/73	$22.03	-2.89%	-6.24%	-6.74%	1.05%	5.94%	5.33%	6.57%	N.A.	3/20/73	$.190		$.620	$21.81
3/31/73	$21.87	-.73%	-7.38%	-7.38%	-.55%	5.72%	5.14%	6.26%	N.A.
4/30/73	$21.16	-3.25%	-6.69%	-10.39%	-5.00%	7.32%	3.10%	5.50%	N.A.
5/31/73	$20.76	-.99%	-4.90%	-11.28%	-7.24%	8.84%	2.44%	5.28%	N.A.	6/20/73	$.190			$20.76
6/30/73	$20.62	-.67%	-4.85%	-11.87%	-5.20%	9.74%	2.04%	5.31%	N.A.
7/31/73	$21.33	3.44%	1.73%	-8.84%	-.82%	8.81%	2.95%	5.77%	N.A.
8/31/73	$21.02	-.56%	2.17%	-9.35%	-5.16%	7.45%	2.38%	5.33%	N.A.	9/20/73	$.190			$21.70
9/30/73	$22.21	5.66%	8.65%	-4.25%	.90%	8.38%	2.53%	6.08%	N.A.
10/31/73	$22.34	.59%	5.65%	-3.69%	1.15%	9.10%	2.47%	6.01%	N.A.
11/30/73	$20.10	-8.82%	-3.09%	-12.18%	-11.71%	4.70%	-.29%	5.32%	N.A.	12/20/73	$.270			$20.14
12/31/73	$20.66	2.79%	-5.73%	-9.74%	-9.74%	3.72%	1.08%	5.43%	N.A.
1/31/74	$20.49	-.82%	-7.05%	-.82%	-6.79%	1.97%	1.02%	5.24%	N.A.
2/28/74	$20.19	.44%	2.39%	-.39%	-3.63%	2.03%	1.88%	5.07%	N.A.	3/20/74	$.200		$.190	$20.23
3/31/74	$19.49	-3.47%	-3.84%	-3.84%	-6.29%	-.19%	.53%	4.65%	N.A.
4/30/74	$18.87	-3.18%	-6.13%	-6.90%	-6.23%	-2.00%	-.48%	4.23%	N.A.
5/31/74	$17.97	-3.66%	-9.96%	-10.31%	-8.75%	-2.28%	-1.07%	3.72%	N.A.	6/20/74	$.210			$17.84
6/30/74	$17.65	-1.78%	-8.38%	-11.90%	-9.76%	-2.59%	-.40%	3.46%	N.A.
7/31/74	$17.00	-3.68%	-8.85%	-15.14%	-15.98%	-2.67%	-.37%	2.93%	N.A.
8/31/74	$15.57	-7.12%	-12.13%	-21.18%	-21.49%	-6.36%	-2.59%	2.22%	N.A.	9/20/74	$.220			$15.52
9/30/74	$14.55	-6.55%	-16.40%	-26.34%	-30.56%	-8.16%	-3.57%	1.28%	N.A.
10/31/74	$16.18	11.20%	-3.47%	-18.09%	-23.24%	-4.29%	-2.40%	2.30%	N.A.
11/30/74	$15.53	-2.10%	1.73%	-19.81%	-17.58%	-4.86%	-2.16%	2.07%	N.A.	12/20/74	$.310			$15.32

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/74	$15.63	.65%	9.60%	-19.27%	-19.27%	-6.72%	-1.52%	2.24%	N.A.
1/31/75	$17.07	9.21%	7.64%	9.21%	-11.11%	-4.20%	1.28%	2.77%	N.A.
2/28/75	$17.75	5.16%	15.58%	14.84%	-6.93%	-3.21%	1.30%	3.23%	N.A.	3/20/75	$.200			$17.99
3/31/75	$17.92	.96%	15.93%	15.93%	-2.68%	-3.20%	1.50%	3.45%	N.A.
4/30/75	$18.52	3.35%	9.70%	19.81%	3.89%	-2.55%	3.79%	3.49%	N.A.
5/31/75	$18.74	2.38%	6.82%	22.66%	10.38%	-2.24%	5.37%	3.71%	N.A.	6/20/75	$.220			$19.23
6/30/75	$19.61	4.64%	10.69%	28.31%	17.57%	.19%	7.00%	4.57%	N.A.
7/31/75	$18.84	-3.93%	2.89%	23.27%	17.27%	-.76%	4.89%	3.96%	N.A.
8/31/75	$18.35	-1.43%	-.91%	21.51%	24.44%	-2.52%	3.92%	3.52%	N.A.	9/19/75	$.220			$18.16
9/30/75	$17.95	-2.18%	-7.36%	18.87%	30.28%	-3.00%	2.86%	2.97%	N.A.
10/31/75	$19.05	6.13%	2.34%	26.16%	24.34%	-1.17%	4.39%	3.29%	N.A.
11/30/75	$19.02	1.36%	5.23%	27.88%	28.70%	-2.15%	4.02%	3.31%	N.A.	12/19/75	$.290			$18.84
12/31/75	$19.25	1.21%	8.89%	29.45%	29.45%	-1.93%	3.12%	3.43%	N.A.
1/31/76	$21.06	9.40%	12.25%	9.40%	29.67%	2.42%	4.09%	4.21%	N.A.
2/29/76	$21.04	.90%	11.72%	10.39%	24.44%	3.73%	4.22%	4.36%	N.A.	3/19/76	$.210			$21.17
3/31/76	$21.49	2.14%	12.74%	12.74%	25.89%	4.71%	4.03%	4.76%	N.A.
4/30/76	$21.34	-.70%	2.33%	11.96%	20.96%	5.63%	3.41%	4.46%	N.A.
5/31/76	$21.15	.19%	1.62%	12.17%	18.41%	6.04%	4.05%	4.84%	N.A.	6/18/76	$.230			$21.73
6/30/76	$21.96	3.83%	3.27%	16.43%	17.46%	7.61%	5.00%	5.42%	N.A.
7/31/76	$21.86	-.46%	3.52%	15.90%	21.70%	6.24%	5.64%	5.57%	N.A.
8/31/76	$21.74	.55%	3.92%	16.53%	24.13%	6.65%	4.87%	6.40%	N.A.	9/20/76	$.240			$22.14
9/30/76	$22.13	1.79%	1.87%	18.60%	29.15%	5.32%	5.44%	6.60%	N.A.
10/31/76	$21.99	-.63%	1.69%	17.85%	20.92%	4.89%	5.68%	6.06%	N.A.
11/30/76	$21.96	1.32%	2.48%	19.41%	20.85%	8.65%	6.03%	5.87%	N.A.	12/20/76	$.320			$22.51

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/76	$23.06	5.01%	5.68%	25.34%	25.34%	9.41%	5.66%	6.37%	N.A.
1/31/77	$22.34	-3.12%	3.03%	-3.12%	10.99%	8.56%	4.82%	5.29%	N.A.
2/28/77	$22.05	-.22%	1.50%	-3.34%	9.76%	8.32%	4.37%	5.26%	N.A.	3/18/77	$.240			$22.30
3/31/77	$21.91	-.64%	-3.96%	-3.96%	6.77%	9.37%	4.04%	4.77%	N.A.
4/30/77	$22.13	1.00%	.13%	-3.00%	8.60%	10.92%	3.98%	4.46%	N.A.
5/31/77	$21.67	-.90%	-.55%	-3.88%	7.45%	11.96%	3.51%	4.81%	N.A.	6/20/77	$.260			$22.34
6/30/77	$22.33	3.05%	3.10%	-.98%	6.59%	13.75%	4.72%	4.98%	N.A.
7/31/77	$22.16	-.76%	1.30%	-1.74%	6.27%	14.89%	4.80%	4.43%	N.A.
8/31/77	$21.57	-1.45%	.79%	-3.16%	4.18%	17.19%	3.68%	4.37%	N.A.	9/20/77	$.270			$21.45
9/30/77	$21.53	-.19%	-2.37%	-3.33%	2.16%	19.79%	3.79%	4.17%	N.A.
10/31/77	$21.02	-2.37%	-3.95%	-5.62%	.38%	14.70%	3.22%	4.27%	N.A.
11/30/77	$21.22	2.62%	.00%	-3.15%	1.70%	16.51%	2.85%	4.56%	N.A.	12/20/77	$.350			$20.83
12/31/77	$21.19	-.14%	.08%	-3.26%	-3.26%	16.22%	2.72%	4.38%	N.A.
1/31/78	$20.30	-4.20%	-1.80%	-4.20%	-4.33%	11.25%	2.67%	4.22%	N.A.
2/28/78	$19.58	-1.08%	-5.37%	-5.24%	-5.15%	9.01%	3.04%	4.18%	N.A.	3/20/78	$.260		$.240	$20.21
3/31/78	$20.01	2.20%	-3.23%	-3.23%	-2.52%	9.43%	3.63%	4.38%	N.A.
4/30/78	$21.13	5.60%	6.66%	2.19%	1.91%	10.21%	5.46%	4.27%	N.A.
5/31/78	$21.04	.85%	8.84%	3.06%	3.76%	9.67%	5.85%	4.13%	N.A.	6/20/78	$.270			$20.96
6/30/78	$20.85	-.90%	5.54%	2.13%	-.21%	7.70%	5.80%	3.90%	N.A.
7/31/78	$21.69	4.03%	3.97%	6.24%	4.60%	10.60%	5.92%	4.42%	N.A.
8/31/78	$22.15	3.46%	6.66%	9.92%	9.80%	12.39%	6.77%	4.55%	N.A.	9/20/78	$.290			$22.05
9/30/78	$22.16	.05%	7.68%	9.97%	10.06%	13.24%	5.61%	4.06%	N.A.
10/31/78	$20.70	-6.59%	-3.31%	2.73%	5.30%	8.52%	4.06%	3.26%	N.A.
11/30/78	$20.70	1.64%	-5.01%	4.42%	4.27%	8.62%	6.34%	2.97%	N.A.	12/20/78	$.340			$20.81

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/78	$21.02	1.55%	-3.60%	6.02%	6.02%	8.73%	6.08%	3.55%	N.A.
1/31/79	$21.84	3.90%	7.23%	3.90%	14.99%	6.88%	7.07%	4.00%	N.A.
2/28/79	$21.01	-1.60%	3.82%	2.24%	14.47%	5.99%	6.63%	4.23%	N.A.	3/20/79	$.280		$.200	$21.86
3/31/79	$22.03	4.85%	7.11%	7.11%	17.35%	6.89%	8.39%	4.39%	N.A.
4/30/79	$22.07	.18%	3.27%	7.30%	11.33%	7.21%	9.14%	4.22%	N.A.
5/31/79	$21.64	-.59%	4.43%	6.67%	9.74%	6.94%	9.82%	4.24%	N.A.	6/20/79	$.300			$22.35
6/30/79	$22.38	3.42%	2.95%	10.27%	14.47%	6.78%	10.95%	5.12%	N.A.
7/31/79	$22.50	.54%	3.32%	10.86%	10.62%	7.14%	11.91%	5.59%	N.A.
8/31/79	$23.10	4.13%	8.27%	15.44%	11.35%	8.40%	14.49%	5.61%	N.A.	9/20/79	$.330			$23.25
9/30/79	$22.96	-.61%	4.05%	14.73%	10.60%	7.54%	15.91%	5.73%	N.A.
10/31/79	$21.41	-6.75%	-3.49%	6.99%	10.42%	5.28%	11.90%	4.51%	N.A.
11/30/79	$21.93	4.11%	-3.51%	11.38%	13.11%	6.26%	13.28%	5.28%	N.A.	12/20/79	$.360			$22.28
12/31/79	$22.35	1.92%	-1.08%	13.49%	13.49%	5.19%	13.56%	5.75%	N.A.
1/31/80	$23.21	3.85%	10.16%	3.85%	13.43%	7.66%	12.42%	6.70%	N.A.
2/29/80	$22.06	-2.28%	3.42%	1.48%	12.74%	6.92%	10.79%	5.94%	N.A.	3/20/80	$.310		$.310	$20.57
3/31/80	$20.51	-7.03%	-5.47%	-5.47%	.17%	4.64%	9.02%	5.20%	N.A.
4/30/80	$21.86	6.58%	-2.98%	.76%	6.57%	6.53%	9.69%	6.70%	N.A.
5/31/80	$22.53	4.67%	3.72%	5.46%	12.25%	8.51%	10.19%	7.75%	N.A.	6/20/80	$.350			$23.32
6/30/80	$23.15	2.75%	14.57%	8.30%	11.47%	8.38%	9.78%	8.38%	N.A.
7/31/80	$24.22	4.62%	12.46%	13.31%	15.99%	10.31%	11.66%	8.22%	N.A.
8/31/80	$23.66	-.83%	6.61%	12.37%	10.48%	10.54%	11.80%	7.79%	N.A.	9/19/80	$.360			$24.51
9/30/80	$23.76	.42%	4.14%	12.79%	11.57%	10.74%	12.37%	7.51%	N.A.
10/31/80	$24.14	1.60%	1.13%	14.59%	21.56%	12.22%	11.40%	7.83%	N.A.
11/30/80	$25.48	7.17%	9.34%	22.81%	25.16%	13.84%	12.64%	8.25%	N.A.	12/19/80	$.390			$24.75

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/80	$25.23	-.98%	7.86%	21.65%	21.65%	13.54%	12.16%	7.54%	7.55%
1/31/81	$24.57	-2.62%	3.39%	-2.62%	14.08%	14.16%	9.58%	6.80%	7.14%
2/28/81	$23.55	1.43%	-2.20%	-1.23%	18.18%	15.15%	9.69%	6.92%	6.99%	3/20/81	$.360		$1.010	$24.25
3/31/81	$24.19	2.72%	1.29%	1.29%	30.36%	15.29%	9.78%	6.87%	6.53%
4/30/81	$23.71	-1.99%	1.95%	-.72%	19.88%	12.46%	9.50%	6.41%	6.38%
5/31/81	$23.57	1.05%	1.74%	.33%	15.80%	12.53%	9.69%	6.83%	6.35%	6/19/81	$.390			$23.76
6/30/81	$23.41	-.68%	-1.64%	-.37%	11.92%	12.61%	8.72%	6.84%	6.47%
7/31/81	$23.14	-1.15%	-.80%	-1.51%	5.74%	10.71%	8.57%	7.10%	6.23%
8/31/81	$21.96	-3.42%	-5.18%	-4.88%	3.04%	8.20%	7.70%	6.28%	5.92%	9/18/81	$.390			$21.08
9/30/81	$20.90	-4.83%	-9.07%	-9.40%	-2.28%	6.44%	6.28%	5.86%	5.71%
10/31/81	$21.79	4.26%	-4.09%	-5.55%	.28%	10.41%	7.30%	6.49%	5.82%
11/30/81	$22.76	6.52%	5.69%	.61%	-.37%	12.15%	8.39%	7.20%	5.96%	12/18/81	$.450			$22.32
12/31/81	$22.04	-3.16%	7.58%	-2.54%	-2.54%	10.40%	6.66%	6.16%	5.84%
1/31/82	$21.99	-.23%	2.95%	-.23%	-.14%	8.92%	7.29%	6.05%	5.98%
2/28/82	$20.70	-1.87%	-5.18%	-2.09%	-3.23%	8.85%	6.94%	5.64%	5.81%	3/19/82	$.380		$.500	$20.75
3/31/82	$20.97	1.30%	-.82%	-.82%	-4.57%	7.61%	7.35%	5.68%	5.89%
4/30/82	$21.72	3.58%	2.96%	2.73%	.85%	8.81%	7.89%	5.92%	6.34%
5/31/82	$21.00	-1.43%	3.43%	1.26%	-1.62%	8.52%	7.78%	5.62%	6.26%	6/18/82	$.410			$20.37
6/30/82	$20.70	-1.43%	.70%	-.13%	-2.30%	6.82%	6.84%	5.78%	6.98%
7/31/82	$20.77	.34%	-2.45%	.21%	-.83%	6.75%	7.08%	5.93%	6.73%
8/31/82	$22.39	9.77%	8.57%	10.01%	12.63%	8.65%	9.41%	6.50%	7.12%	9/20/82	$.410			$22.88
9/30/82	$22.74	1.56%	11.82%	11.68%	20.15%	9.41%	9.78%	6.74%	7.36%
10/31/82	$24.83	9.19%	21.69%	21.95%	25.83%	15.32%	12.26%	7.65%	7.75%
11/30/82	$25.22	3.46%	14.74%	26.17%	22.18%	15.10%	12.44%	7.55%	7.70%	12/20/82	$.470			$24.63
Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/82	$25.20	-.08%	12.93%	26.13%	26.13%	14.36%	12.47%	7.48%	7.50%
1/31/83	$25.72	2.07%	5.56%	2.07%	29.02%	13.70%	13.90%	8.14%	7.41%
2/28/83	$25.65	2.45%	4.48%	4.57%	34.71%	15.43%	14.72%	8.72%	7.64%	3/18/83	$.390		$.310	$25.96
3/31/83	$26.27	2.42%	7.06%	7.06%	36.14%	19.20%	14.76%	9.05%	7.65%
4/30/83	$28.05	6.78%	12.00%	14.31%	40.35%	19.27%	15.02%	10.13%	7.79%
5/31/83	$27.15	-1.75%	7.45%	12.32%	39.81%	16.80%	14.42%	10.05%	7.64%	6/20/83	$.410			$27.85
6/30/83	$27.67	1.91%	6.88%	14.42%	44.50%	16.47%	15.05%	10.33%	7.79%
7/31/83	$26.93	-2.68%	-2.58%	11.36%	40.16%	13.70%	13.53%	9.66%	7.70%
8/31/83	$26.88	1.37%	.55%	12.89%	29.49%	14.55%	13.07%	9.87%	7.57%	9/20/83	$.420			$27.44
9/30/83	$27.42	2.01%	.61%	15.13%	30.01%	15.14%	13.50%	9.48%	7.77%
10/31/83	$27.29	-.47%	2.89%	14.58%	18.51%	14.35%	14.95%	9.37%	7.67%
11/30/83	$27.24	1.65%	3.20%	16.47%	16.38%	12.34%	14.95%	10.56%	7.91%	12/20/83	$.500			$26.90
12/31/83	$27.33	.33%	1.53%	16.88%	16.88%	12.84%	14.68%	10.30%	7.84%
1/31/84	$27.26	-.26%	1.75%	-.26%	14.22%	13.74%	13.75%	10.36%	7.77%
2/29/84	$25.59	-1.54%	-1.47%	-1.79%	9.81%	12.68%	13.78%	10.14%	7.57%	3/20/84	$.420		$.830	$25.67
3/31/84	$25.72	.51%	-1.31%	-1.31%	7.75%	11.87%	12.82%	10.59%	7.58%
4/30/84	$25.62	-.39%	-1.44%	-1.69%	.52%	12.47%	12.69%	10.90%	7.51%
5/31/84	$23.99	-4.68%	-4.57%	-6.30%	-2.45%	10.30%	11.76%	10.78%	7.19%	6/20/84	$.430			$24.39
6/30/84	$24.14	.63%	-4.49%	-5.74%	-3.72%	10.77%	11.14%	11.05%	7.19%
7/31/84	$23.79	-1.45%	-5.51%	-7.10%	-2.50%	10.66%	10.70%	11.30%	7.03%
8/31/84	$25.36	8.41%	7.50%	.71%	4.29%	14.98%	11.60%	13.03%	7.49%	9/20/84	$.430			$25.48
9/30/84	$25.47	.43%	7.29%	1.14%	2.68%	17.05%	11.82%	13.85%	7.38%
10/31/84	$25.76	1.14%	10.11%	2.29%	4.34%	15.88%	13.66%	12.78%	7.41%
11/30/84	$25.50	.74%	2.33%	3.04%	3.38%	13.73%	12.92%	13.10%	7.44%	12/20/84	$.450			$25.84

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/84	$25.92	1.65%	3.54%	4.72%	4.72%	15.57%	12.85%	13.21%	7.58%
1/31/85	$27.11	4.59%	7.07%	4.59%	9.80%	17.40%	13.01%	12.72%	7.63%
2/28/85	$26.66	1.26%	7.65%	5.90%	12.94%	18.64%	13.77%	12.29%	7.67%	3/20/85	$.420		$.370	$26.49
3/31/85	$26.81	.56%	6.52%	6.52%	13.02%	18.35%	15.58%	12.25%	7.76%
4/30/85	$27.20	1.46%	3.33%	8.07%	15.11%	17.54%	14.44%	12.04%	7.68%
5/31/85	$28.33	5.74%	7.88%	14.27%	27.73%	20.30%	14.69%	12.41%	7.97%	6/20/85	$.430			$28.35
6/30/85	$28.82	1.73%	9.13%	16.24%	29.13%	21.57%	14.46%	12.09%	8.27%
7/31/85	$28.89	.24%	7.83%	16.52%	31.34%	21.53%	13.48%	12.57%	8.18%
8/31/85	$28.53	.24%	2.22%	16.80%	21.47%	17.92%	13.74%	12.76%	8.04%	9/20/85	$.430			$27.93
9/30/85	$28.36	-.60%	-.08%	16.15%	20.26%	17.09%	13.52%	12.94%	7.84%
10/31/85	$29.52	4.09%	3.75%	20.90%	23.77%	15.24%	14.07%	12.72%	7.90%
11/30/85	$30.79	5.72%	9.39%	27.82%	29.93%	16.06%	13.75%	13.20%	8.14%	12/20/85	$.420			$31.76
12/31/85	$31.93	3.70%	14.08%	32.50%	32.50%	17.49%	14.79%	13.47%	8.34%
1/31/86	$32.28	1.10%	10.80%	1.10%	28.07%	17.11%	15.66%	12.58%	8.31%
2/28/86	$32.25	6.75%	11.92%	7.93%	35.00%	18.74%	16.88%	13.21%	8.70%	3/20/86	$.420		$1.790	$33.51
3/31/86	$33.78	4.75%	12.77%	12.77%	40.28%	19.54%	17.29%	13.47%	9.03%
4/30/86	$33.29	-1.45%	9.93%	11.14%	36.26%	16.39%	17.41%	13.39%	8.83%
5/31/86	$33.81	2.82%	6.14%	14.27%	32.51%	18.18%	17.82%	13.68%	9.17%	6/20/86	$.420			$33.75
6/30/86	$34.28	1.39%	2.74%	15.86%	32.06%	17.97%	18.31%	13.41%	9.35%
7/31/86	$32.92	-3.97%	.12%	11.27%	26.52%	17.45%	17.63%	13.01%	9.22%
8/31/86	$34.38	5.65%	2.87%	17.55%	33.30%	19.09%	19.74%	13.57%	9.92%	9/19/86	$.400			$32.78
9/30/86	$32.67	-4.97%	-3.53%	11.77%	27.50%	16.33%	19.72%	12.80%	9.66%
10/31/86	$34.03	4.16%	4.64%	16.42%	27.59%	18.11%	19.70%	13.33%	9.64%
11/30/86	$32.76	2.56%	1.51%	19.40%	23.82%	18.45%	18.78%	13.47%	9.60%	12/19/86	$.380		$1.760	$33.11

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/86	$32.62	-.43%	6.30%	18.81%	18.81%	18.13%	19.43%	12.86%	9.57%
1/31/87	$35.62	9.20%	11.44%	9.20%	28.33%	21.75%	21.61%	14.22%	9.67%
2/28/87	$36.37	3.14%	12.15%	12.63%	24.30%	23.66%	22.83%	14.60%	9.83%	3/20/87	$.370			$37.58
3/31/87	$36.91	1.48%	14.27%	14.27%	20.39%	24.04%	22.86%	14.84%	9.69%
4/30/87	$36.40	-1.38%	3.19%	12.69%	20.47%	23.63%	21.66%	14.57%	9.40%
5/31/87	$36.33	.91%	.99%	13.71%	18.22%	26.01%	22.22%	14.78%	9.68%	6/19/87	$.400			$37.82
6/30/87	$37.62	3.55%	3.00%	17.69%	20.69%	27.21%	23.42%	14.83%	9.79%
7/31/87	$38.67	2.79%	7.36%	20.98%	29.19%	29.00%	24.02%	15.24%	9.70%
8/31/87	$39.27	2.72%	9.33%	24.26%	25.53%	26.71%	22.39%	15.71%	9.89%	9/18/97	$.450			$38.10
9/30/87	$38.58	-1.76%	3.77%	22.13%	29.82%	25.79%	21.59%	15.53%	9.70%
10/31/87	$33.66	-12.75%	-11.93%	6.55%	8.74%	19.75%	16.25%	14.24%	9.14%
11/30/87	$29.43	-3.21%	-17.04%	3.13%	2.69%	18.17%	14.70%	13.57%	8.97%	12/18/87	$.480		$2.670	$30.84
12/31/87	$30.72	4.38%	-12.24%	7.18%	7.18%	19.05%	15.61%	14.03%	9.10%
1/31/88	$32.05	4.33%	4.94%	4.33%	2.40%	18.95%	16.12%	15.00%	9.48%
2/29/88	$32.73	3.40%	12.61%	7.88%	2.68%	19.78%	16.34%	15.52%	9.70%	3/18/88	$.410			$32.83
3/31/88	$31.84	-2.72%	4.94%	4.94%	-1.57%	18.46%	15.14%	14.95%	9.54%
4/30/88	$32.00	.50%	1.09%	5.47%	.31%	18.09%	13.76%	14.39%	9.21%
5/31/88	$31.77	.59%	-1.65%	6.10%	.04%	16.14%	14.30%	14.36%	9.12%	6/20/88	$.420			$32.45
6/30/88	$32.82	3.30%	4.41%	9.57%	-.22%	16.72%	14.61%	14.83%	9.23%
7/31/88	$32.50	-.98%	2.88%	8.50%	-3.88%	16.25%	15.01%	14.27%	9.23%
8/31/88	$31.85	-2.00%	.25%	6.33%	-8.32%	15.36%	14.24%	13.65%	9.00%
9/30/88	$32.38	2.99%	-.06%	9.51%	-3.90%	16.74%	14.46%	13.98%	8.90%	9/20/88	$.420			$32.26
10/31/88	$33.01	1.95%	2.89%	11.64%	12.29%	15.93%	15.01%	14.98%	8.96%
11/30/88	$32.64	-1.12%	3.82%	10.39%	15.23%	13.39%	14.37%	14.66%	8.66%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/88	$32.09	1.04%	1.85%	11.55%	11.55%	12.41%	14.53%	14.61%	8.94%	12/20/88	$.430		$.460	$32.06
1/31/89	$33.87	5.55%	5.45%	5.55%	12.85%	14.03%	15.83%	14.79%	9.26%
2/28/89	$33.08	-2.33%	4.16%	3.08%	6.59%	10.79%	15.65%	14.71%	9.34%
3/31/89	$33.11	1.38%	4.51%	4.51%	11.07%	9.59%	15.85%	14.33%	9.24%	3/20/89	$.420			$32.67
4/30/89	$34.39	3.87%	2.84%	8.55%	14.80%	11.53%	16.82%	14.74%	9.35%
5/31/89	$35.46	3.11%	8.58%	11.92%	17.70%	11.63%	18.68%	15.16%	9.56%
6/30/89	$35.14	.34%	7.46%	12.30%	14.32%	11.24%	18.61%	14.82%	9.86%	6/20/89	$.440			$35.19
7/31/89	$37.27	6.06%	9.73%	19.11%	22.44%	14.99%	20.37%	15.43%	10.40%
8/31/89	$37.83	1.50%	8.02%	20.90%	26.82%	13.44%	18.79%	15.14%	10.27%
9/30/89	$36.94	-1.19%	6.37%	19.45%	21.67%	14.93%	18.41%	15.07%	10.30%	9/20/89	$.440			$37.07
10/31/89	$36.62	-.87%	-.58%	18.42%	18.31%	13.05%	17.93%	15.78%	10.00%
11/30/89	$37.20	1.58%	-.50%	20.29%	21.55%	12.71%	18.14%	15.49%	10.27%
12/31/89	$36.85	2.27%	2.99%	23.02%	23.02%	13.72%	18.28%	15.53%	10.53%	12/20/89	$.460		$.710	$36.12
1/31/90	$35.30	-4.21%	-.48%	-4.21%	11.65%	8.86%	16.22%	14.61%	10.58%
2/28/90	$35.79	1.39%	-.67%	-2.88%	15.91%	8.25%	16.25%	15.01%	10.39%
3/31/90	$35.95	1.64%	-1.28%	-1.28%	16.21%	8.31%	16.50%	16.04%	10.48%	3/20/90	$.430			$36.17
4/30/90	$35.28	-1.87%	1.13%	-3.12%	9.79%	8.13%	15.72%	15.08%	10.81%
5/31/90	$37.67	6.78%	6.50%	3.44%	13.70%	10.20%	15.95%	15.32%	11.47%
6/30/90	$37.10	-.32%	4.44%	3.11%	12.96%	8.81%	15.48%	14.97%	11.62%	6/20/90	$.450			$37.23
7/31/90	$37.18	.22%	6.66%	3.33%	6.73%	7.90%	15.47%	14.47%	11.30%
8/31/90	$34.81	-6.38%	-6.48%	-3.26%	-1.55%	4.60%	13.90%	13.82%	10.76%
9/30/90	$33.20	-3.30%	-9.26%	-6.44%	-3.65%	4.05%	13.27%	13.39%	10.42%	9/20/90	$.470			$33.68
10/31/90	$32.80	-1.21%	-10.55%	-7.57%	-3.98%	8.45%	12.10%	13.08%	10.42%
11/30/90	$34.83	6.19%	1.45%	-1.85%	.38%	12.02%	12.20%	12.97%	10.59%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/90	$35.03	2.84%	7.89%	.94%	.94%	11.47%	12.02%	13.40%	10.43%	12/20/90	$.460		$.330	$35.01
1/31/91	$36.46	4.08%	13.66%	4.08%	9.67%	11.38%	12.67%	14.15%	10.42%
2/28/91	$38.06	4.39%	11.74%	8.65%	12.92%	11.74%	12.22%	14.50%	10.64%
3/31/91	$37.98	.94%	9.67%	9.67%	12.14%	13.12%	11.39%	14.30%	10.52%	3/20/91	$.430			$37.40
4/30/91	$38.38	1.06%	6.47%	10.82%	15.47%	13.33%	11.95%	14.65%	10.46%
5/31/91	$39.85	3.83%	5.91%	15.07%	12.29%	14.54%	12.17%	14.96%	10.82%
6/30/91	$37.85	-3.90%	.83%	10.58%	8.25%	11.81%	10.98%	14.58%	10.65%	6/20/91	$.450			$38.26
7/31/91	$38.85	2.64%	2.41%	13.50%	10.87%	13.15%	12.46%	15.02%	10.99%
8/31/91	$39.56	1.83%	.44%	15.58%	20.59%	14.61%	11.63%	15.62%	10.85%
9/30/91	$39.13	.03%	4.55%	15.61%	24.73%	13.50%	12.78%	16.20%	10.91%	9/20/91	$.440			$38.98
10/31/91	$39.52	1.00%	2.88%	16.76%	27.51%	13.15%	12.08%	15.83%	11.06%
11/30/91	$38.28	-3.14%	-2.15%	13.10%	16.31%	12.37%	10.82%	14.73%	10.90%
12/31/91	$40.09	6.74%	4.42%	20.72%	20.72%	14.45%	12.37%	15.85%	10.90%	12/20/91	$.440		$.290	$37.96
1/31/92	$40.08	-.02%	3.37%	-.02%	15.96%	12.40%	10.41%	15.87%	10.85%
2/29/92	$41.01	2.32%	9.19%	2.30%	13.66%	14.16%	10.24%	16.36%	10.87%
3/31/92	$39.93	-1.62%	.64%	.64%	10.79%	13.02%	9.56%	16.02%	10.73%	3/20/92	$.420			$40.32
4/30/92	$40.91	2.46%	3.13%	3.11%	12.32%	12.50%	10.40%	15.89%	10.79%
5/31/92	$41.42	1.25%	2.05%	4.40%	9.53%	11.82%	10.48%	16.20%	10.79%
6/30/92	$40.77	-.50%	3.22%	3.87%	13.40%	11.51%	9.60%	16.31%	10.92%	6/19/92	$.440			$40.44
7/31/92	$41.95	2.90%	3.66%	6.88%	13.68%	10.39%	9.62%	16.60%	11.14%
8/31/92	$41.07	-2.10%	.24%	4.64%	9.29%	9.07%	8.57%	15.28%	10.80%
9/30/92	$41.42	1.92%	2.67%	6.65%	11.36%	10.20%	9.37%	15.32%	10.95%	9/18/92	$.440			$41.57
10/31/92	$41.24	-.43%	-.65%	6.19%	9.79%	10.36%	12.30%	14.26%	10.90%
11/30/92	$42.24	2.42%	3.94%	8.76%	16.09%	10.67%	13.68%	14.14%	10.79%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/92	$42.44	1.66%	3.67%	10.57%	10.57%	10.45%	13.08%	14.34%	10.86%	12/18/92	$.430		$.070	$42.29
1/31/93	$43.32	2.08%	6.29%	2.08%	12.89%	12.81%	12.58%	14.34%	11.19%
2/28/93	$44.56	2.86%	6.74%	5.00%	13.49%	13.35%	12.47%	14.39%	11.51%
3/31/93	$44.80	1.53%	6.60%	6.60%	17.11%	13.31%	13.43%	14.28%	11.64%	3/19/93	$.440			$44.87
4/30/93	$45.18	.85%	5.32%	7.50%	15.27%	14.35%	13.51%	13.63%	11.87%
5/31/93	$46.09	2.02%	4.45%	9.67%	16.15%	12.62%	13.84%	14.07%	12.04%
6/30/93	$46.23	1.25%	4.17%	11.04%	18.20%	13.21%	13.38%	13.99%	12.15%	6/18/93	$.430			$45.42
7/31/93	$46.33	.22%	3.52%	11.28%	15.12%	13.21%	13.65%	14.33%	11.97%
8/31/93	$47.86	3.30%	4.82%	14.96%	21.47%	16.98%	14.85%	14.55%	12.18%
9/30/93	$47.27	-.39%	3.12%	14.51%	18.71%	18.14%	14.09%	14.27%	11.85%	9/20/93	$.400			$46.88
10/31/93	$47.64	.78%	3.70%	15.40%	20.16%	18.93%	13.83%	14.42%	11.86%
11/30/93	$47.30	-.71%	-.33%	14.58%	16.48%	16.29%	13.92%	14.15%	12.34%
12/31/93	$46.40	1.20%	1.26%	15.95%	15.95%	15.67%	13.96%	14.24%	12.25%	12/20/93	$.400		$1.060	$46.21
1/31/94	$48.25	3.99%	4.48%	3.99%	18.12%	15.64%	13.62%	14.72%	12.52%
2/28/94	$47.25	-2.07%	3.05%	1.83%	12.46%	13.20%	13.68%	14.66%	12.38%
3/31/94	$45.31	-3.05%	-1.27%	-1.27%	7.39%	11.69%	12.67%	14.25%	12.40%	3/18/94	$.430		$.090	$46.99
4/30/94	$45.48	.37%	-4.70%	-.90%	6.90%	11.44%	11.90%	14.34%	12.60%
5/31/94	$46.05	1.26%	-1.46%	.34%	6.10%	10.51%	11.50%	15.03%	12.88%
6/30/94	$44.85	-1.70%	-.10%	-1.36%	3.00%	11.35%	11.04%	14.76%	12.89%	6/20/94	$.430			$46.24
7/31/94	$46.17	2.95%	2.46%	1.54%	5.80%	11.46%	10.38%	15.26%	13.27%
8/31/94	$47.51	2.90%	4.13%	4.49%	5.39%	11.84%	10.68%	14.67%	13.85%
9/30/94	$45.95	-2.37%	3.42%	2.01%	3.30%	10.94%	10.41%	14.34%	14.10%	9/20/94	$.440			$46.61
10/31/94	$46.58	1.37%	1.84%	3.41%	3.90%	11.08%	10.91%	14.37%	13.57%
11/30/94	$45.47	-2.39%	-3.39%	.95%	2.16%	11.37%	10.03%	14.01%	13.55%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/94	$45.21	1.04%	-.02%	1.99%	1.99%	9.35%	9.77%	13.94%	13.57%	12/20/94	$.490		$.240	$45.19
1/31/95	$46.01	1.77%	.37%	1.77%	-.19%	10.00%	11.10%	13.63%	13.17%
2/28/95	$47.69	3.65%	6.58%	5.49%	5.65%	10.48%	11.59%	13.90%	13.09%
3/31/95	$48.24	2.25%	7.85%	7.85%	11.40%	11.90%	11.72%	14.08%	13.16%	3/20/95	$.450		$.060	$47.50
4/30/95	$49.38	2.37%	8.47%	10.39%	13.61%	11.87%	12.67%	14.19%	13.11%
5/31/95	$51.67	4.64%	9.52%	15.51%	17.42%	13.11%	12.21%	14.07%	13.23%
6/30/95	$51.63	.85%	8.03%	16.50%	20.46%	13.61%	12.48%	13.97%	13.03%	6/14/95	$.480			$51.52
7/31/95	$52.75	2.17%	7.82%	19.03%	19.55%	13.35%	12.91%	14.18%	13.37%
8/31/95	$53.50	1.42%	4.51%	20.72%	17.83%	14.69%	14.73%	14.32%	13.54%
9/30/95	$53.98	1.79%	5.48%	22.88%	22.86%	14.64%	15.92%	14.59%	13.76%	9/15/95	$.480			$54.21
10/31/95	$53.25	-1.35%	1.84%	21.22%	19.56%	14.28%	15.88%	13.97%	13.35%
11/30/95	$55.32	3.89%	4.32%	25.93%	27.24%	14.83%	15.37%	13.78%	13.49%
12/31/95	$54.60	1.65%	4.18%	28.02%	28.02%	14.83%	15.11%	13.55%	13.51%	12/15/95	$.770		$.850	$54.06
1/31/96	$55.54	1.72%	7.42%	1.72%	27.96%	14.69%	14.58%	13.62%	13.10%
2/29/96	$55.64	.18%	3.59%	1.91%	23.67%	13.69%	13.64%	12.93%	13.06%
3/31/96	$55.71	1.14%	3.06%	3.06%	22.34%	13.54%	13.69%	12.53%	13.00%	3/15/96	$.460	$.010	$.090	$55.67
4/30/96	$56.73	1.83%	3.17%	4.95%	21.70%	13.91%	13.86%	12.90%	13.14%
5/31/96	$57.11	.67%	3.68%	5.65%	17.09%	13.41%	13.16%	12.66%	13.17%
6/30/96	$56.42	-.33%	2.18%	5.30%	15.71%	12.81%	13.99%	12.47%	12.94%	6/14/96	$.500			$56.23
7/31/96	$54.99	-2.54%	-2.21%	2.63%	10.38%	11.77%	12.81%	12.64%	12.82%
8/31/96	$56.12	2.05%	-.86%	4.74%	11.07%	11.32%	12.86%	12.24%	12.91%
9/30/96	$57.15	2.73%	2.18%	7.60%	12.09%	12.47%	13.47%	13.12%	12.96%	9/18/96	$.500			$56.92
10/31/96	$58.23	1.89%	6.82%	9.64%	15.78%	12.88%	13.67%	12.87%	13.10%
11/30/96	$61.77	6.08%	11.04%	16.30%	18.22%	15.40%	15.75%	13.26%	13.36%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/96	$59.82	-1.33%	6.65%	14.75%	14.75%	14.43%	13.95%	13.16%	13.01%	12/18/96	$.530	$.140	$.450	$59.26
1/31/97	$61.18	2.28%	7.05%	2.28%	15.38%	13.79%	14.47%	12.42%	13.32%
2/28/97	$61.51	.54%	1.46%	2.83%	15.79%	14.80%	14.07%	12.14%	13.36%
3/31/97	$59.76	-1.67%	1.11%	1.11%	12.58%	15.34%	14.05%	11.78%	13.30%	3/27/97	$.510	$.050	$.170	$60.27
4/30/97	$61.47	2.86%	1.69%	4.01%	13.73%	16.28%	14.14%	12.25%	13.41%
5/31/97	$64.22	4.47%	5.67%	8.66%	18.02%	17.51%	14.86%	12.65%	13.71%
6/30/97	$65.78	3.26%	10.96%	12.20%	22.27%	19.45%	15.71%	12.62%	13.72%	6/26/97	$.530			$65.68
7/31/97	$69.97	6.37%	14.74%	19.35%	33.44%	20.76%	16.49%	13.00%	14.11%
8/31/97	$68.50	-2.10%	7.52%	16.84%	28.01%	18.77%	16.49%	12.46%	14.08%
9/30/97	$70.38	3.58%	7.86%	21.03%	29.06%	21.14%	16.86%	13.05%	14.29%	9/26/97	$.570			$70.17
10/31/97	$68.98	-1.99%	-.61%	18.62%	24.15%	19.78%	16.49%	14.38%	14.31%
11/30/97	$69.75	1.12%	2.66%	19.94%	18.34%	21.20%	16.20%	14.93%	14.22%
12/31/97	$66.78	1.06%	.15%	21.21%	21.21%	21.20%	16.06%	14.56%	14.29%	12/29/97	$.610	$.380	$2.670	$65.99
1/31/98	$66.83	.08%	2.26%	.08%	18.59%	20.52%	15.60%	14.08%	14.54%
2/28/98	$69.02	3.28%	4.45%	3.36%	21.83%	20.38%	15.69%	14.07%	14.79%
3/31/98	$69.78	3.09%	6.55%	6.55%	27.71%	20.72%	16.05%	14.73%	14.84%	3/27/98	$.560	$.050	$.760	$69.72
4/30/98	$70.60	1.18%	7.71%	7.80%	25.61%	20.24%	16.13%	14.81%	14.60%
5/31/98	$69.68	-1.30%	2.94%	6.39%	18.67%	17.93%	15.36%	14.59%	14.47%
6/30/98	$69.39	.37%	.23%	6.80%	15.36%	17.74%	15.15%	14.26%	14.55%	6/26/98	$.550			$69.07
7/31/98	$67.17	-3.20%	-4.10%	3.38%	4.98%	15.64%	14.36%	14.00%	14.14%
8/31/98	$61.78	-8.02%	-10.64%	-4.91%	-1.37%	11.93%	11.73%	13.28%	13.47%
9/30/98	$63.34	3.42%	-7.93%	-1.67%	-1.53%	12.52%	12.57%	13.33%	13.65%	9/28/98	$.560			$64.44
10/31/98	$66.12	4.39%	-.71%	2.65%	4.89%	14.66%	13.37%	13.60%	14.29%
11/30/98	$68.60	3.75%	12.00%	6.50%	7.62%	14.61%	14.37%	14.15%	14.40%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/98	$65.22	.18%	8.51%	6.70%	6.70%	14.06%	14.14%	14.05%	14.33%	12/29/98	$.560	$.230	$2.700	$64.88
1/31/99	$65.48	.40%	4.36%	.40%	7.04%	13.56%	13.34%	13.48%	14.13%
2/28/99	$64.61	-1.33%	-.75%	-.93%	2.27%	12.99%	13.51%	13.60%	14.15%
3/31/99	$65.81	3.78%	2.82%	2.82%	2.97%	13.97%	15.07%	13.86%	14.09%	3/29/99	$.540	$.020	$.700	$66.56
4/30/99	$70.61	7.29%	9.88%	10.31%	9.18%	15.97%	16.61%	14.23%	14.49%
5/31/99	$70.40	-.30%	11.02%	9.99%	10.30%	15.60%	16.26%	13.85%	14.51%
6/30/99	$71.80	2.75%	9.92%	13.01%	12.90%	16.78%	17.29%	14.12%	14.47%	6/28/99	$.530			$70.90
7/31/99	$70.44	-1.89%	.50%	10.87%	14.43%	17.04%	16.17%	13.24%	14.33%
8/31/99	$69.71	-1.04%	-.24%	9.72%	23.12%	15.84%	15.26%	12.95%	14.04%
9/30/99	$67.45	-2.45%	-5.28%	7.04%	16.14%	13.86%	15.25%	12.80%	13.93%	9/28/99	$.550			$66.88
10/31/99	$68.10	.97%	-2.53%	8.07%	12.33%	13.51%	15.15%	13.01%	14.39%
11/30/99	$68.67	.84%	-.68%	8.97%	9.18%	11.61%	15.91%	12.93%	14.20%
12/31/99	$65.71	2.82%	4.70%	12.06%	12.06%	13.16%	16.31%	12.99%	14.25%	12/28/99	$.600	$.660	$3.600	$65.13
1/31/00	$63.58	-3.24%	.32%	-3.24%	8.00%	11.09%	15.14%	13.10%	13.85%
2/29/00	$61.82	-2.77%	-3.26%	-5.92%	6.42%	9.86%	13.68%	12.63%	13.81%
3/31/00	$63.76	7.62%	1.25%	1.25%	10.36%	13.21%	14.85%	13.28%	14.65%	3/29/00	$.620		$2.110	$62.85
4/30/00	$64.63	1.37%	6.06%	2.63%	4.25%	12.66%	14.63%	13.64%	14.36%
5/31/00	$65.46	1.29%	10.49%	3.94%	5.91%	11.50%	13.88%	13.04%	14.18%
6/30/00	$62.43	-3.71%	-1.14%	.09%	-.75%	8.93%	12.83%	12.66%	13.81%	6/28/00	$.610			$63.21
7/31/00	$63.46	1.65%	-.86%	1.74%	2.83%	7.30%	12.72%	12.81%	13.64%
8/31/00	$65.77	3.64%	1.44%	5.44%	7.69%	9.36%	13.21%	13.97%	13.90%
9/30/00	$65.06	-.13%	5.22%	5.31%	10.25%	8.04%	12.77%	14.34%	13.86%	9/27/00	$.620			$64.48
10/31/00	$66.61	2.38%	5.98%	7.82%	11.80%	9.62%	13.62%	14.74%	13.91%
11/30/00	$66.97	.54%	2.81%	8.40%	11.46%	9.41%	12.87%	14.12%	13.54%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/00	$63.42	6.22%	9.33%	15.13%	15.13%	11.24%	13.87%	14.49%	13.94%	12/27/00	$.620	$.220	$6.890	$63.59
1/31/01	$64.72	2.05%	8.98%	2.05%	21.42%	11.97%	13.94%	14.26%	14.21%
2/28/01	$65.09	.57%	9.01%	2.63%	25.61%	10.98%	14.03%	13.84%	14.17%
3/31/01	$63.50	-.66%	1.96%	1.96%	15.94%	9.62%	13.62%	13.65%	13.98%	3/28/01	$.560	$.190	$.400	$63.00
4/30/01	$66.04	4.00%	3.90%	6.03%	18.95%	10.63%	14.11%	13.98%	14.32%
5/31/01	$67.66	2.45%	5.85%	8.64%	20.32%	12.02%	14.50%	13.83%	14.40%
6/30/01	$66.25	-1.28%	5.19%	7.25%	23.36%	11.39%	14.29%	14.14%	14.36%	6/27/01	$.540			$65.79
7/31/01	$67.05	1.21%	2.36%	8.54%	22.83%	13.07%	15.15%	13.98%	14.50%
8/31/01	$66.49	-.84%	-.92%	7.63%	17.52%	15.94%	14.49%	13.67%	14.64%
9/30/01	$62.24	-5.56%	-5.22%	1.65%	11.12%	12.48%	12.58%	13.02%	14.60%	9/26/01	$.540			$60.89
10/31/01	$63.05	1.30%	-5.14%	2.97%	9.96%	11.36%	12.45%	13.06%	14.43%
11/30/01	$66.26	5.09%	.54%	8.22%	14.94%	11.83%	12.24%	13.98%	14.35%
12/31/01	$65.42	1.70%	8.27%	10.06%	10.06%	12.39%	12.92%	13.43%	14.63%	12/27/01	$.500	$.240	$1.220	$65.20
1/31/02	$65.42	.00%	6.88%	.00%	7.84%	12.25%	12.42%	13.43%	14.65%
2/28/02	$65.92	.77%	2.48%	.77%	8.04%	13.03%	12.47%	13.26%	14.80%
3/31/02	$67.01	2.49%	3.28%	3.28%	11.48%	12.57%	13.40%	13.73%	14.87%	3/26/02	$.440	$.030	$.080	$66.52
4/30/02	$66.04	-1.45%	1.78%	1.78%	5.63%	9.42%	12.43%	13.28%	14.58%
5/31/02	$66.84	1.21%	2.23%	3.01%	4.36%	9.97%	11.72%	13.28%	14.73%
6/30/02	$64.57	-2.69%	-2.93%	.25%	2.88%	8.00%	10.41%	13.03%	14.66%	6/26/02	$.470			$63.74
7/31/02	$61.19	-5.24%	-6.66%	-5.00%	-3.68%	6.75%	7.88%	12.10%	14.33%
8/31/02	$62.46	2.08%	-5.87%	-3.03%	-.85%	7.86%	8.79%	12.57%	13.92%
9/30/02	$58.32	-5.87%	-8.94%	-8.71%	-1.17%	6.59%	6.73%	11.68%	13.48%	9/26/02	$.490			$59.82
10/31/02	$59.56	2.13%	-1.86%	-6.77%	-.36%	7.00%	7.61%	11.97%	13.11%
11/30/02	$63.16	6.05%	1.95%	-1.14%	.55%	8.80%	8.64%	12.36%	13.24%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/02	$60.75	-1.82%	6.33%	-2.94%	-2.94%	7.14%	8.01%	11.96%	13.14%	12/27/02	$.480	$.120	$.650	$60.37
1/31/03	$59.70	-1.73%	2.31%	-1.73%	-4.62%	7.69%	7.62%	11.54%	12.93%
2/28/03	$58.97	-1.23%	-4.70%	-2.93%	-6.50%	8.26%	6.67%	11.09%	12.72%
3/31/03	$58.57	.08%	-2.86%	-2.86%	-8.71%	5.67%	6.04%	10.93%	12.59%	3/27/03	$.440	$.010		$59.18
4/30/03	$61.69	5.33%	4.12%	2.32%	-2.42%	7.03%	6.90%	11.41%	12.52%
5/31/03	$65.37	5.97%	11.70%	8.42%	2.15%	8.66%	8.43%	11.84%	12.95%
6/30/03	$65.32	.65%	12.32%	9.12%	5.64%	10.27%	8.48%	11.77%	12.87%	6/26/03	$.470			$65.65
7/31/03	$66.58	1.93%	8.70%	11.22%	13.63%	10.37%	9.61%	11.96%	13.14%
8/31/03	$67.92	2.02%	4.65%	13.46%	13.56%	9.79%	11.90%	11.82%	13.17%
9/30/03	$67.41	-.19%	3.78%	13.25%	20.40%	9.77%	11.11%	11.84%	13.05%	9/26/03	$.380			$67.19
10/31/03	$69.98	3.82%	5.71%	17.57%	22.40%	10.27%	10.99%	12.17%	13.29%
11/30/03	$70.90	1.32%	4.98%	19.11%	16.94%	10.55%	10.46%	12.40%	13.27%
12/31/03	$73.04	4.48%	9.88%	24.44%	24.44%	9.95%	11.39%	12.76%	13.50%	12/29/03	$.370	$.300	$.360	$72.82
1/31/04	$75.17	2.92%	8.94%	2.92%	30.32%	10.26%	11.94%	12.64%	13.68%
2/29/04	$76.40	1.64%	9.28%	4.60%	34.09%	10.65%	12.61%	13.06%	13.86%
3/31/04	$75.42	-.55%	4.03%	4.03%	33.25%	10.69%	11.65%	13.35%	13.80%	3/29/04	$.370		$.190	$75.07
4/30/04	$73.96	-1.94%	-.87%	2.02%	24.06%	8.54%	9.66%	13.09%	13.71%
5/31/04	$74.28	.43%	-2.05%	2.46%	17.60%	7.83%	9.82%	12.99%	14.01%
6/30/04	$75.23	1.81%	.27%	4.31%	18.95%	8.94%	9.62%	13.39%	14.08%	6/28/04	$.390			$74.85
7/31/04	$73.90	-1.77%	.44%	2.47%	14.65%	7.86%	9.65%	12.86%	14.06%
8/31/04	$74.17	.37%	.37%	2.84%	12.78%	8.29%	9.95%	12.58%	13.62%
9/30/04	$75.15	1.90%	.47%	4.80%	15.15%	11.08%	10.92%	13.06%	13.70%	9/28/04	$.430			$74.92
10/31/04	$76.38	1.64%	3.95%	6.52%	12.75%	11.20%	11.07%	13.09%	13.73%
11/30/04	$79.11	3.57%	7.27%	10.33%	15.25%	10.66%	11.66%	13.77%	13.89%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/04	$79.35	2.71%	8.12%	13.31%	13.31%	11.03%	11.63%	13.95%	13.95%	12/29/04	$.410	$.300	$1.190	$79.30
1/31/05	$78.35	-1.26%	5.04%	-1.26%	8.70%	10.56%	12.09%	13.61%	13.62%
2/28/05	$79.76	1.80%	3.24%	.51%	8.87%	10.93%	13.13%	13.40%	13.65%
3/31/05	$78.64	-.60%	-.10%	-.10%	8.81%	9.80%	11.34%	13.08%	13.58%	3/29/05	$.420	$.006	$.204	$77.82
4/30/05	$77.56	-1.38%	-.21%	-1.47%	9.45%	9.83%	10.73%	12.66%	13.42%
5/31/05	$79.01	1.87%	-.13%	.37%	10.99%	10.06%	10.86%	12.36%	13.21%
6/30/05	$79.03	.60%	1.06%	.97%	9.69%	11.29%	11.83%	12.33%	13.15%	6/28/05	$.450			$79.29
7/31/05	$80.83	2.27%	4.80%	3.27%	14.19%	14.16%	11.97%	12.34%	13.26%
8/31/05	$81.39	.70%	3.60%	3.98%	14.57%	13.64%	11.33%	12.26%	13.28%
9/30/05	$81.25	.41%	3.41%	4.41%	12.90%	16.10%	11.45%	12.11%	13.34%	9/28/05	$.470			$80.82
10/31/05	$80.26	-1.22%	-.12%	3.13%	9.72%	14.82%	10.65%	12.12%	13.04%
11/30/05	$81.92	2.07%	1.24%	5.27%	8.13%	13.37%	10.98%	11.93%	12.85%
12/31/05	$81.34	1.25%	2.08%	6.59%	6.59%	14.54%	9.93%	11.88%	12.71%	12/28/05	$.500	$.020	$1.090	$81.64
1/31/06	$83.59	2.77%	6.20%	2.77%	10.93%	16.26%	10.08%	12.00%	12.81%
2/28/06	$83.41	-.22%	3.83%	2.54%	8.75%	16.66%	9.91%	11.95%	12.44%
3/31/06	$83.67	.97%	3.54%	3.54%	10.47%	17.00%	10.27%	11.93%	12.23%	3/31/06	$.470		$.081	$83.67
4/30/06	$85.09	1.70%	2.47%	5.30%	13.90%	15.63%	9.78%	11.92%	12.41%
5/31/06	$84.08	-1.19%	1.47%	4.05%	10.49%	12.98%	8.98%	11.71%	12.19%
6/30/06	$83.57	.03%	.53%	4.09%	9.88%	12.76%	9.27%	11.75%	12.11%	6/29/06	$.540			$83.44
7/31/06	$84.21	.76%	-.39%	4.88%	8.25%	12.32%	9.17%	12.12%	12.38%
8/31/06	$85.27	1.25%	2.06%	6.20%	8.86%	12.04%	9.63%	12.03%	12.14%
9/30/06	$86.51	2.17%	4.26%	8.51%	10.78%	12.92%	11.37%	11.97%	12.54%	9/28/06	$.620			$86.52
10/31/06	$88.40	2.18%	5.72%	10.88%	14.59%	12.33%	11.57%	12.00%	12.44%
11/30/06	$89.51	1.25%	5.72%	12.28%	13.68%	12.31%	10.74%	11.48%	12.37%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
S & P 500 Index		1.90%	7.94%	14.20%	14.24%	11.81%	6.07%	8.05%	11.59%
Lehman Bros. Agg. Bond Index (LBAG)		1.16%	2.72%	4.94%	5.94%	4.25%	5.05%	6.20%	7.40%
Combined Index		1.60%	5.83%	10.44%	10.88%	8.80%	5.91%	7.65%	10.20%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

Distribution Information	Standardized Returns

The Dodge & Cox Stock, Balanced and Income Funds declare and pay dividends (if any) quarterly in March, June, September and December. If the Funds have net capital gains for the year, they are distributed in December and, if necessary, again in March. Distributions in 2006 (if any) will be made to shareholders who own shares of the Funds on March 30, June 28, September 27 and December 27. Future dates are subject to change.

The Dodge & Cox International Stock Fund declares and pays dividends and capital gains (if any) annually in December. Distributions in 2006 (if any) will be made to shareholders who own shares of the Fund on December 27. Future dates are subject to change.

Stock Fund	Return to Top

Record Date	Ex- dividend and Reinvest Date	Payable Date	Ordinary Income Dividend per Share	Capital Gain Distribution per Share		Reinvest Price
				Short-term	Long-term
3/30/06	3/31/06	3/31/06	$0.42	$0.00	$0.258	$143.81
6/28/06	6/29/06	6/30/06	$0.49	—	—	$144.39
9/27/06	9/28/06	9/29/06	$0.67	—	—	$150.78
12/27/06	12/28/06	12/29/06	—	—	—	—
	2006 Year-to-Date Distributions:		$1.58	$0.00	$0.258
3/28/05	3/29/05	3/31/05	$0.42	$0.146	$0.604	$127.13
6/27/05	6/28/05	6/30/05	$0.43	—	—	$130.23
9/27/05	9/28/05	9/30/05	$0.43	—	—	$134.85
12/27/05	12/28/05	12/30/05	$0.42	$0.095	$2.490	$137.96
	2005 Distributions:		$1.70	$0.241	$3.094

International Stock Fund	Return to Top

Record Date	Ex- dividend and Reinvest Date	Payable Date	Ordinary Income Dividend per Share	Capital Gain Distribution per Share		Reinvest Price
				Short-term	Long-term
12/27/06	12/28/06	12/29/06	—	—	—	—
	2006 Year-to-Date Distributions:		—	—	—

12/27/05	12/28/05	12/30/05	$0.35	$0.044	$0.347	$35.03
	2005 Distributions:		$0.35	$0.044	$0.347

Balanced Fund	Return to Top

Record Date	Ex- dividend and Reinvest Date	Payable Date	Ordinary Income Dividend per Share	Capital Gain Distribution per Share		Reinvest Price
				Short-term	Long-term
3/30/06	3/31/06	3/31/06	$0.47	$0.00	$0.081	$83.67
6/28/06	6/29/06	6/30/06	$0.54	—	—	$83.44
9/27/06	9/28/06	9/29/06	$0.62	—	—	$86.52
12/27/06	12/28/06	12/29/06	—	—	—	—
	2006 Year-to-Date Distributions:		$1.63	$0.00	$0.081

3/28/05	3/29/05	3/31/05	$0.42	$0.006	$0.204	$77.82
6/27/05	6/28/05	6/30/05	$0.45	—	—	$79.29
9/27/05	9/28/05	9/30/05	$0.47	—	—	$80.82
12/27/05	12/28/05	12/30/05	$0.50	$0.020	$1.090	$81.64
	2005 Distributions:		$1.84	$0.026	$1.294

Income Fund	Return to Top

Record Date	Ex- dividend and Reinvest Date	Payable Date	Ordinary Income Dividend per Share	Capital Gain Distribution per Share		Reinvest Price
				Short-term	Long-term
3/30/06	3/31/06	3/31/06	$0.15	$0.00	$0.00	$12.40
6/28/06	6/29/06	6/30/06	$0.15	—	—	$12.21
9/27/06	9/28/06	9/29/06	$0.16	—	—	$12.50
12/27/06	12/28/06	12/29/06	—	—	—	—
	2006 Year-to-Date Distributions:		$0.46	$0.00	$0.00

3/28/05	3/29/05	3/31/05	$0.13	—	—	$12.63
6/27/05	6/28/05	6/30/05	$0.13	—	—	$12.78
9/27/05	9/28/05	9/30/05	$0.14	—	—	$12.65
12/27/05	12/28/05	12/30/05	$0.15	—	—	$12.54
	2005 Distributions:		$0.55	—	—

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge & Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’ prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright © 1998-2006 Dodge & Cox®. All rights reserved.

10 Years of Historical Quarterly Returns	Standardized Returns

Stock Fund

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual	S&P 500 Index Annual
2006	5.30%	0.82%	4.81%
2005	0.11%	0.58%	5.46%	3.01%	9.36%	4.92%
2004	4.96%	1.06%	-0.25%	12.64%	19.16%	10.86%
2003	-5.29%	16.59%	5.23%	13.88%	32.35%	28.67%
2002	4.89%	-6.22%	-15.84%	8.06%	-10.52%	-22.10%
2001	0.95%	7.30%	-10.23%	12.44%	9.33%	-11.86%
2000	0.26%	-2.23%	6.24%	11.66%	16.30%	-9.10%
1999	4.53%	16.64%	-8.39%	7.62%	20.20%	21.06%
1998	9.72%	-1.06%	-14.30%	13.26%	5.39%	28.57%
1997	2.46%	15.42%	10.24%	-1.50%	28.41%	33.34%

International Stock Fund

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual	MSCI EAFE Index Annual
2006	9.91%	1.20%	3.31%
2005	1.80%	-0.06%	9.72%	4.60%	16.74%	13.54%
2004	7.71%	2.17%	3.64%	16.14%	32.46%	20.24%
2003	-11.70%	22.64%	18.46%	16.49%	49.42%	38.57%
2002	7.71%	-5.04%	-22.77%	10.00%	-13.11%	-15.94%
2001	N/A	N/A	-16.06%	13.93%	*	-14.88%*

*	International Stock Fund began operations on 5/1/2001. For the period 5/1/2001 through 12/31/2001 the Fund returned -7.09%. The MSCI EAFE’s total return was -14.88% over the same period.

Balanced Fund

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual	Combined Index Annual
2006	3.54%	0.53%	4.26%
2005	-0.10%	1.06%	3.41%	2.08%	6.59%	4.00%
2004	4.03%	0.27%	0.47%	8.12%	13.31%	8.27%
2003	-2.86%	12.32%	3.78%	9.88%	24.44%	18.45%
2002	3.28%	-2.93%	-8.94%	6.33%	-2.94%	-9.79%
2001	1.96%	5.19%	-5.22%	8.27%	10.06%	-3.71%
2000	1.25%	-1.14%	5.22%	9.33%	15.13%	-0.98%
1999	2.82%	9.92%	-5.28%	4.70%	12.06%	12.00%
1998	6.55%	0.23%	-7.93%	8.51%	6.70%	20.99%
1997	1.11%	10.96%	7.86%	0.15%	21.21%	23.62%

Income Fund

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual	LBAG Index Annual
2006	0.08%	0.00%	3.43%
2005	-0.47%	2.14%	-0.24%	0.55%	1.98%	2.43%
2004	1.86%	-2.07%	2.69%	1.17%	3.64%	4.34%
2003	1.42%	2.82%	0.54%	1.08%	5.97%	4.11%
2002	0.98%	3.12%	3.81%	2.46%	10.75%	10.27%
2001	3.82%	1.32%	4.24%	0.61%	10.32%	8.42%
2000	2.11%	1.32%	2.72%	4.17%	10.70%	11.63%
1999	-0.32%	-0.99%	0.43%	0.09%	-0.81%	-0.83%
1998	1.41%	2.41%	3.14%	0.90%	8.08%	8.67%
1997	-0.77%	3.68%	3.69%	3.12%	10.00%	9.68%

The S&P 500 and Lehman Brothers Aggregate Bond (LBAG) Index are widely recognized, unmanaged indices of common stock prices and U.S. dollar-denominated, investment-grade fixed-income securities, respectively. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks. The Morgan Stanley Capital International Europe, Australasia, Far East (MSCI EAFE) Index is a widely recognized benchmark of the world’s stock markets, excluding the United States. The Funds’ total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividend and/or interest income and, unlike Fund returns, do not reflect fees or expenses.

Mutual fund performance changes over time and currently may be significantly lower than stated. The Funds’ most recent performance is published online at each month’s end. Please visit Performance & Prices or call 800-621-3979 for current performance figures. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold.

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge & Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’ prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright © 1998-2006 Dodge & Cox®. All rights reserved.

Long-Term Performance & Daily Prices

Standardized Returns

as of September 30, 2006 (updated quarterly)

Dodge & Cox Fund/Comparative Index	1 Year	3 Years	5 Years	10 Years	20 Years
Stock Fund	14.61%	18.19%	14.06%	14.47%	14.86%
S&P 500 Index	10.79%	12.28%	6.97%	8.59%	11.74%

International Stock Fund	20.18%	27.44%	21.32%	NA †	NA	†
MSCI EAFE Index	19.17%	22.31%	14.26%	NA †	NA	†

Balanced Fund	10.78%	12.92%	11.37%	11.97%	12.54%
Combined Index	7.95%	8.73%	6.37%	8.06%	10.31%

Income Fund	4.08%	3.41%	5.25%	6.68%	NA	‡
LBAG Index	3.67%	3.38%	4.81%	6.42%	NA	‡

Daily Prices as of December 5, 2006	Price	Change from previous day		Year- to- date performance
Stock Fund	$158.43	$	+.76	16.92%
International Stock Fund	$43.60	$	+.16	24.47%
Balanced Fund	$90.06	$	+.29	12.97%
Income Fund	$12.78		No Change	5.75%

†	The International Stock Fund’s inception date was May 1, 2001. The annualized total return since the Fund’s inception through September 30, 2006 (5.42 years) was 15.11%. The MSCI EAFE’s total return was 8.43% over the same period. Expense reimbursements were paid by Dodge & Cox from the Fund’s inception through June 30, 2003 to maintain operating expenses at 0.90%. Accordingly, without the expense reimbursements, the Fund’s returns prior to June 30, 2003 would have been lower.
‡	The Income Fund’s inception date was January 3, 1989. The annualized total return since the Income Fund’s inception through September 30, 2006 (17.75 years) was 7.93%. The LBAG’s total return was 7.61% over the same period.

The S&P 500 and Lehman Brothers Aggregate Bond (LBAG) Index are widely recognized, unmanaged indices of common stock prices and U.S. dollar-

denominated, investment-grade fixed-income securities, respectively. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks. The Morgan Stanley Capital International Europe, Australasia, Far East (MSCI EAFE) Index is a widely recognized benchmark of the world’s stock markets, excluding the United States. The Funds’ total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividend and/or interest income and, unlike Fund returns, do not reflect fees or expenses.

Mutual fund performance changes over time and currently may be significantly lower than stated. The Funds’ most recent performance can be found in the table above. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold.

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge & Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’ prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright © 1998-2006 Dodge & Cox®. All rights reserved.

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/88	$10.00	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
1/31/89	$10.23	2.30%	N.A.	2.30%	N.A.	N.A.	N.A.	N.A.	N.A.
2/28/89	$10.10	-1.27%	N.A.	1.00%	N.A.	N.A.	N.A.	N.A.	N.A.
3/31/89	$10.06	.71%	1.72%	1.72%	N.A.	N.A.	N.A.	N.A.	N.A.	3/20/89	$.110			$9.92
4/30/89	$10.24	1.79%	1.21%	3.54%	N.A.	N.A.	N.A.	N.A.	N.A.
5/31/89	$10.52	2.73%	5.31%	6.37%	N.A.	N.A.	N.A.	N.A.	N.A.
6/30/89	$10.67	3.16%	7.88%	9.73%	N.A.	N.A.	N.A.	N.A.	N.A.	6/20/89	$.180			$10.52
7/31/89	$10.88	1.97%	8.07%	11.89%	N.A.	N.A.	N.A.	N.A.	N.A.
8/31/89	$10.68	-1.84%	3.26%	9.83%	N.A.	N.A.	N.A.	N.A.	N.A.
9/30/89	$10.55	.55%	.65%	10.44%	N.A.	N.A.	N.A.	N.A.	N.A.	9/20/89	$.190			$10.59
10/31/89	$10.83	2.65%	1.33%	13.37%	N.A.	N.A.	N.A.	N.A.	N.A.
11/30/89	$10.90	.65%	3.89%	14.11%	N.A.	N.A.	N.A.	N.A.	N.A.
12/31/89	$10.68	-.01%	3.30%	14.09%	14.09%	N.A.	N.A.	N.A.	N.A.	12/20/89	$.210		$.010	$10.75
1/31/90	$10.49	-1.78%	-1.16%	-1.78%	9.54%	N.A.	N.A.	N.A.	N.A.
2/28/90	$10.50	.10%	-1.70%	-1.69%	11.06%	N.A.	N.A.	N.A.	N.A.
3/31/90	$10.32	.18%	-1.51%	-1.51%	10.48%	N.A.	N.A.	N.A.	N.A.	3/20/90	$.200			$10.36
4/30/90	$10.18	-1.36%	-1.08%	-2.84%	7.06%	N.A.	N.A.	N.A.	N.A.
5/31/90	$10.50	3.14%	1.93%	.21%	7.49%	N.A.	N.A.	N.A.	N.A.
6/30/90	$10.48	1.73%	3.51%	1.95%	6.00%	N.A.	N.A.	N.A.	N.A.	6/20/90	$.200			$10.39
7/31/90	$10.59	1.05%	6.03%	3.02%	5.05%	N.A.	N.A.	N.A.	N.A.
8/31/90	$10.42	-1.61%	1.15%	1.36%	5.29%	N.A.	N.A.	N.A.	N.A.
9/30/90	$10.29	.78%	.20%	2.15%	5.53%	N.A.	N.A.	N.A.	N.A.	9/20/90	$.210			$10.24
10/31/90	$10.40	1.07%	.22%	3.24%	3.90%	N.A.	N.A.	N.A.	N.A.
11/30/90	$10.66	2.50%	4.40%	5.83%	5.81%	N.A.	N.A.	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:43
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/90	$10.61	1.50%	5.15%	7.42%	7.42%	N.A.	N.A.	N.A.	N.A.	12/20/90	$.200		$.010	$10.60
1/31/91	$10.71	.94%	5.02%	.94%	10.39%	N.A.	N.A.	N.A.	N.A.
2/28/91	$10.84	1.21%	3.70%	2.17%	11.63%	N.A.	N.A.	N.A.	N.A.
3/31/91	$10.76	1.13%	3.32%	3.32%	12.68%	N.A.	N.A.	N.A.	N.A.	3/20/91	$.200			$10.64
4/30/91	$10.89	1.21%	3.59%	4.57%	15.61%	N.A.	N.A.	N.A.	N.A.
5/31/91	$10.95	.55%	2.91%	5.15%	12.70%	N.A.	N.A.	N.A.	N.A.
6/30/91	$10.73	-.18%	1.59%	4.96%	10.59%	N.A.	N.A.	N.A.	N.A.	6/20/91	$.200			$10.68
7/31/91	$10.90	1.59%	1.97%	6.63%	11.18%	N.A.	N.A.	N.A.	N.A.
8/31/91	$11.15	2.29%	3.73%	9.07%	15.58%	N.A.	N.A.	N.A.	N.A.
9/30/91	$11.20	2.26%	6.26%	11.53%	17.28%	N.A.	N.A.	N.A.	N.A.	9/20/91	$.200			$11.11
10/31/91	$11.30	.89%	5.54%	12.53%	17.07%	N.A.	N.A.	N.A.	N.A.
11/30/91	$11.40	.89%	4.08%	13.52%	15.23%	N.A.	N.A.	N.A.	N.A.
12/31/91	$11.59	3.89%	5.75%	17.94%	17.94%	13.07%	N.A.	N.A.	N.A.	12/20/91	$.220		$.030	$11.43
1/31/92	$11.36	-1.99%	2.73%	-1.99%	14.52%	11.46%	N.A.	N.A.	N.A.
2/29/92	$11.47	.97%	2.82%	-1.04%	14.24%	12.30%	N.A.	N.A.	N.A.
3/31/92	$11.20	-.59%	-1.62%	-1.62%	12.30%	11.81%	N.A.	N.A.	N.A.	3/20/92	$.200			$11.10
4/30/92	$11.27	.63%	1.00%	-1.01%	11.65%	11.38%	N.A.	N.A.	N.A.
5/31/92	$11.50	2.04%	2.07%	1.01%	13.30%	11.13%	N.A.	N.A.	N.A.
6/30/92	$11.51	1.84%	4.57%	2.87%	15.59%	10.66%	N.A.	N.A.	N.A.	6/19/92	$.200			$11.42
7/31/92	$11.84	2.87%	6.90%	5.82%	17.05%	10.98%	N.A.	N.A.	N.A.
8/31/92	$11.93	.76%	5.56%	6.62%	15.30%	11.95%	N.A.	N.A.	N.A.
9/30/92	$11.85	1.09%	4.78%	7.78%	13.97%	12.15%	N.A.	N.A.	N.A.	9/18/92	$.210			$11.87
10/31/92	$11.61	-2.03%	-.21%	5.60%	10.68%	10.42%	N.A.	N.A.	N.A.
11/30/92	$11.60	-.09%	-1.05%	5.51%	9.61%	10.15%	N.A.	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:43
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/92	$11.55	2.17%	.01%	7.80%	7.80%	10.95%	N.A.	N.A.	N.A.	12/18/92	$.210		$.090	$11.48
1/31/93	$11.81	2.25%	4.38%	2.25%	12.46%	12.44%	N.A.	N.A.	N.A.
2/28/93	$12.07	2.20%	6.77%	4.50%	13.83%	13.23%	N.A.	N.A.	N.A.
3/31/93	$11.90	.24%	4.76%	4.76%	14.79%	13.25%	N.A.	N.A.	N.A.	3/19/93	$.200			$11.94
4/30/93	$11.99	.76%	3.22%	5.55%	14.94%	14.05%	N.A.	N.A.	N.A.
5/31/93	$12.00	.08%	1.09%	5.64%	12.74%	12.91%	N.A.	N.A.	N.A.
6/30/93	$12.08	2.35%	3.21%	8.12%	13.30%	13.14%	N.A.	N.A.	N.A.	6/18/93	$.200			$11.96
7/31/93	$12.18	.83%	3.28%	9.02%	11.05%	13.06%	N.A.	N.A.	N.A.
8/31/93	$12.46	2.30%	5.57%	11.52%	12.75%	14.53%	N.A.	N.A.	N.A.
9/30/93	$12.27	.00%	3.15%	11.52%	11.54%	14.24%	N.A.	N.A.	N.A.	9/20/93	$.190			$12.25
10/31/93	$12.31	.33%	2.63%	11.89%	14.22%	13.96%	N.A.	N.A.	N.A.
11/30/93	$12.19	-.98%	-.65%	10.80%	13.20%	12.66%	N.A.	N.A.	N.A.
12/31/93	$11.89	.49%	-.16%	11.35%	11.35%	12.28%	11.65%	N.A.	N.A.	12/20/93	$.190		$.170	$11.88
1/31/94	$12.08	1.60%	1.11%	1.60%	10.63%	12.53%	11.49%	N.A.	N.A.
2/28/94	$11.85	-1.91%	.16%	-.34%	6.19%	11.36%	11.35%	N.A.	N.A.
3/31/94	$11.37	-2.05%	-2.38%	-2.38%	3.76%	10.18%	10.73%	N.A.	N.A.	3/18/94	$.190		$.050	$11.52
4/30/94	$11.25	-1.06%	-4.93%	-3.41%	1.89%	9.35%	10.11%	N.A.	N.A.
5/31/94	$11.23	-.18%	-3.26%	-3.58%	1.63%	9.09%	9.48%	N.A.	N.A.
6/30/94	$11.01	-.29%	-1.51%	-3.86%	-.99%	9.04%	8.73%	N.A.	N.A.	6/20/94	$.190			$11.14
7/31/94	$11.24	2.09%	1.62%	-1.85%	.25%	9.23%	8.76%	N.A.	N.A.
8/31/94	$11.26	.18%	1.98%	-1.68%	-1.83%	8.47%	9.20%	N.A.	N.A.
9/30/94	$10.87	-1.78%	.45%	-3.43%	-3.58%	7.02%	8.69%	N.A.	N.A.	9/20/94	$.190			$10.90
10/31/94	$10.84	-.28%	-1.88%	-3.70%	-4.16%	6.60%	8.06%	N.A.	N.A.
11/30/94	$10.82	-.18%	-2.23%	-3.87%	-3.40%	6.23%	7.88%	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:43
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/94	$10.74	1.02%	.55%	-2.89%	-2.89%	5.24%	8.11%	N.A.	N.A.	12/20/94	$.190			$10.72
1/31/95	$10.95	1.96%	2.81%	1.96%	-2.55%	6.63%	8.92%	N.A.	N.A.
2/28/95	$11.25	2.74%	5.82%	4.75%	2.06%	7.25%	9.49%	N.A.	N.A.
3/31/95	$11.13	.71%	5.49%	5.49%	4.94%	7.72%	9.60%	N.A.	N.A.	3/16/95	$.200			$11.16
4/30/95	$11.29	1.44%	4.95%	7.00%	7.58%	8.01%	10.21%	N.A.	N.A.
5/31/95	$11.82	4.69%	6.95%	12.03%	12.83%	8.93%	10.54%	N.A.	N.A.
6/30/95	$11.72	.76%	7.01%	12.88%	14.02%	8.55%	10.33%	N.A.	N.A.	6/14/95	$.190			$11.73
7/31/95	$11.67	-.43%	5.04%	12.40%	11.21%	7.38%	10.01%	N.A.	N.A.
8/31/95	$11.83	1.37%	1.71%	13.94%	12.53%	7.59%	10.67%	N.A.	N.A.
9/30/95	$11.77	1.10%	2.05%	15.19%	15.83%	7.60%	10.74%	N.A.	N.A.	9/15/95	$.190			$11.76
10/31/95	$11.91	1.19%	3.71%	16.56%	17.53%	8.76%	10.76%	N.A.	N.A.
11/30/95	$12.12	1.76%	4.11%	18.62%	19.83%	9.43%	10.60%	N.A.	N.A.
12/31/95	$12.02	1.34%	4.36%	20.21%	20.21%	9.13%	10.57%	N.A.	N.A.	12/15/95	$.230		$.030	$11.90
1/31/96	$12.08	.50%	3.64%	.50%	18.49%	8.51%	10.47%	N.A.	N.A.
2/29/96	$11.85	-1.90%	-.09%	-1.41%	13.14%	7.03%	9.78%	N.A.	N.A.
3/31/96	$11.58	-.66%	-2.07%	-2.07%	11.60%	6.71%	9.39%	N.A.	N.A.	3/15/96	$.190			$11.48
4/30/96	$11.51	-.60%	-3.14%	-2.66%	9.35%	6.23%	9.00%	N.A.	N.A.
5/31/96	$11.48	-.26%	-1.52%	-2.91%	4.18%	6.11%	8.82%	N.A.	N.A.
6/30/96	$11.44	1.33%	.46%	-1.62%	4.77%	5.75%	9.14%	N.A.	N.A.	6/14/96	$.190			$11.28
7/31/96	$11.47	.26%	1.33%	-1.36%	5.49%	5.55%	8.86%	N.A.	N.A.
8/31/96	$11.44	-.26%	1.33%	-1.62%	3.80%	4.67%	8.31%	N.A.	N.A.
9/30/96	$11.48	2.03%	2.03%	.37%	4.75%	5.37%	8.26%	N.A.	N.A.	9/18/96	$.190			$11.37
10/31/96	$11.76	2.44%	4.24%	2.82%	6.04%	6.10%	8.59%	N.A.	N.A.
11/30/96	$11.99	1.96%	6.56%	4.83%	6.24%	7.14%	8.82%	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:43
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/96	$11.68	-1.16%	3.23%	3.62%	3.62%	6.55%	7.74%	N.A.	N.A.	12/18/96	$.170			$11.63
1/31/97	$11.70	.17%	.94%	.17%	3.28%	6.04%	8.21%	N.A.	N.A.
2/28/97	$11.74	.34%	-.65%	.51%	5.64%	6.85%	8.08%	N.A.	N.A.
3/31/97	$11.41	-1.28%	-.77%	-.77%	4.99%	7.13%	7.93%	N.A.	N.A.	3/27/97	$.180			$11.41
4/30/97	$11.58	1.49%	.53%	.71%	7.20%	8.04%	8.11%	N.A.	N.A.
5/31/97	$11.67	.78%	.97%	1.49%	8.31%	8.38%	7.84%	N.A.	N.A.
6/30/97	$11.64	1.37%	3.68%	2.88%	8.36%	8.98%	7.74%	N.A.	N.A.	6/26/97	$.190			$11.64
7/31/97	$12.03	3.35%	5.58%	6.33%	11.69%	9.43%	7.84%	N.A.	N.A.
8/31/97	$11.87	-1.33%	3.38%	4.91%	10.50%	8.88%	7.39%	N.A.	N.A.
9/30/97	$11.88	1.68%	3.69%	6.68%	10.13%	10.14%	7.52%	N.A.	N.A.	9/26/97	$.190			$11.90
10/31/97	$12.06	1.52%	1.85%	8.29%	9.13%	10.80%	8.29%	N.A.	N.A.
11/30/97	$12.11	.42%	3.65%	8.74%	7.48%	11.02%	8.39%	N.A.	N.A.
12/31/97	$12.08	1.16%	3.12%	10.00%	10.00%	11.07%	8.18%	N.A.	N.A.	12/29/97	$.170			$12.07
1/31/98	$12.21	1.08%	2.67%	1.08%	11.00%	10.75%	7.93%	N.A.	N.A.
2/28/98	$12.22	.08%	2.33%	1.16%	10.71%	9.78%	7.48%	N.A.	N.A.
3/31/98	$12.03	.25%	1.41%	1.41%	12.42%	9.62%	7.48%	N.A.	N.A.	3/27/98	$.180	$.020	$.020	$12.01
4/30/98	$12.10	.58%	.91%	2.00%	11.42%	9.31%	7.44%	N.A.	N.A.
5/31/98	$12.23	1.08%	1.91%	3.10%	11.75%	8.03%	7.65%	N.A.	N.A.
6/30/98	$12.14	.74%	2.41%	3.86%	11.04%	8.03%	7.31%	N.A.	N.A.	6/26/98	$.180			$12.13
7/31/98	$12.15	.08%	1.90%	3.94%	7.54%	8.21%	7.15%	N.A.	N.A.
8/31/98	$12.28	1.07%	1.90%	5.05%	10.15%	8.10%	6.89%	N.A.	N.A.
9/30/98	$12.34	1.96%	3.14%	7.12%	10.45%	8.41%	7.31%	N.A.	N.A.	9/28/98	$.180			$12.27
10/31/98	$12.23	-.89%	2.14%	6.16%	7.84%	7.66%	7.05%	N.A.	N.A.
11/30/98	$12.38	1.23%	2.29%	7.46%	8.71%	7.47%	7.52%	N.A.	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:43
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/98	$12.25	.57%	.90%	8.08%	8.08%	7.20%	7.54%	9.57%	N.A.	12/29/98	$.180	$.020		$12.21
1/31/99	$12.36	.90%	2.72%	.90%	7.88%	7.34%	7.39%	9.42%	N.A.
2/28/99	$12.14	-1.78%	-.33%	-.90%	5.88%	7.38%	7.41%	9.36%	N.A.
3/31/99	$12.00	.58%	-.32%	-.32%	6.23%	7.83%	7.98%	9.35%	N.A.	3/29/99	$.170	$.010	$.030	$12.00
4/30/99	$12.04	.33%	-.88%	-.01%	5.96%	8.17%	8.29%	9.19%	N.A.
5/31/99	$11.94	-.83%	.07%	-.82%	3.97%	7.96%	8.14%	8.81%	N.A.
6/30/99	$11.71	-.50%	-.99%	-1.31%	2.69%	7.31%	8.10%	8.42%	N.A.	6/28/99	$.170			$11.65
7/31/99	$11.67	-.34%	-1.66%	-1.65%	2.26%	7.09%	7.58%	8.17%	N.A.
8/31/99	$11.63	-.34%	-1.18%	-1.99%	.83%	7.06%	7.47%	8.33%	N.A.
9/30/99	$11.58	1.12%	.43%	-.89%	-.01%	6.74%	8.09%	8.39%	N.A.	9/28/99	$.180			$11.58
10/31/99	$11.62	.35%	1.12%	-.55%	1.24%	6.01%	8.23%	8.15%	N.A.
11/30/99	$11.62	.00%	1.47%	-.55%	.02%	5.33%	8.27%	8.08%	N.A.
12/31/99	$11.40	-.26%	.09%	-.81%	-.81%	5.65%	7.99%	8.05%	N.A.	12/28/99	$.190			$11.39
1/31/00	$11.37	-.26%	-.52%	-.26%	-1.95%	5.50%	7.52%	8.22%	N.A.
2/29/00	$11.51	1.23%	.71%	.97%	1.06%	5.81%	7.20%	8.34%	N.A.
3/31/00	$11.46	1.14%	2.11%	2.11%	1.62%	6.66%	7.29%	8.44%	N.A.	3/29/00	$.180			$11.41
4/30/00	$11.39	-.61%	1.76%	1.49%	.66%	5.92%	6.86%	8.52%	N.A.
5/31/00	$11.34	-.44%	.08%	1.04%	1.06%	5.50%	5.79%	8.14%	N.A.
6/30/00	$11.41	2.39%	1.32%	3.46%	3.99%	5.85%	6.13%	8.21%	N.A.	6/28/00	$.200			$11.34
7/31/00	$11.53	1.05%	3.02%	4.55%	5.45%	5.06%	6.44%	8.21%	N.A.
8/31/00	$11.68	1.30%	4.82%	5.91%	7.19%	5.98%	6.43%	8.52%	N.A.
9/30/00	$11.52	.35%	2.72%	6.27%	6.37%	5.52%	6.27%	8.48%	N.A.	9/27/00	$.200			$11.50
10/31/00	$11.60	.70%	2.36%	7.01%	6.74%	5.23%	6.16%	8.44%	N.A.
11/30/00	$11.78	1.55%	2.61%	8.67%	8.39%	5.63%	6.12%	8.34%	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:43
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/00	$11.80	1.87%	4.17%	10.70%	10.70%	5.87%	6.23%	8.38%	N.A.	12/27/00	$.200			$11.81
1/31/01	$12.07	2.29%	5.81%	2.29%	13.53%	6.30%	6.60%	8.52%	N.A.
2/28/01	$12.19	.99%	5.23%	3.31%	13.27%	6.62%	7.23%	8.50%	N.A.
3/31/01	$12.06	.50%	3.82%	3.82%	12.55%	6.70%	7.47%	8.43%	N.A.	3/28/01	$.180		$.010	$12.03
4/30/01	$12.06	.00%	1.50%	3.82%	13.24%	6.50%	7.61%	8.30%	N.A.
5/31/01	$12.19	1.08%	1.58%	4.94%	14.97%	6.50%	7.89%	8.35%	N.A.
6/30/01	$12.03	.24%	1.32%	5.19%	12.55%	6.32%	7.66%	8.40%	N.A.	6/27/01	$.190			$12.10
7/31/01	$12.30	2.25%	3.59%	7.55%	13.88%	7.08%	8.08%	8.47%	N.A.
8/31/01	$12.44	1.14%	3.65%	8.77%	13.69%	7.11%	8.38%	8.35%	N.A.
9/30/01	$12.35	.81%	4.24%	9.65%	14.22%	6.70%	8.12%	8.19%	N.A.	9/26/01	$.190			$12.32
10/31/01	$12.55	1.62%	3.61%	11.43%	15.27%	7.60%	7.95%	8.27%	N.A.
11/30/01	$12.49	-.48%	1.95%	10.89%	12.96%	6.99%	7.43%	8.12%	N.A.
12/31/01	$12.20	-.52%	.61%	10.32%	10.32%	6.60%	7.57%	7.65%	N.A.	12/27/01	$.180	$.015	$.030	$12.16
1/31/02	$12.29	.74%	-.26%	.74%	8.65%	6.55%	7.69%	7.95%	N.A.
2/28/02	$12.39	.81%	1.03%	1.56%	8.45%	7.47%	7.79%	7.93%	N.A.
3/31/02	$12.15	-.57%	.98%	.98%	7.31%	7.07%	7.95%	7.94%	N.A.	3/26/02	$.170			$12.16
4/30/02	$12.36	1.73%	1.98%	2.73%	9.17%	7.56%	8.00%	8.05%	N.A.
5/31/02	$12.47	.89%	2.05%	3.64%	8.96%	8.18%	8.02%	7.93%	N.A.
6/30/02	$12.36	.47%	3.12%	4.13%	9.22%	8.53%	7.83%	7.79%	N.A.	6/26/02	$.170			$12.42
7/31/02	$12.44	.65%	2.02%	4.81%	7.51%	8.89%	7.26%	7.55%	N.A.
8/31/02	$12.62	1.45%	2.59%	6.33%	7.84%	9.54%	7.86%	7.62%	N.A.
9/30/02	$12.67	1.67%	3.81%	8.10%	8.76%	9.73%	7.85%	7.69%	N.A.	9/26/02	$.160			$12.62
10/31/02	$12.58	-.71%	2.41%	7.33%	6.27%	9.35%	7.38%	7.83%	N.A.
11/30/02	$12.68	.80%	1.75%	8.18%	7.63%	9.64%	7.46%	7.92%	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:43
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/02	$12.77	2.37%	2.46%	10.75%	10.75%	10.59%	7.71%	7.95%	N.A.	12/27/02	$.160	$.021	$.030	$12.77
1/31/03	$12.81	.31%	3.51%	.31%	10.29%	10.80%	7.55%	7.74%	N.A.
2/28/03	$12.94	1.02%	3.74%	1.33%	10.50%	10.73%	7.75%	7.61%	N.A.
3/31/03	$12.79	.08%	1.42%	1.42%	11.23%	10.34%	7.72%	7.60%	N.A.	3/27/03	$.160			$12.71
4/30/03	$12.97	1.41%	2.52%	2.85%	10.88%	11.08%	7.89%	7.67%	N.A.
5/31/03	$13.16	1.47%	2.98%	4.35%	11.51%	11.79%	7.98%	7.81%	N.A.
6/30/03	$13.00	-.07%	2.82%	4.27%	10.90%	10.88%	7.80%	7.56%	N.A.	6/26/03	$.150			$12.99
7/31/03	$12.70	-2.31%	-.95%	1.87%	7.65%	9.64%	7.28%	7.22%	N.A.
8/31/03	$12.80	.79%	-1.61%	2.67%	6.95%	9.45%	7.22%	7.06%	N.A.
9/30/03	$12.92	2.11%	.54%	4.84%	7.41%	10.09%	7.25%	7.28%	N.A.	9/26/03	$.150			$12.89
10/31/03	$12.85	-.54%	2.36%	4.27%	7.59%	9.64%	7.33%	7.19%	N.A.
11/30/03	$12.91	.47%	2.03%	4.76%	7.25%	9.25%	7.17%	7.34%	N.A.
12/31/03	$12.92	1.16%	1.08%	5.97%	5.97%	8.99%	7.29%	7.41%	N.A.	12/29/03	$.140			$12.92
1/31/04	$13.01	.70%	2.34%	.70%	6.38%	8.43%	7.25%	7.32%	N.A.
2/29/04	$13.10	.69%	2.57%	1.39%	6.04%	8.32%	7.78%	7.60%	N.A.
3/31/04	$13.02	.46%	1.86%	1.86%	6.44%	8.30%	7.76%	7.87%	N.A.	3/29/04	$.140			$13.00
4/30/04	$12.77	-1.92%	-.79%	-.10%	2.94%	7.61%	7.27%	7.78%	N.A.
5/31/04	$12.70	-.55%	-2.01%	-.64%	.90%	7.02%	7.33%	7.74%	N.A.
6/30/04	$12.61	.40%	-2.07%	-.25%	1.38%	7.08%	7.52%	7.81%	N.A.	6/28/04	$.140			$12.56
7/31/04	$12.70	.71%	.56%	.46%	4.51%	6.55%	7.75%	7.66%	N.A.
8/31/04	$12.90	1.58%	2.71%	2.05%	5.33%	6.70%	8.16%	7.81%	N.A.
9/30/04	$12.80	.38%	2.69%	2.44%	3.55%	6.55%	8.00%	8.05%	N.A.	9/28/04	$.150			$12.83
10/31/04	$12.88	.63%	2.60%	3.08%	4.76%	6.20%	8.06%	8.15%	N.A.
11/30/04	$12.84	-.31%	.70%	2.76%	3.95%	6.26%	8.00%	8.13%	N.A.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:43
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/04	$12.84	.86%	1.17%	3.64%	3.64%	6.75%	8.24%	8.12%	N.A.	12/29/04	$.110			$12.80
1/31/05	$12.89	.39%	.94%	.39%	3.33%	6.62%	8.38%	7.95%	N.A.
2/28/05	$12.88	-.08%	1.18%	.31%	2.54%	6.31%	8.10%	7.65%	N.A.
3/31/05	$12.65	-.78%	-.47%	-.47%	1.28%	6.24%	7.69%	7.49%	N.A.	3/29/05	$.130			$12.63
4/30/05	$12.75	.79%	-.07%	.32%	4.07%	5.91%	7.99%	7.42%	N.A.
5/31/05	$12.85	.78%	.79%	1.11%	5.47%	5.87%	8.25%	7.01%	N.A.
6/30/05	$12.79	.55%	2.14%	1.66%	5.63%	5.90%	7.86%	6.99%	N.A.	6/28/05	$.130			$12.78
7/31/05	$12.77	-.16%	1.18%	1.50%	4.71%	5.61%	7.60%	7.02%	N.A.
8/31/05	$12.86	.71%	1.10%	2.22%	3.81%	5.35%	7.47%	6.95%	N.A.
9/30/05	$12.62	-.78%	-.24%	1.42%	2.61%	4.50%	7.23%	6.75%	N.A.	9/28/05	$.140			$12.65
10/31/05	$12.59	-.24%	-.32%	1.18%	1.73%	4.67%	7.03%	6.60%	N.A.
11/30/05	$12.62	.24%	-.78%	1.42%	2.29%	4.48%	6.75%	6.43%	N.A.
12/31/05	$12.54	.55%	.55%	1.98%	1.98%	3.85%	6.48%	6.35%	N.A.	12/28/05	$.150			$12.54
1/31/06	$12.58	.32%	1.12%	.32%	1.91%	3.86%	6.06%	6.33%	N.A.
2/28/06	$12.60	.16%	1.04%	.48%	2.15%	3.56%	5.89%	6.55%	N.A.
3/31/06	$12.40	-.40%	.08%	.08%	2.54%	3.39%	5.70%	6.58%	N.A.	3/31/06	$.150			$12.40
4/30/06	$12.40	.00%	-.24%	.08%	1.74%	2.91%	5.70%	6.65%	N.A.
5/31/06	$12.39	-.08%	-.48%	.00%	.86%	2.39%	5.45%	6.67%	N.A.
6/30/06	$12.25	.09%	.00%	.09%	.40%	2.44%	5.42%	6.53%	N.A.	6/29/06	$.150			$12.21
7/31/06	$12.38	1.06%	1.06%	1.14%	1.62%	3.60%	5.17%	6.61%	N.A.
8/31/06	$12.55	1.37%	2.53%	2.53%	2.29%	3.80%	5.22%	6.79%	N.A.
9/30/06	$12.51	.95%	3.43%	3.51%	4.08%	3.41%	5.25%	6.68%	N.A.	9/28/06	$.160			$12.50
10/31/06	$12.59	.63%	2.99%	4.18%	5.00%	3.82%	5.05%	6.49%	N.A.
11/30/06	$12.75	1.27%	2.89%	5.50%	6.08%	4.09%	5.42%	6.41%	N.A.
Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:43
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INCOME FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
Lehman Bros. Index (LBAG)	Agg. Bond	1.16%	2.72%	4.94%	5.94%	4.25%	5.05%	6.20%	7.40%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Lehman Brothers Aggregate Bond Index (LBAG) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:43
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INTERNATIONAL STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	Since Inception	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
4/30/01	$20.00	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
5/31/01	$20.08	.40%	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	.40%
6/30/01	$19.43	-3.24%	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	-2.85%
7/31/01	$19.03	-2.06%	-4.85%	N.A.	N.A.	N.A.	N.A.	N.A.	-4.85%
8/31/01	$19.06	.16%	-5.08%	N.A.	N.A.	N.A.	N.A.	N.A.	-4.70%
9/30/01	$16.31	-14.43%	-16.06%	N.A.	N.A.	N.A.	N.A.	N.A.	-18.45%
10/31/01	$16.62	1.90%	-12.66%	N.A.	N.A.	N.A.	N.A.	N.A.	-16.90%
11/30/01	$18.10	8.90%	-5.04%	N.A.	N.A.	N.A.	N.A.	N.A.	-9.50%
12/31/01	$18.42	2.66%	13.93%	N.A.	N.A.	N.A.	N.A.	N.A.	-7.09%	12/27/01	$.140	$.020		$18.24
1/31/02	$17.93	-2.66%	8.83%	-2.66%	N.A.	N.A.	N.A.	N.A.	-9.56%
2/28/02	$18.20	1.51%	1.43%	-1.19%	N.A.	N.A.	N.A.	N.A.	-8.20%
3/31/02	$19.84	9.01%	7.71%	7.71%	N.A.	N.A.	N.A.	N.A.	.07%
4/30/02	$19.92	.40%	11.10%	8.14%	.47%	N.A.	N.A.	N.A.	.47%
5/31/02	$20.58	3.31%	13.08%	11.73%	3.39%	N.A.	N.A.	N.A.	3.50%
6/30/02	$18.84	-8.46%	-5.04%	2.28%	-2.19%	N.A.	N.A.	N.A.	-4.28%
7/31/02	$17.00	-9.77%	-14.66%	-7.71%	-9.88%	N.A.	N.A.	N.A.	-11.57%
8/31/02	$17.02	.12%	-17.30%	-7.60%	-9.92%	N.A.	N.A.	N.A.	-10.81%
9/30/02	$14.55	-14.51%	-22.77%	-21.01%	-10.01%	N.A.	N.A.	N.A.	-19.62%
10/31/02	$15.27	4.95%	-10.18%	-17.10%	-7.32%	N.A.	N.A.	N.A.	-15.98%
11/30/02	$16.52	8.19%	-2.94%	-10.32%	-7.93%	N.A.	N.A.	N.A.	-10.89%
12/31/02	$15.81	-3.12%	10.00%	-13.11%	-13.11%	N.A.	N.A.	N.A.	-12.05%	12/27/02	$.133	$.060		$15.66
1/31/03	$15.32	-3.10%	1.56%	-3.10%	-13.50%	N.A.	N.A.	N.A.	-13.10%
2/28/03	$14.38	-6.14%	-11.88%	-9.05%	-20.01%	N.A.	N.A.	N.A.	-15.51%
3/31/03	$13.96	-2.92%	-11.70%	-11.70%	-28.77%	N.A.	N.A.	N.A.	-16.19%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is an unmanaged index of the world’s stock markets, excluding the United States.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. These and other risk considerations are discussed in the Fund’s prospectus. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:15				FUNDRPT10:RMM:12/05/2006:13:11:49
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INTERNATIONAL STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	Since Inception	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
4/30/03	$15.71	12.54%	2.55%	-.63%	-20.16%	N.A.	N.A.	N.A.	-10.44%
5/31/03	$16.72	6.43%	16.27%	5.76%	-17.75%	N.A.	N.A.	N.A.	-7.31%
6/30/03	$17.12	2.39%	22.64%	8.29%	-8.01%	N.A.	N.A.	N.A.	-6.02%
7/31/03	$18.58	8.53%	18.27%	17.52%	10.64%	N.A.	N.A.	N.A.	-2.31%
8/31/03	$19.82	6.67%	18.54%	25.36%	17.89%	N.A.	N.A.	N.A.	.51%
9/30/03	$20.28	2.32%	18.46%	28.27%	41.10%	N.A.	N.A.	N.A.	1.45%
10/31/03	$21.50	6.02%	15.72%	35.99%	42.53%	N.A.	N.A.	N.A.	3.80%
11/30/03	$22.00	2.33%	11.00%	39.15%	34.81%	N.A.	N.A.	N.A.	4.60%
12/31/03	$23.48	7.38%	16.49%	49.42%	49.42%	N.A.	N.A.	N.A.	7.28%	12/29/03	$.142			$23.24
1/31/04	$24.20	3.07%	13.25%	3.07%	58.93%	N.A.	N.A.	N.A.	8.24%
2/29/04	$25.13	3.84%	14.93%	7.03%	75.83%	N.A.	N.A.	N.A.	9.43%
3/31/04	$25.29	.64%	7.71%	7.71%	82.27%	N.A.	N.A.	N.A.	9.39%
4/30/04	$24.51	-3.09%	1.28%	4.39%	56.97%	7.98%	N.A.	N.A.	7.98%
5/31/04	$24.73	.90%	-1.59%	5.32%	48.81%	8.16%	N.A.	N.A.	8.07%
6/30/04	$25.84	4.49%	2.17%	10.05%	51.86%	10.97%	N.A.	N.A.	9.36%
7/31/04	$25.32	-2.01%	3.31%	7.84%	37.11%	10.99%	N.A.	N.A.	8.43%
8/31/04	$25.67	1.38%	3.80%	9.33%	30.31%	11.44%	N.A.	N.A.	8.65%
9/30/04	$26.78	4.32%	3.64%	14.05%	32.86%	19.04%	N.A.	N.A.	9.79%
10/31/04	$27.61	3.10%	9.04%	17.59%	29.20%	19.51%	N.A.	N.A.	10.50%
11/30/04	$29.69	7.53%	15.66%	26.45%	35.78%	19.00%	N.A.	N.A.	12.50%
12/31/04	$30.64	4.76%	16.14%	32.46%	32.46%	19.81%	N.A.	N.A.	13.63%	12/29/04	$.240	$.120	$.100	$30.47
1/31/05	$30.52	-.39%	12.21%	-.39%	28.02%	20.73%	N.A.	N.A.	13.19%
2/28/05	$32.22	5.57%	10.16%	5.16%	30.15%	22.33%	N.A.	N.A.	14.50%
3/31/05	$31.19	-3.20%	1.80%	1.80%	25.19%	17.57%	N.A.	N.A.	13.22%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is an unmanaged index of the world’s stock markets, excluding the United States.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. These and other risk considerations are discussed in the Fund’s prospectus. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:15				FUNDRPT10:RMM:12/05/2006:13:11:49
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX INTERNATIONAL STOCK FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	Since Inception	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
4/30/05	$30.28	-2.92%	-.79%	-1.18%	25.41%	16.27%	N.A.	N.A.	12.10%
5/31/05	$30.63	1.16%	-4.93%	-.03%	25.73%	15.45%	N.A.	N.A.	12.15%
6/30/05	$31.17	1.76%	-.06%	1.73%	22.45%	19.60%	N.A.	N.A.	12.37%
7/31/05	$32.08	2.92%	5.94%	4.70%	28.61%	24.95%	N.A.	N.A.	12.87%
8/31/05	$33.12	3.24%	8.13%	8.09%	30.97%	26.24%	N.A.	N.A.	13.44%
9/30/05	$34.20	3.26%	9.72%	11.62%	29.63%	34.45%	N.A.	N.A.	14.00%
10/31/05	$33.30	-2.63%	3.80%	8.68%	22.43%	31.13%	N.A.	N.A.	13.05%
11/30/05	$34.34	3.12%	3.68%	12.08%	17.41%	29.05%	N.A.	N.A.	13.56%
12/31/05	$35.03	4.17%	4.60%	16.74%	16.74%	32.20%	N.A.	N.A.	14.29%	12/28/05	$.350	$.044	$.347	$35.03
1/31/06	$37.32	6.54%	14.44%	6.54%	24.87%	36.45%	N.A.	N.A.	15.56%
2/28/06	$36.81	-1.37%	9.46%	5.08%	16.66%	38.72%	N.A.	N.A.	14.94%
3/31/06	$38.50	4.59%	9.91%	9.91%	26.05%	42.21%	N.A.	N.A.	15.72%
4/30/06	$41.04	6.60%	9.97%	17.16%	38.40%	39.67%	16.92%	N.A.	16.92%
5/31/06	$39.12	-4.68%	6.28%	11.68%	30.42%	34.63%	15.72%	N.A.	15.53%
6/30/06	$38.96	-.41%	1.20%	11.22%	27.64%	33.39%	16.39%	N.A.	15.17%
7/31/06	$39.63	1.71%	-3.43%	13.13%	26.14%	30.53%	17.27%	N.A.	15.28%
8/31/06	$40.33	1.76%	3.09%	15.13%	24.34%	28.50%	17.64%	N.A.	15.41%
9/30/06	$40.25	-.20%	3.31%	14.90%	20.18%	27.44%	21.32%	N.A.	15.11%
10/31/06	$41.73	3.67%	5.29%	19.12%	27.96%	26.49%	21.74%	N.A.	15.62%
11/30/06	$43.12	3.33%	6.91%	23.09%	28.22%	26.91%	20.46%	N.A.	16.05%

MSCI EAFE Index		2.99%	7.16%	22.50%	28.20%	21.71%	14.40%	N.A.	9.48%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is an unmanaged index of the world’s stock markets, excluding the United States.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. These and other risk considerations are discussed in the Fund’s prospectus. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:15				FUNDRPT10:RMM:12/05/2006:13:11:49
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/64	$12.50	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.	N.A.
1/31/65	$12.77	2.16%	N.A.	2.16%	N.A.	N.A.	N.A.	N.A.	N.A.
2/28/65	$13.07	2.35%	N.A.	4.56%	N.A.	N.A.	N.A.	N.A.	N.A.
3/31/65	$13.00	-.54%	4.00%	4.00%	N.A.	N.A.	N.A.	N.A.	N.A.
4/30/65	$13.45	3.46%	5.33%	7.60%	N.A.	N.A.	N.A.	N.A.	N.A.
5/31/65	$13.39	.00%	2.91%	7.60%	N.A.	N.A.	N.A.	N.A.	N.A.	6/18/65	$.060			$12.84
6/30/65	$12.63	-5.68%	-2.39%	1.51%	N.A.	N.A.	N.A.	N.A.	N.A.
7/31/65	$12.84	1.66%	-4.09%	3.20%	N.A.	N.A.	N.A.	N.A.	N.A.
8/31/65	$13.37	4.13%	-.15%	7.46%	N.A.	N.A.	N.A.	N.A.	N.A.	9/20/65	$.060			$13.62
9/30/65	$13.71	3.00%	9.03%	10.68%	N.A.	N.A.	N.A.	N.A.	N.A.
10/31/65	$14.23	3.79%	11.31%	14.88%	N.A.	N.A.	N.A.	N.A.	N.A.
11/30/65	$14.52	2.60%	9.68%	17.86%	N.A.	N.A.	N.A.	N.A.	N.A.	12/20/65	$.080			$14.65
12/31/65	$14.57	.35%	6.85%	18.26%	18.26%	N.A.	N.A.	N.A.	N.A.
1/31/66	$15.00	2.95%	5.99%	2.95%	19.18%	N.A.	N.A.	N.A.	N.A.
2/28/66	$14.71	-.40%	2.89%	2.54%	15.98%	N.A.	N.A.	N.A.	N.A.	3/18/66	$.060		$.170	$14.08
3/31/66	$14.18	-3.60%	-1.09%	-1.09%	12.48%	N.A.	N.A.	N.A.	N.A.
4/30/66	$14.70	3.67%	-.40%	2.54%	12.70%	N.A.	N.A.	N.A.	N.A.
5/31/66	$13.70	-6.40%	-6.46%	-4.02%	5.48%	N.A.	N.A.	N.A.	N.A.	6/20/66	$.060			$13.88
6/30/66	$13.42	-2.04%	-4.95%	-5.98%	9.53%	N.A.	N.A.	N.A.	N.A.
7/31/66	$12.98	-3.28%	-11.32%	-9.07%	4.21%	N.A.	N.A.	N.A.	N.A.
8/31/66	$11.67	-9.63%	-14.38%	-17.82%	-9.56%	N.A.	N.A.	N.A.	N.A.	9/20/66	$.060			$11.95
9/30/66	$11.42	-2.14%	-14.48%	-19.59%	-14.08%	N.A.	N.A.	N.A.	N.A.
10/31/66	$11.73	2.72%	-9.18%	-17.41%	-14.98%	N.A.	N.A.	N.A.	N.A.
11/30/66	$12.30	5.54%	6.09%	-12.83%	-12.53%	N.A.	N.A.	N.A.	N.A.	12/20/66	$.080			$12.54

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/66	$12.41	.90%	9.36%	-12.07%	-12.07%	N.A.	N.A.	N.A.	N.A.
1/31/67	$13.67	10.15%	17.28%	10.15%	-5.92%	N.A.	N.A.	N.A.	N.A.
2/28/67	$13.64	.51%	11.71%	10.72%	-5.12%	N.A.	N.A.	N.A.	N.A.	3/20/67	$.060		$.040	$14.19
3/31/67	$14.35	5.21%	16.45%	16.45%	3.52%	N.A.	N.A.	N.A.	N.A.
4/30/67	$15.15	5.57%	11.61%	22.94%	5.43%	N.A.	N.A.	N.A.	N.A.
5/31/67	$14.25	-5.54%	4.91%	16.12%	6.39%	N.A.	N.A.	N.A.	N.A.	6/20/67	$.060			$14.92
6/30/67	$14.47	1.54%	1.24%	17.89%	10.27%	N.A.	N.A.	N.A.	N.A.
7/31/67	$15.50	7.12%	2.72%	26.28%	22.12%	N.A.	N.A.	N.A.	N.A.
8/31/67	$15.34	-.65%	8.07%	25.47%	34.28%	N.A.	N.A.	N.A.	N.A.	9/20/67	$.060			$15.77
9/30/67	$15.88	3.52%	10.16%	29.87%	42.04%	N.A.	N.A.	N.A.	N.A.
10/31/67	$15.30	-3.65%	-.92%	25.13%	33.23%	N.A.	N.A.	N.A.	N.A.
11/30/67	$15.23	.13%	-.13%	25.29%	26.42%	N.A.	N.A.	N.A.	N.A.	12/20/67	$.090			$15.33
12/31/67	$15.58	2.30%	-1.31%	28.17%	28.17%	10.05%	N.A.	N.A.	N.A.
1/31/68	$14.95	-4.04%	-1.71%	-4.04%	11.65%	7.78%	N.A.	N.A.	N.A.
2/29/68	$14.60	-.47%	-2.30%	-4.49%	10.59%	6.78%	N.A.	N.A.	N.A.	3/20/68	$.060		$.220	$14.41
3/31/68	$14.70	.69%	-3.82%	-3.82%	5.86%	7.22%	N.A.	N.A.	N.A.
4/30/68	$16.17	10.00%	10.26%	5.80%	10.30%	9.44%	N.A.	N.A.	N.A.
5/31/68	$16.60	3.03%	14.11%	9.01%	20.34%	10.52%	N.A.	N.A.	N.A.	6/20/68	$.060			$16.98
6/30/68	$16.74	.84%	14.28%	9.92%	19.50%	13.01%	N.A.	N.A.	N.A.
7/31/68	$16.49	-1.49%	2.34%	8.28%	9.89%	11.83%	N.A.	N.A.	N.A.
8/31/68	$16.90	2.85%	2.17%	11.36%	13.77%	11.37%	N.A.	N.A.	N.A.	9/20/68	$.060			$17.67
9/30/68	$18.00	6.51%	7.89%	18.60%	17.04%	12.62%	N.A.	N.A.	N.A.
10/31/68	$18.34	1.89%	11.60%	20.84%	23.77%	11.92%	N.A.	N.A.	N.A.
11/30/68	$19.23	5.45%	14.44%	27.42%	30.35%	12.95%	N.A.	N.A.	N.A.	12/20/68	$.110			$19.20

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/68	$18.76	-2.44%	4.82%	24.31%	24.31%	11.90%	N.A.	N.A.	N.A.
1/31/69	$18.44	-1.71%	1.12%	-1.71%	27.34%	10.18%	N.A.	N.A.	N.A.
2/28/69	$16.54	-5.10%	-9.00%	-6.72%	21.39%	8.40%	N.A.	N.A.	N.A.	3/20/69	$.060		$.900	$16.63
3/31/69	$16.94	2.42%	-4.49%	-4.49%	23.44%	10.60%	N.A.	N.A.	N.A.
4/30/69	$17.16	1.30%	-1.57%	-3.25%	13.68%	9.75%	N.A.	N.A.	N.A.
5/31/69	$16.91	-1.05%	2.66%	-4.26%	9.18%	11.80%	N.A.	N.A.	N.A.	6/20/69	$.070			$15.48
6/30/69	$15.63	-7.57%	-7.32%	-11.48%	.11%	9.67%	N.A.	N.A.	N.A.
7/31/69	$14.55	-6.91%	-14.83%	-17.59%	-5.39%	8.28%	N.A.	N.A.	N.A.
8/31/69	$15.26	5.43%	-9.28%	-13.12%	-3.00%	14.00%	N.A.	N.A.	N.A.	9/19/69	$.080			$15.21
9/30/69	$15.07	-1.25%	-3.07%	-14.20%	-10.07%	14.34%	N.A.	N.A.	N.A.
10/31/69	$16.17	7.30%	11.72%	-7.94%	-5.29%	16.02%	N.A.	N.A.	N.A.
11/30/69	$15.30	-4.51%	1.18%	-12.09%	-14.24%	12.22%	N.A.	N.A.	N.A.	12/19/69	$.140			$14.96
12/31/69	$15.00	-1.96%	.47%	-13.80%	-13.80%	11.16%	7.39%	N.A.	N.A.
1/31/70	$13.93	-7.13%	-13.05%	-7.13%	-18.56%	5.01%	5.36%	N.A.	N.A.
2/28/70	$14.78	7.04%	-2.55%	-.60%	-8.12%	7.24%	6.31%	N.A.	N.A.	3/20/70	$.080		$.050	$14.20
3/31/70	$14.58	-1.35%	-1.91%	-1.91%	-11.47%	4.98%	6.14%	N.A.	N.A.
4/30/70	$13.17	-9.67%	-4.59%	-11.40%	-21.06%	-.34%	3.30%	N.A.	N.A.
5/31/70	$12.06	-7.82%	-17.86%	-18.33%	-26.49%	-1.14%	1.63%	N.A.	N.A.	6/19/70	$.080			$12.02
6/30/70	$11.36	-5.80%	-21.57%	-23.06%	-25.08%	-3.59%	1.60%	N.A.	N.A.
7/31/70	$12.30	8.27%	-5.99%	-16.70%	-12.86%	-3.24%	2.89%	N.A.	N.A.
8/31/70	$12.76	4.39%	6.47%	-13.04%	-13.72%	-1.63%	2.94%	N.A.	N.A.	9/18/70	$.080			$13.16
9/30/70	$13.29	4.15%	17.70%	-9.45%	-9.03%	-1.43%	3.17%	N.A.	N.A.
10/31/70	$12.82	-3.54%	4.86%	-12.65%	-18.21%	-1.39%	1.67%	N.A.	N.A.
11/30/70	$13.08	3.20%	3.68%	-9.86%	-11.63%	-.40%	1.78%	N.A.	N.A.	12/18/70	$.150			$13.59

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/70	$13.88	6.12%	5.59%	-4.38%	-4.38%	.81%	2.92%	N.A.	N.A.
1/31/71	$15.02	8.21%	18.45%	8.21%	11.42%	4.94%	3.95%	N.A.	N.A.
2/28/71	$15.18	1.60%	16.67%	9.94%	5.72%	5.65%	4.35%	N.A.	N.A.	3/20/71	$.080			$15.90
3/31/71	$15.92	4.88%	15.27%	15.27%	12.37%	7.08%	6.12%	N.A.	N.A.
4/30/71	$16.64	4.52%	11.34%	20.49%	30.02%	5.28%	6.29%	N.A.	N.A.
5/31/71	$15.86	-4.21%	5.01%	15.42%	35.12%	2.76%	6.79%	N.A.	N.A.	6/18/71	$.080			$15.56
6/30/71	$15.65	-1.32%	-1.19%	13.90%	41.56%	2.02%	6.95%	N.A.	N.A.
7/31/71	$14.88	-4.92%	-10.12%	8.30%	24.31%	.82%	6.58%	N.A.	N.A.
8/31/71	$15.59	5.31%	-1.20%	14.05%	25.43%	1.62%	9.89%	N.A.	N.A.	9/20/71	$.080			$15.77
9/30/71	$15.59	.00%	.12%	14.04%	20.42%	-.50%	10.37%	N.A.	N.A.
10/31/71	$14.79	-5.13%	-.10%	8.19%	18.43%	-2.83%	8.63%	N.A.	N.A.
11/30/71	$14.36	-2.10%	-7.12%	5.92%	12.40%	-5.21%	7.01%	N.A.	N.A.	12/20/71	$.120			$15.48
12/31/71	$15.68	9.19%	1.36%	15.59%	15.59%	-1.60%	8.71%	N.A.	N.A.
1/31/72	$16.05	2.36%	9.36%	2.36%	9.34%	-.26%	7.12%	N.A.	N.A.
2/29/72	$16.45	2.99%	15.11%	5.42%	10.86%	2.50%	7.65%	N.A.	N.A.	3/20/72	$.080			$16.57
3/31/72	$16.48	.18%	5.61%	5.61%	5.90%	1.75%	6.60%	N.A.	N.A.
4/30/72	$17.00	3.16%	6.43%	8.94%	4.51%	2.37%	6.11%	N.A.	N.A.
5/31/72	$17.21	1.71%	5.11%	10.80%	10.95%	3.30%	7.69%	N.A.	N.A.	6/20/72	$.080			$16.80
6/30/72	$16.39	-4.76%	-.07%	5.53%	7.10%	4.34%	6.32%	N.A.	N.A.
7/31/72	$16.38	-.06%	-3.19%	5.47%	12.57%	6.83%	4.86%	N.A.	N.A.
8/31/72	$17.00	4.27%	-.76%	9.98%	11.47%	6.44%	5.88%	N.A.	N.A.	9/20/72	$.080			$16.60
9/30/72	$16.71	-1.71%	2.44%	8.11%	9.58%	6.28%	4.79%	N.A.	N.A.
10/31/72	$16.72	.06%	2.57%	8.18%	15.57%	3.83%	5.59%	N.A.	N.A.
11/30/72	$17.38	4.61%	2.88%	13.16%	23.56%	7.03%	6.51%	N.A.	N.A.	12/20/72	$.110			$17.18

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/72	$17.28	-.58%	4.07%	12.52%	12.52%	7.54%	5.91%	N.A.	N.A.
1/31/73	$16.41	-5.04%	-1.23%	-5.04%	4.39%	8.34%	5.69%	N.A.	N.A.
2/28/73	$15.66	-4.14%	-9.49%	-8.97%	-2.84%	4.42%	4.89%	N.A.	N.A.	3/20/73	$.070			$15.58
3/31/73	$15.58	-.51%	-9.43%	-9.43%	-3.51%	4.71%	4.64%	N.A.	N.A.
4/30/73	$14.70	-5.65%	-10.02%	-14.55%	-11.75%	6.24%	1.48%	N.A.	N.A.
5/31/73	$14.68	.41%	-5.75%	-14.20%	-12.88%	9.32%	.96%	N.A.	N.A.	6/20/73	$.080			$14.67
6/30/73	$14.58	-.68%	-5.91%	-14.78%	-9.15%	11.26%	.65%	N.A.	N.A.
7/31/73	$15.65	7.34%	7.04%	-8.53%	-2.42%	10.94%	2.40%	N.A.	N.A.
8/31/73	$15.33	-1.53%	4.97%	-9.93%	-7.86%	8.81%	1.51%	N.A.	N.A.	9/20/73	$.080			$16.04
9/30/73	$16.44	7.24%	13.32%	-3.43%	.50%	9.87%	1.64%	N.A.	N.A.
10/31/73	$16.61	1.03%	6.66%	-2.44%	1.48%	11.57%	1.48%	N.A.	N.A.
11/30/73	$14.41	-12.34%	-5.02%	-14.48%	-14.97%	5.68%	-2.21%	N.A.	N.A.	12/20/73	$.150			$14.19
12/31/73	$14.74	2.29%	-9.39%	-12.50%	-12.50%	4.40%	-1.27%	N.A.	N.A.
1/31/74	$14.82	.54%	-9.83%	.54%	-7.37%	1.87%	-.83%	N.A.	N.A.
2/28/74	$14.88	1.01%	3.89%	1.56%	-2.39%	1.69%	.43%	N.A.	N.A.	3/20/74	$.090			$14.97
3/31/74	$14.24	-4.30%	-2.81%	-2.81%	-6.11%	-1.37%	-.93%	N.A.	N.A.
4/30/74	$13.85	-2.74%	-5.99%	-5.47%	-3.21%	-3.71%	-1.73%	N.A.	N.A.
5/31/74	$13.15	-4.19%	-10.82%	-9.43%	-7.64%	-3.71%	-2.37%	N.A.	N.A.	6/20/74	$.120			$13.16
6/30/74	$12.95	-1.52%	-8.23%	-10.81%	-8.42%	-3.77%	-1.12%	N.A.	N.A.
7/31/74	$12.29	-5.10%	-10.46%	-15.36%	-19.03%	-3.83%	-.74%	N.A.	N.A.
8/31/74	$10.95	-9.93%	-15.82%	-23.76%	-25.92%	-8.71%	-3.82%	N.A.	N.A.	9/20/74	$.120			$10.98
9/30/74	$9.95	-9.13%	-22.33%	-30.72%	-37.23%	-11.58%	-5.41%	N.A.	N.A.
10/31/74	$11.58	16.38%	-4.75%	-19.37%	-27.69%	-5.35%	-3.86%	N.A.	N.A.
11/30/74	$10.94	-3.97%	1.55%	-22.58%	-20.80%	-5.94%	-3.75%	N.A.	N.A.	12/20/74	$.180			$10.47

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/74	$10.65	-2.65%	8.88%	-24.58%	-24.58%	-9.45%	-3.88%	1.60%	N.A.
1/31/75	$11.99	12.58%	5.32%	12.58%	-15.54%	-6.53%	-.10%	2.59%	N.A.
2/28/75	$12.66	6.42%	16.64%	19.81%	-11.02%	-5.50%	-.22%	2.99%	N.A.	3/20/75	$.100			$13.14
3/31/75	$13.13	3.71%	24.23%	24.23%	-3.59%	-4.41%	.77%	3.42%	N.A.
4/30/75	$13.80	5.10%	15.97%	30.57%	4.18%	-3.81%	3.87%	3.59%	N.A.
5/31/75	$14.23	3.99%	13.35%	35.77%	13.07%	-3.10%	6.41%	3.99%	N.A.	6/20/75	$.120			$14.49
6/30/75	$14.92	4.85%	14.57%	42.33%	20.36%	.05%	8.71%	5.09%	N.A.
7/31/75	$14.01	-6.10%	2.36%	33.65%	19.09%	-2.01%	5.66%	4.26%	N.A.
8/31/75	$13.63	-1.86%	-3.37%	31.17%	29.77%	-3.97%	4.36%	3.65%	N.A.	9/19/75	$.120			$13.45
9/30/75	$13.15	-3.52%	-11.08%	26.56%	37.80%	-4.56%	2.78%	2.97%	N.A.
10/31/75	$13.96	6.16%	.53%	34.36%	25.69%	-2.66%	4.77%	3.21%	N.A.
11/30/75	$14.27	3.29%	5.80%	38.79%	35.11%	-3.07%	4.80%	3.28%	N.A.	12/19/75	$.150			$13.97
12/31/75	$14.28	.07%	9.76%	38.92%	38.92%	-2.85%	3.58%	3.25%	N.A.
1/31/76	$15.95	11.70%	15.48%	11.70%	37.82%	2.54%	4.24%	4.09%	N.A.
2/29/76	$15.84	.00%	11.77%	11.69%	29.54%	4.00%	3.91%	4.13%	N.A.	3/19/76	$.110			$15.77
3/31/76	$16.06	1.39%	13.25%	13.25%	26.64%	4.66%	3.21%	4.66%	N.A.
4/30/76	$15.71	-2.18%	-.82%	10.78%	17.87%	5.93%	1.85%	4.05%	N.A.
5/31/76	$15.49	-.57%	-1.39%	10.15%	12.72%	5.58%	2.61%	4.68%	N.A.	6/18/76	$.130			$16.09
6/30/76	$16.35	5.55%	2.63%	16.23%	13.44%	7.73%	4.00%	5.46%	N.A.
7/31/76	$16.20	-.92%	3.95%	15.16%	19.70%	4.90%	4.86%	5.72%	N.A.
8/31/76	$15.89	-1.11%	3.42%	13.88%	20.59%	5.05%	3.55%	6.68%	N.A.	9/20/76	$.130			$16.26
9/30/76	$16.15	1.64%	-.43%	15.72%	27.02%	3.19%	3.88%	7.08%	N.A.
10/31/76	$15.74	-2.54%	-2.06%	12.78%	16.61%	1.95%	4.44%	6.52%	N.A.
11/30/76	$15.85	1.65%	.69%	14.65%	14.73%	7.11%	5.25%	6.12%	N.A.	12/20/76	$.150			$16.33

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/76	$16.90	6.62%	5.61%	22.21%	22.21%	8.59%	4.74%	6.70%	N.A.
1/31/77	$16.17	-4.32%	3.68%	-4.32%	4.69%	6.81%	3.34%	5.21%	N.A.
2/28/77	$15.84	-1.30%	.69%	-5.56%	3.32%	5.99%	2.46%	5.02%	N.A.	3/18/77	$.120			$16.19
3/31/77	$15.68	-1.01%	-6.53%	-6.53%	.86%	7.19%	2.21%	4.38%	N.A.
4/30/77	$15.82	.89%	-1.44%	-5.70%	4.03%	8.50%	1.76%	3.91%	N.A.
5/31/77	$15.37	-1.96%	-2.08%	-7.54%	2.61%	9.34%	1.01%	4.30%	N.A.	6/20/77	$.140			$16.03
6/30/77	$16.09	4.69%	3.51%	-3.25%	1.73%	11.58%	2.94%	4.62%	N.A.
7/31/77	$15.89	-1.24%	1.32%	-4.45%	1.40%	13.07%	2.69%	3.77%	N.A.
8/31/77	$15.49	-1.64%	1.69%	-6.01%	.88%	16.43%	1.50%	3.67%	N.A.	9/20/77	$.140			$15.32
9/30/77	$15.47	-.13%	-2.98%	-6.13%	-.87%	20.16%	1.82%	3.30%	N.A.
10/31/77	$14.87	-3.88%	-5.56%	-9.77%	-2.23%	12.74%	1.01%	3.27%	N.A.
11/30/77	$15.36	4.44%	.26%	-5.76%	.48%	15.91%	.98%	3.71%	N.A.	12/20/77	$.170			$14.92
12/31/77	$15.30	-.39%	.03%	-6.10%	-6.10%	16.82%	1.02%	3.44%	N.A.
1/31/78	$14.35	-6.21%	-2.40%	-6.21%	-7.96%	9.92%	.77%	3.20%	N.A.
2/28/78	$13.75	-1.32%	-7.81%	-7.45%	-7.97%	7.19%	1.35%	3.11%	N.A.	3/20/78	$.140		$.270	$14.43
3/31/78	$14.24	3.56%	-4.28%	-4.28%	-3.84%	7.09%	2.14%	3.38%	N.A.
4/30/78	$15.60	9.55%	11.80%	4.86%	4.41%	8.58%	5.24%	3.34%	N.A.
5/31/78	$15.86	2.63%	16.44%	7.61%	9.34%	8.11%	5.70%	3.30%	N.A.	6/20/78	$.150			$15.79
6/30/78	$15.68	-1.13%	11.16%	6.40%	3.26%	6.02%	5.61%	3.10%	N.A.
7/31/78	$16.61	5.93%	7.49%	12.71%	10.76%	10.37%	5.33%	3.85%	N.A.
8/31/78	$17.01	3.37%	8.26%	16.51%	16.39%	12.29%	6.36%	3.91%	N.A.	9/20/78	$.160			$16.75
9/30/78	$16.85	-.94%	8.49%	15.43%	15.46%	13.29%	4.69%	3.16%	N.A.
10/31/78	$15.18	-9.91%	-7.74%	3.99%	8.21%	7.25%	2.32%	1.89%	N.A.
11/30/78	$15.40	2.64%	-8.41%	6.73%	6.31%	7.02%	5.59%	1.62%	N.A.	12/20/78	$.180			$15.48

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/78	$15.79	2.53%	-5.20%	9.42%	9.42%	7.88%	5.64%	2.12%	N.A.
1/31/79	$16.52	4.62%	10.09%	4.62%	22.06%	5.56%	6.48%	2.76%	N.A.
2/28/79	$15.48	-2.78%	4.29%	1.71%	20.42%	4.57%	5.67%	3.01%	N.A.	3/20/79	$.150		$.430	$16.43
3/31/79	$16.58	7.11%	8.71%	8.71%	24.28%	6.42%	8.03%	3.46%	N.A.
4/30/79	$16.69	.66%	4.60%	9.43%	14.20%	7.45%	8.78%	3.39%	N.A.
5/31/79	$16.29	-1.38%	6.33%	7.92%	9.73%	7.16%	9.41%	3.35%	N.A.	6/20/79	$.170			$16.90
6/30/79	$16.92	3.87%	3.08%	12.05%	15.25%	6.58%	10.57%	4.56%	N.A.
7/31/79	$17.19	1.60%	4.03%	13.84%	10.53%	7.47%	12.09%	5.48%	N.A.
8/31/79	$18.11	6.40%	12.28%	21.13%	13.75%	10.13%	15.89%	5.58%	N.A.	9/20/79	$.180			$18.09
9/30/79	$17.93	-.99%	7.02%	19.93%	13.69%	9.18%	17.89%	5.60%	N.A.
10/31/79	$16.64	-7.20%	-2.24%	11.30%	17.12%	7.41%	12.68%	4.08%	N.A.
11/30/79	$17.38	5.77%	-2.82%	17.72%	20.70%	8.85%	14.86%	5.15%	N.A.	12/20/79	$.220			$17.72
12/31/79	$17.84	2.65%	.73%	20.80%	20.80%	7.47%	16.08%	5.63%	N.A.
1/31/80	$19.13	7.23%	16.39%	7.23%	23.82%	11.63%	14.95%	7.16%	N.A.
2/29/80	$18.30	-2.67%	7.13%	4.37%	24.23%	11.12%	12.92%	6.14%	N.A.	3/20/80	$.170		$.150	$16.65
3/31/80	$16.57	-9.45%	-5.33%	-5.33%	5.20%	7.93%	9.94%	5.26%	N.A.
4/30/80	$17.17	3.62%	-8.52%	-1.91%	8.29%	8.89%	9.62%	6.71%	N.A.
5/31/80	$17.94	5.71%	-.82%	3.69%	16.11%	11.67%	9.99%	8.18%	N.A.	6/20/80	$.210			$18.42
6/30/80	$18.46	2.90%	12.68%	6.67%	15.00%	11.02%	9.57%	9.14%	N.A.
7/31/80	$20.16	9.21%	18.75%	16.49%	23.61%	14.81%	12.93%	9.23%	N.A.
8/31/80	$20.05	.55%	12.99%	17.12%	16.81%	15.65%	13.47%	8.83%	N.A.	9/19/80	$.220			$21.43
9/30/80	$20.68	3.14%	13.18%	20.72%	21.61%	16.87%	14.98%	8.71%	N.A.
10/31/80	$21.14	2.23%	5.94%	23.41%	33.95%	19.29%	14.12%	9.34%	N.A.
11/30/80	$23.00	9.93%	15.91%	35.66%	39.25%	21.33%	15.54%	10.04%	N.A.	12/19/80	$.240			$21.99

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/80	$22.57	-1.87%	10.33%	33.19%	33.19%	20.75%	15.10%	9.19%	N.A.
1/31/81	$21.60	-4.30%	3.29%	-4.30%	18.87%	21.57%	11.60%	7.86%	N.A.
2/28/81	$20.46	3.06%	-3.22%	-1.37%	25.64%	23.40%	12.27%	8.01%	N.A.	3/20/81	$.220		$1.580	$21.12
3/31/81	$21.30	4.11%	2.42%	2.42%	44.09%	23.51%	12.81%	7.91%	N.A.
4/30/81	$21.06	-1.13%	5.81%	1.27%	37.49%	19.36%	13.05%	7.31%	N.A.
5/31/81	$21.21	1.80%	4.79%	3.09%	32.46%	19.03%	13.60%	7.96%	N.A.	6/19/81	$.230			$21.05
6/30/81	$20.75	-2.17%	-1.52%	.86%	25.94%	18.62%	11.88%	7.87%	N.A.
7/31/81	$20.61	-.67%	-1.07%	.18%	14.54%	16.10%	11.94%	8.34%	N.A.
8/31/81	$19.65	-3.49%	-6.22%	-3.32%	10.02%	13.47%	11.40%	7.40%	N.A.	9/18/81	$.240			$18.54
9/30/81	$18.55	-5.60%	-9.44%	-8.66%	.77%	11.69%	9.78%	6.79%	N.A.
10/31/81	$19.25	3.77%	-5.39%	-5.22%	2.30%	17.08%	11.17%	7.75%	N.A.
11/30/81	$20.12	6.03%	3.87%	.50%	-1.39%	18.36%	12.12%	8.62%	N.A.	12/18/81	$.290			$19.63
12/31/81	$19.50	-3.08%	6.67%	-2.57%	-2.57%	16.17%	10.00%	7.34%	N.A.
1/31/82	$19.25	-1.28%	1.48%	-1.28%	.50%	13.94%	10.69%	6.95%	N.A.
2/28/82	$17.93	-4.10%	-8.25%	-5.33%	-6.24%	13.50%	10.06%	6.19%	N.A.	3/19/82	$.230		$.300	$17.88
3/31/82	$18.13	1.12%	-4.27%	-4.27%	-8.93%	11.35%	10.53%	6.29%	N.A.
4/30/82	$18.90	4.25%	1.09%	-.21%	-3.98%	12.65%	11.26%	6.40%	N.A.
5/31/82	$17.94	-3.76%	1.45%	-3.96%	-9.23%	11.76%	10.85%	5.82%	N.A.	6/18/82	$.250			$17.16
6/30/82	$17.56	-2.12%	-1.73%	-5.93%	-9.13%	9.59%	9.39%	6.11%	N.A.
7/31/82	$17.14	-2.39%	-7.99%	-8.18%	-10.70%	8.13%	9.13%	5.86%	N.A.
8/31/82	$19.14	13.19%	8.14%	3.93%	4.66%	10.39%	12.24%	6.73%	N.A.	9/20/82	$.260			$19.64
9/30/82	$19.11	-.16%	10.27%	3.73%	10.66%	10.68%	12.22%	6.90%	N.A.
10/31/82	$21.38	11.88%	26.39%	16.05%	19.29%	17.80%	15.68%	8.10%	N.A.
11/30/82	$22.07	4.40%	16.62%	21.15%	17.42%	17.30%	15.66%	8.07%	N.A.	12/20/82	$.250			$21.55
Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/82	$22.23	.72%	17.68%	22.06%	22.06%	16.57%	15.93%	8.22%	N.A.
1/31/83	$23.04	3.64%	9.01%	3.64%	28.15%	15.26%	18.27%	9.17%	N.A.
2/28/83	$22.77	3.13%	7.66%	6.88%	37.80%	17.43%	19.35%	9.97%	N.A.	3/18/83	$.220		$.770	$23.20
3/31/83	$23.54	3.38%	10.41%	10.41%	40.79%	22.70%	19.29%	10.38%	N.A.
4/30/83	$25.30	7.48%	14.50%	18.67%	45.15%	24.21%	18.83%	11.83%	N.A.
5/31/83	$25.11	.20%	11.33%	18.90%	51.02%	22.02%	18.26%	11.81%	N.A.	6/20/83	$.240			$26.20
6/30/83	$26.00	3.55%	11.46%	23.07%	59.70%	22.26%	19.36%	12.27%	N.A.
7/31/83	$25.26	-2.85%	.76%	19.57%	58.95%	17.59%	17.31%	11.16%	N.A.
8/31/83	$25.70	2.77%	3.39%	22.88%	44.37%	18.48%	17.17%	11.63%	N.A.	9/20/83	$.260			$26.61
9/30/83	$26.41	2.76%	2.57%	26.23%	48.54%	18.32%	18.02%	11.16%	N.A.
10/31/83	$25.83	-2.20%	3.26%	23.46%	29.85%	16.59%	19.98%	10.80%	N.A.
11/30/83	$26.19	2.48%	3.00%	26.52%	27.44%	13.87%	19.94%	12.54%	N.A.	12/20/83	$.280			$25.73
12/31/83	$26.19	.00%	.25%	26.54%	26.54%	14.60%	19.35%	12.29%	N.A.
1/31/84	$25.98	-.80%	1.68%	-.80%	21.12%	15.98%	18.08%	12.13%	N.A.
2/29/84	$23.01	-3.31%	-4.09%	-4.09%	13.64%	13.63%	18.00%	11.64%	N.A.	3/20/84	$.230		$1.880	$23.46
3/31/84	$23.83	3.56%	-.83%	-.83%	13.66%	13.37%	17.18%	12.51%	N.A.
4/30/84	$24.05	.92%	.90%	.09%	6.73%	14.15%	17.24%	12.93%	N.A.
5/31/84	$22.36	-5.99%	-1.74%	-5.90%	.18%	11.16%	16.13%	12.72%	N.A.	6/20/84	$.250			$22.75
6/30/84	$22.60	1.07%	-4.12%	-4.91%	-2.23%	12.36%	15.49%	13.01%	N.A.
7/31/84	$21.75	-3.76%	-8.57%	-8.49%	-3.15%	11.19%	14.25%	13.16%	N.A.
8/31/84	$24.05	11.77%	8.72%	2.28%	5.37%	16.74%	15.38%	15.63%	N.A.	9/20/84	$.260			$24.13
9/30/84	$23.91	-.58%	6.94%	1.68%	1.93%	18.77%	15.47%	16.68%	N.A.
10/31/84	$23.96	.21%	11.35%	1.90%	4.44%	17.39%	17.26%	14.95%	N.A.
11/30/84	$23.87	.79%	.42%	2.70%	2.70%	15.42%	16.14%	15.49%	N.A.	12/20/84	$.280			$24.29

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/84	$24.45	2.43%	3.44%	5.18%	5.18%	17.55%	16.09%	16.08%	8.60%
1/31/85	$26.01	6.38%	9.81%	6.38%	12.79%	20.52%	15.90%	15.43%	8.82%
2/28/85	$25.13	2.27%	11.44%	8.80%	19.49%	23.13%	17.01%	14.97%	8.82%	3/20/85	$.240		$1.230	$24.85
3/31/85	$25.19	.24%	9.12%	9.12%	15.73%	22.80%	19.43%	14.59%	8.86%
4/30/85	$25.31	.48%	3.07%	9.64%	15.22%	21.30%	18.70%	14.07%	8.70%
5/31/85	$26.50	5.69%	6.45%	15.88%	29.55%	25.12%	18.70%	14.26%	9.00%	6/20/85	$.250			$26.13
6/30/85	$26.96	1.74%	8.05%	17.91%	30.42%	26.75%	18.44%	13.92%	9.42%
7/31/85	$27.45	1.82%	9.49%	20.05%	37.98%	28.54%	16.79%	14.84%	9.42%
8/31/85	$27.01	-.69%	2.87%	19.22%	22.60%	23.07%	16.51%	14.98%	9.17%	9/20/85	$.250			$26.06
9/30/85	$26.36	-2.41%	-1.29%	16.39%	20.39%	22.16%	15.24%	15.11%	8.87%
10/31/85	$27.65	4.89%	1.70%	22.08%	26.02%	19.56%	15.84%	14.97%	8.93%
11/30/85	$29.35	7.12%	9.66%	30.78%	33.96%	20.58%	15.23%	15.39%	9.17%	12/20/85	$.270			$30.64
12/31/85	$30.95	5.45%	18.45%	37.86%	37.86%	22.42%	16.89%	15.99%	9.44%
1/31/86	$31.26	1.00%	14.05%	1.00%	30.89%	21.38%	18.16%	14.83%	9.33%
2/28/86	$30.65	7.13%	14.11%	8.21%	37.03%	22.96%	19.14%	15.62%	9.73%	3/20/86	$.240		$2.600	$32.22
3/31/86	$32.36	5.58%	13.77%	13.77%	43.73%	23.65%	19.37%	16.05%	10.20%
4/30/86	$31.91	-1.39%	11.08%	12.19%	41.07%	20.15%	19.31%	16.14%	9.93%
5/31/86	$32.84	3.70%	7.96%	16.34%	38.39%	21.55%	19.75%	16.63%	10.49%	6/20/86	$.250			$32.53
6/30/86	$33.02	.55%	2.82%	16.98%	36.78%	20.37%	20.41%	16.07%	10.64%
7/31/86	$30.98	-6.18%	-2.17%	9.76%	26.04%	18.98%	19.04%	15.44%	10.47%
8/31/86	$33.25	8.07%	1.95%	18.61%	37.11%	21.01%	21.75%	16.47%	11.46%	9/19/86	$.230			$31.18
9/30/86	$30.84	-7.25%	-5.91%	10.07%	30.37%	16.96%	21.33%	15.41%	11.17%
10/31/86	$32.55	5.54%	5.84%	16.17%	31.18%	19.96%	21.74%	16.34%	11.32%
11/30/86	$32.16	3.47%	1.29%	20.20%	26.76%	20.34%	21.14%	16.55%	11.21%	12/20/86	$.220		$1.300	$32.32

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/86	$31.66	-1.55%	7.49%	18.31%	18.31%	19.71%	21.52%	15.62%	11.07%
1/31/87	$36.03	13.80%	15.90%	13.80%	33.30%	25.31%	25.02%	17.64%	11.25%
2/28/87	$37.09	3.55%	16.02%	17.85%	29.38%	28.28%	26.96%	18.21%	11.42%	3/20/87	$.220			$38.92
3/31/87	$37.84	2.02%	20.20%	20.20%	24.99%	27.63%	27.18%	18.56%	11.25%
4/30/87	$37.90	.16%	5.79%	20.39%	26.95%	27.31%	26.16%	18.48%	10.96%
5/31/87	$38.23	1.50%	3.72%	22.20%	24.26%	30.61%	27.50%	18.89%	11.36%	6/19/87	$.240			$40.57
6/30/87	$40.18	5.10%	6.81%	28.39%	29.84%	32.31%	29.32%	18.93%	11.55%
7/31/87	$42.17	4.95%	11.92%	34.75%	45.24%	36.18%	31.20%	19.66%	11.43%
8/31/87	$43.84	4.56%	15.33%	40.88%	40.45%	33.19%	29.15%	20.39%	11.72%	9/18/87	$.250			$42.42
9/30/87	$43.55	-.66%	9.03%	39.97%	50.45%	33.16%	29.02%	20.33%	11.49%
10/31/87	$34.90	-19.86%	-16.75%	12.17%	14.24%	23.60%	20.69%	18.16%	10.47%
11/30/87	$30.61	-6.85%	-25.85%	4.49%	2.87%	20.40%	17.97%	16.81%	10.07%	12/18/87	$.330		$1.570	$33.11
12/31/87	$32.94	7.61%	-20.02%	11.95%	11.95%	22.22%	19.43%	17.67%	10.32%
1/31/88	$34.30	4.13%	3.92%	4.13%	2.43%	21.35%	19.54%	18.90%	10.77%
2/29/88	$35.96	5.57%	18.30%	9.93%	4.45%	22.62%	20.12%	19.73%	11.10%	3/18/88	$.250			$35.96
3/31/88	$34.38	-4.39%	5.10%	5.10%	-2.12%	20.70%	18.26%	18.77%	10.81%
4/30/88	$34.74	1.05%	1.99%	6.20%	-1.25%	20.93%	16.81%	17.82%	10.34%
5/31/88	$35.06	1.70%	-1.75%	8.00%	-1.02%	19.38%	17.17%	17.71%	10.27%	6/20/88	$.270			$36.16
6/30/88	$36.76	4.85%	7.72%	13.21%	-1.29%	20.58%	17.46%	18.40%	10.49%
7/31/88	$36.12	-1.74%	4.75%	11.24%	-7.58%	19.16%	17.72%	17.51%	10.47%
8/31/88	$34.88	-3.44%	-.51%	7.42%	-14.66%	18.04%	16.27%	16.71%	10.12%
9/30/88	$35.65	2.99%	-2.29%	10.63%	-11.52%	20.17%	16.32%	17.17%	9.94%	9/20/88	$.270			$35.56
10/31/88	$36.41	2.13%	1.57%	12.98%	12.76%	19.11%	17.33%	18.65%	9.95%
11/30/88	$36.02	-1.07%	4.06%	11.77%	20.29%	16.00%	16.50%	18.21%	9.60%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/88	$35.26	1.77%	2.83%	13.76%	13.76%	14.64%	16.91%	18.12%	9.83%	12/20/88	$.280		$1.110	$35.05
1/31/89	$37.92	7.55%	8.28%	7.55%	17.49%	17.06%	18.82%	18.45%	10.33%
2/28/89	$36.77	-3.03%	6.13%	4.28%	7.92%	13.39%	18.93%	18.45%	10.45%
3/31/89	$36.98	1.34%	5.68%	5.68%	14.39%	11.85%	18.41%	17.79%	10.39%	3/20/89	$.280			$36.65
4/30/89	$38.55	4.25%	2.44%	10.17%	18.00%	13.94%	19.18%	18.20%	10.55%
5/31/89	$39.90	3.50%	9.34%	14.03%	20.13%	13.87%	21.50%	18.78%	10.80%
6/30/89	$39.17	-1.08%	6.73%	12.79%	13.33%	13.25%	20.98%	18.20%	11.17%	6/20/89	$.300			$39.49
7/31/89	$42.47	8.43%	11.00%	22.29%	25.05%	18.84%	23.89%	18.97%	12.02%
8/31/89	$43.75	3.01%	10.48%	25.98%	33.41%	16.95%	21.89%	18.59%	11.89%
9/30/89	$42.67	-1.76%	9.73%	23.76%	27.26%	19.21%	21.60%	18.50%	11.86%	9/20/89	$.310			$42.61
10/31/89	$41.78	-2.08%	-.91%	21.18%	22.01%	16.26%	21.04%	19.13%	11.35%
11/30/89	$42.54	1.82%	-2.06%	23.39%	25.57%	15.65%	21.29%	18.68%	11.71%
12/31/89	$42.57	2.88%	2.57%	26.94%	26.94%	17.36%	21.40%	18.71%	11.98%	12/20/89	$.340		$.820	$41.27
1/31/90	$40.29	-5.36%	-.85%	-5.36%	11.71%	10.37%	18.59%	17.24%	12.09%
2/28/90	$41.04	1.86%	-.82%	-3.59%	17.35%	9.77%	18.48%	17.75%	11.81%
3/31/90	$41.55	1.99%	-1.68%	-1.68%	18.10%	9.76%	18.89%	19.16%	11.99%	3/20/90	$.310			$41.97
4/30/90	$40.31	-2.99%	.79%	-4.61%	9.91%	8.60%	18.06%	18.38%	12.39%
5/31/90	$44.03	9.23%	8.08%	4.19%	16.00%	11.30%	18.84%	18.77%	13.35%
6/30/90	$43.07	-1.43%	4.45%	2.70%	15.59%	8.95%	18.09%	18.26%	13.61%	6/20/90	$.330			$43.33
7/31/90	$42.54	-1.23%	6.34%	1.43%	5.29%	6.76%	17.37%	17.08%	13.09%
8/31/90	$38.34	-9.87%	-12.26%	-8.58%	-7.88%	1.60%	15.11%	15.81%	12.26%
9/30/90	$35.83	-5.69%	-16.04%	-13.78%	-11.56%	-.14%	14.33%	14.78%	11.71%	9/20/90	$.340			$36.77
10/31/90	$35.11	-2.01%	-16.71%	-15.51%	-11.49%	6.78%	12.78%	14.30%	11.79%
11/30/90	$38.10	8.52%	.29%	-8.31%	-5.67%	12.53%	13.08%	14.15%	12.08%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/90	$38.79	3.52%	10.08%	-5.09%	-5.09%	11.08%	12.66%	14.76%	11.94%	12/20/90	$.370		$.280	$38.75
1/31/91	$40.98	5.65%	18.68%	5.65%	5.95%	11.62%	13.68%	15.90%	11.80%
2/28/91	$43.70	6.64%	16.63%	12.66%	10.91%	11.99%	13.67%	16.32%	12.08%
3/31/91	$43.56	.40%	13.11%	13.11%	9.18%	13.84%	12.53%	15.90%	11.83%	3/20/91	$.310			$42.91
4/30/91	$43.88	.74%	7.85%	13.94%	13.37%	13.71%	13.01%	16.12%	11.63%
5/31/91	$46.55	6.08%	7.29%	20.87%	10.11%	15.34%	13.53%	16.60%	12.20%
6/30/91	$43.22	-6.48%	-.06%	13.04%	4.47%	11.02%	11.90%	16.07%	11.90%	6/20/91	$.320			$44.06
7/31/91	$44.79	3.63%	2.81%	17.15%	9.61%	13.01%	14.14%	16.57%	12.38%
8/31/91	$45.62	1.85%	-1.29%	19.32%	23.87%	15.04%	12.79%	17.19%	12.19%
9/30/91	$44.64	-1.47%	4.00%	17.57%	29.42%	13.35%	14.16%	17.69%	12.11%	9/20/91	$.310			$44.60
10/31/91	$45.12	1.07%	1.43%	18.83%	33.49%	12.96%	13.18%	17.38%	12.46%
11/30/91	$42.26	-6.34%	-6.72%	11.30%	15.22%	10.92%	10.95%	15.93%	12.22%
12/31/91	$44.85	9.14%	3.32%	21.48%	21.48%	13.54%	13.26%	17.32%	12.22%	12/20/91	$.300		$.870	$41.19
1/31/92	$45.01	.36%	2.59%	.36%	15.39%	10.95%	10.45%	17.51%	12.11%
2/29/92	$46.46	3.22%	13.06%	3.59%	11.69%	13.29%	10.38%	18.38%	12.12%
3/31/92	$45.09	-2.38%	1.13%	1.13%	8.61%	11.88%	9.41%	17.96%	11.97%	3/20/92	$.270			$46.09
4/30/92	$46.44	3.00%	3.78%	4.16%	11.03%	11.43%	10.03%	17.82%	11.97%
5/31/92	$46.87	.93%	1.47%	5.12%	5.64%	10.50%	9.91%	18.37%	11.92%
6/30/92	$45.53	-2.23%	1.62%	2.77%	10.43%	10.07%	8.33%	18.36%	12.07%	6/19/92	$.290			$45.14
7/31/92	$46.94	3.10%	1.72%	5.95%	9.86%	8.23%	7.95%	19.01%	12.24%
8/31/92	$45.14	-3.83%	-3.07%	1.89%	3.73%	5.78%	6.15%	17.09%	11.79%
9/30/92	$46.00	2.52%	1.65%	4.46%	7.93%	7.30%	6.82%	17.40%	12.02%	9/18/92	$.280			$46.25
10/31/92	$46.32	.70%	-.72%	5.19%	7.52%	8.31%	11.81%	16.17%	12.06%
11/30/92	$48.19	4.04%	7.40%	9.44%	19.43%	9.08%	14.41%	16.13%	12.03%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/92	$48.37	1.27%	6.09%	10.82%	10.82%	8.51%	13.03%	16.19%	12.13%	12/18/92	$.270		$.160	$48.25
1/31/93	$49.25	1.82%	7.28%	1.82%	12.43%	11.18%	12.53%	15.98%	12.52%
2/28/93	$50.93	3.41%	6.63%	5.29%	12.64%	11.75%	12.06%	16.02%	12.95%
3/31/93	$51.35	2.40%	7.82%	7.82%	18.15%	11.90%	13.61%	15.91%	13.11%	3/19/93	$.270		$.530	$51.31
4/30/93	$51.94	1.15%	7.11%	9.06%	16.03%	13.46%	13.63%	15.21%	13.51%
5/31/93	$53.51	3.02%	6.70%	12.36%	18.45%	11.28%	13.93%	15.54%	13.65%
6/30/93	$53.57	.61%	4.84%	13.04%	21.89%	12.04%	12.99%	15.20%	13.73%	6/18/93	$.260			$52.47
7/31/93	$53.57	.00%	3.65%	13.04%	18.23%	12.50%	13.39%	15.54%	13.33%
8/31/93	$55.80	4.16%	4.80%	17.74%	28.06%	18.06%	15.12%	15.70%	13.65%
9/30/93	$55.14	-.73%	3.40%	16.89%	23.99%	20.10%	14.28%	15.30%	13.21%	9/20/93	$.250			$54.45
10/31/93	$55.56	.76%	4.19%	17.78%	24.09%	21.21%	13.97%	15.64%	13.19%
11/30/93	$54.96	-1.08%	-1.06%	16.50%	17.97%	17.53%	13.97%	15.23%	13.88%
12/31/93	$53.23	1.56%	1.23%	18.32%	18.32%	16.78%	13.92%	15.41%	13.84%	12/20/93	$.270		$2.300	$52.91
1/31/94	$56.26	5.69%	6.18%	5.69%	22.82%	16.80%	13.53%	16.14%	14.12%
2/28/94	$55.00	-2.24%	4.93%	3.32%	16.11%	13.46%	13.71%	16.29%	13.93%
3/31/94	$52.30	-3.86%	-.66%	-.66%	9.01%	11.84%	12.52%	15.43%	13.96%	3/18/94	$.260		$.350	$55.11
4/30/94	$53.01	1.36%	-4.73%	.69%	9.23%	12.07%	11.89%	15.48%	14.20%
5/31/94	$53.97	1.81%	-.79%	2.51%	7.95%	10.54%	11.53%	16.40%	14.54%
6/30/94	$52.38	-2.45%	.66%	.00%	4.68%	12.11%	11.21%	15.99%	14.49%	6/20/94	$.280			$54.69
7/31/94	$54.31	3.68%	2.98%	3.68%	8.53%	12.12%	10.22%	16.86%	15.00%
8/31/94	$56.86	4.70%	5.90%	8.55%	9.09%	13.16%	10.58%	16.10%	15.87%
9/30/94	$54.95	-2.88%	5.43%	5.43%	6.72%	12.62%	10.33%	15.83%	16.25%	9/20/94	$.280			$56.10
10/31/94	$56.27	2.40%	4.13%	7.96%	8.47%	13.11%	11.32%	16.08%	15.51%
11/30/94	$54.12	-3.82%	-4.34%	3.84%	5.46%	14.11%	10.06%	15.54%	15.52%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/94	$53.94	1.27%	-.25%	5.16%	5.16%	11.30%	9.72%	15.41%	15.74%	12/20/94	$.330		$.540	$53.86
1/31/95	$54.93	1.84%	-.81%	1.84%	1.33%	11.85%	11.33%	14.91%	15.17%
2/28/95	$57.31	4.33%	7.60%	6.25%	8.14%	12.25%	11.87%	15.13%	15.05%
3/31/95	$58.69	3.24%	9.68%	9.68%	16.11%	14.36%	12.14%	15.47%	15.03%	3/20/95	$.340		$.120	$57.13
4/30/95	$60.44	2.98%	10.91%	12.95%	17.98%	14.35%	13.49%	15.75%	14.91%
5/31/95	$63.03	4.28%	10.87%	17.79%	20.85%	15.61%	12.44%	15.60%	14.93%
6/30/95	$63.38	1.07%	8.54%	19.05%	25.20%	16.89%	13.01%	15.52%	14.72%	6/14/95	$.320			$63.03
7/31/95	$65.92	4.01%	9.62%	23.82%	25.58%	17.24%	14.18%	15.77%	15.30%
8/31/95	$66.90	1.49%	6.68%	25.66%	21.74%	19.36%	16.92%	16.01%	15.50%
9/30/95	$68.12	2.30%	7.98%	28.55%	28.24%	19.28%	18.84%	16.56%	15.83%	9/15/95	$.320			$68.55
10/31/95	$66.04	-3.05%	.65%	24.62%	21.38%	17.78%	18.58%	15.65%	15.31%
11/30/95	$69.45	5.16%	4.30%	31.06%	32.73%	18.19%	17.84%	15.44%	15.41%
12/31/95	$67.83	1.77%	3.75%	33.38%	33.38%	18.40%	17.44%	15.03%	15.51%	12/15/95	$.480		$2.340	$67.16
1/31/96	$69.48	2.43%	9.63%	2.43%	34.15%	18.64%	16.72%	15.19%	15.01%
2/29/96	$70.50	1.47%	5.78%	3.94%	30.48%	17.88%	15.56%	14.61%	15.09%
3/31/96	$71.65	2.27%	6.29%	6.29%	29.25%	17.83%	15.99%	14.25%	15.14%	3/15/96	$.300	$.020	$.130	$71.89
4/30/96	$74.02	3.31%	7.20%	9.81%	29.66%	18.67%	16.57%	14.78%	15.46%
5/31/96	$74.94	1.24%	6.96%	11.17%	25.88%	17.98%	15.49%	14.50%	15.56%
6/30/96	$73.67	-1.27%	3.26%	9.76%	22.97%	17.24%	16.75%	14.30%	15.18%	6/14/96	$.320			$73.99
7/31/96	$70.58	-4.20%	-4.24%	5.16%	13.27%	15.58%	14.93%	14.54%	14.99%
8/31/96	$73.10	3.57%	-2.03%	8.91%	15.60%	15.36%	15.32%	14.05%	15.25%
9/30/96	$75.06	3.12%	2.32%	12.31%	16.53%	16.83%	16.37%	15.26%	15.34%	9/18/96	$.320			$75.04
10/31/96	$76.27	1.62%	8.52%	14.12%	22.14%	17.16%	16.49%	14.82%	15.58%
11/30/96	$82.85	8.63%	13.82%	23.97%	26.16%	20.87%	20.00%	15.39%	15.96%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/96	$79.81	-1.37%	8.87%	22.26%	22.26%	19.69%	17.59%	15.41%	15.51%	12/18/96	$.350	$.300	$1.230	$78.80
1/31/97	$82.73	3.66%	11.06%	3.66%	23.74%	18.93%	18.36%	14.33%	15.98%
2/28/97	$83.34	.74%	2.99%	4.43%	22.84%	20.12%	17.78%	14.02%	16.09%
3/31/97	$80.99	-1.88%	2.46%	2.46%	17.86%	20.94%	17.90%	13.58%	16.04%	3/27/97	$.300	$.130	$.360	$82.13
4/30/97	$84.09	3.83%	2.62%	6.38%	18.45%	21.91%	18.09%	13.99%	16.21%
5/31/97	$89.64	6.60%	8.60%	13.40%	24.71%	23.80%	19.39%	14.55%	16.70%
6/30/97	$93.14	4.29%	15.42%	18.26%	31.74%	26.57%	20.94%	14.46%	16.68%	6/26/97	$.340			$92.92
7/31/97	$100.65	8.07%	20.13%	27.79%	48.57%	28.34%	22.08%	14.80%	17.20%
8/31/97	$98.08	-2.56%	9.82%	24.53%	39.79%	25.30%	22.41%	13.99%	17.15%
9/30/97	$102.27	4.68%	10.24%	30.36%	41.91%	28.47%	22.92%	14.59%	17.42%	9/26/97	$.400			$101.72
10/31/97	$98.20	-3.98%	-2.05%	25.18%	34.10%	25.74%	21.76%	16.68%	17.42%
11/30/97	$99.72	1.55%	2.07%	27.11%	25.37%	28.04%	21.17%	17.74%	17.25%
12/31/97	$94.57	1.02%	-1.50%	28.41%	28.41%	27.94%	21.11%	17.00%	17.33%	12/29/97	$.450	$.370	$5.230	$92.80
1/31/98	$94.07	-.53%	2.03%	-.53%	23.22%	26.93%	20.55%	16.47%	17.68%
2/28/98	$99.04	5.28%	5.79%	4.73%	28.78%	27.33%	20.98%	16.44%	18.07%
3/31/98	$101.85	4.78%	9.72%	9.72%	37.52%	27.95%	21.53%	17.51%	18.14%	3/27/98	$.390	$.050	$1.480	$101.79
4/30/98	$103.36	1.48%	11.95%	11.35%	34.41%	27.33%	21.62%	17.56%	17.69%
5/31/98	$100.60	-2.67%	3.50%	8.38%	22.73%	24.43%	20.24%	17.04%	17.37%
6/30/98	$100.39	.18%	-1.06%	8.57%	17.90%	24.06%	20.14%	16.51%	17.45%	6/26/98	$.390			$99.69
7/31/98	$95.18	-5.19%	-7.55%	2.94%	3.43%	20.30%	18.86%	16.10%	16.80%
8/31/98	$82.25	-13.59%	-17.92%	-11.05%	-8.27%	14.02%	14.51%	14.81%	15.76%
9/30/98	$85.65	4.60%	-14.30%	-6.95%	-8.35%	14.87%	15.71%	14.99%	16.08%	9/28/98	$.400			$88.39
10/31/98	$92.31	7.77%	-2.58%	.29%	2.87%	19.00%	17.28%	15.61%	17.12%
11/30/98	$96.98	5.06%	18.44%	5.36%	6.45%	18.96%	18.70%	16.31%	17.26%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/98	$90.70	.02%	13.26%	5.39%	5.39%	18.28%	18.34%	16.11%	17.11%	12/29/98	$.380	$.540	$5.350	$90.13
1/31/99	$90.67	-.04%	5.06%	-.04%	5.92%	17.33%	17.03%	15.27%	16.85%
2/28/99	$89.68	-1.09%	-1.10%	-1.13%	-.48%	16.33%	17.30%	15.49%	16.96%
3/31/99	$93.17	5.72%	4.53%	4.53%	.40%	17.62%	19.55%	15.98%	16.88%	3/29/99	$.380		$1.290	$94.92
4/30/99	$104.08	11.71%	16.81%	16.77%	10.53%	20.73%	21.90%	16.79%	17.49%
5/31/99	$103.95	-.13%	17.95%	16.62%	13.41%	20.18%	21.43%	16.37%	17.57%
6/30/99	$108.34	4.55%	16.64%	21.93%	18.35%	22.50%	23.12%	17.02%	17.61%	6/28/99	$.330			$106.52
7/31/99	$105.33	-2.78%	1.52%	18.54%	21.36%	23.09%	21.55%	15.75%	17.35%
8/31/99	$103.83	-1.42%	.20%	16.85%	38.44%	21.08%	20.09%	15.24%	16.90%
9/30/99	$98.90	-4.40%	-8.39%	11.70%	26.51%	18.06%	19.72%	14.93%	16.70%	9/28/99	$.350			$97.62
10/31/99	$100.27	1.38%	-4.46%	13.25%	19.02%	17.97%	19.47%	15.33%	17.22%
11/30/99	$101.72	1.45%	-1.68%	14.88%	14.91%	15.32%	20.76%	15.28%	16.97%
12/31/99	$100.52	4.63%	7.62%	20.20%	20.20%	17.62%	21.55%	15.48%	17.08%	12/28/99	$.420	$.700	$4.710	$99.18
1/31/00	$95.53	-4.97%	.87%	-4.97%	14.27%	14.26%	19.88%	15.53%	16.38%
2/29/00	$90.71	-5.05%	-5.58%	-9.76%	9.71%	12.02%	17.64%	14.72%	16.23%
3/31/00	$95.47	11.11%	.26%	.26%	15.30%	16.76%	19.38%	15.71%	17.42%	3/29/00	$.500		$4.720	$93.68
4/30/00	$97.81	2.45%	8.09%	2.72%	5.76%	16.25%	19.26%	16.34%	17.35%
5/31/00	$99.89	2.13%	16.25%	4.90%	8.14%	14.60%	18.77%	15.56%	17.15%
6/30/00	$92.85	-6.55%	-2.23%	-1.96%	-3.35%	10.49%	16.92%	14.95%	16.59%	6/28/00	$.510			$94.86
7/31/00	$94.51	1.79%	-2.85%	-.21%	1.19%	8.30%	16.41%	15.29%	16.18%
8/31/00	$99.08	4.84%	-.28%	4.62%	7.63%	10.98%	17.17%	17.05%	16.43%
9/30/00	$98.09	-.44%	6.24%	4.16%	12.10%	9.13%	16.54%	17.68%	16.22%	9/27/00	$.550			$96.88
10/31/00	$101.19	3.16%	7.68%	7.45%	14.05%	11.77%	18.00%	18.29%	16.28%
11/30/00	$100.89	-.30%	2.40%	7.14%	12.10%	11.10%	16.74%	17.29%	15.71%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/00	$96.67	8.56%	11.66%	16.30%	16.30%	13.79%	18.26%	17.85%	16.29%	12/27/00	$.530	$.290	$12.090	$97.07
1/31/01	$98.69	2.09%	10.49%	2.09%	24.93%	14.79%	18.18%	17.45%	16.67%
2/28/01	$98.92	.24%	11.09%	2.32%	31.88%	12.92%	17.90%	16.72%	16.52%
3/31/01	$95.82	-1.35%	.95%	.95%	17.09%	10.67%	17.05%	16.52%	16.21%	3/28/01	$.500	$.530	$.720	$94.86
4/30/01	$101.76	6.20%	5.02%	7.20%	21.37%	12.36%	17.70%	17.13%	16.63%
5/31/01	$104.86	3.05%	7.95%	10.47%	22.47%	14.52%	18.11%	16.80%	16.70%
6/30/01	$102.40	-1.94%	7.30%	8.32%	28.50%	13.70%	17.95%	17.35%	16.71%	6/27/01	$.410			$100.93
7/31/01	$103.25	.83%	1.88%	9.22%	27.30%	16.06%	19.16%	17.03%	16.80%
8/31/01	$101.31	-1.88%	-2.99%	7.17%	19.15%	21.08%	17.88%	16.59%	16.89%
9/30/01	$91.48	-9.26%	-10.23%	-2.77%	8.58%	15.47%	14.90%	15.63%	16.66%	9/26/01	$.430			$88.46
10/31/01	$92.48	1.09%	-10.00%	-1.70%	6.40%	13.04%	14.78%	15.64%	16.51%
11/30/01	$100.03	8.16%	-.78%	6.32%	15.43%	14.14%	14.69%	17.31%	16.62%
12/31/01	$100.51	2.83%	12.44%	9.33%	9.33%	15.19%	15.65%	16.62%	16.97%	12/27/01	$.390	$.490	$1.460	$100.18
1/31/02	$100.32	-.19%	11.01%	-.19%	6.90%	15.14%	14.78%	16.55%	17.03%
2/28/02	$101.13	.81%	3.47%	.61%	7.49%	15.87%	14.79%	16.28%	17.32%
3/31/02	$105.01	4.24%	4.89%	4.89%	13.59%	15.32%	16.19%	17.04%	17.50%	3/26/02	$.350	$.010	$.050	$103.75
4/30/02	$101.70	-3.15%	1.78%	1.59%	3.60%	9.97%	14.58%	16.33%	17.07%
5/31/02	$103.08	1.36%	2.33%	2.97%	1.91%	10.51%	13.44%	16.38%	17.37%
6/30/02	$98.10	-4.47%	-6.22%	-1.63%	-.71%	7.23%	11.47%	16.11%	17.23%	6/26/02	$.370			$95.84
7/31/02	$89.36	-8.91%	-11.79%	-10.39%	-10.30%	4.93%	7.72%	14.68%	16.82%
8/31/02	$91.45	2.34%	-10.95%	-8.29%	-6.45%	6.26%	8.78%	15.39%	16.24%
9/30/02	$82.19	-9.71%	-15.84%	-17.20%	-6.92%	4.25%	5.61%	13.94%	15.65%	9/26/02	$.390			$85.63
10/31/02	$85.14	3.59%	-4.29%	-14.23%	-4.62%	4.99%	7.22%	14.26%	15.21%
11/30/02	$92.12	8.20%	1.19%	-7.20%	-4.57%	7.28%	8.60%	14.71%	15.41%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/02	$88.05	-3.59%	8.06%	-10.52%	-10.52%	4.39%	7.58%	14.15%	15.16%	12/27/02	$.400		$.360	$87.25
1/31/03	$85.45	-2.95%	1.23%	-2.95%	-13.00%	5.13%	7.06%	13.60%	14.78%
2/28/03	$83.44	-2.35%	-8.63%	-5.24%	-15.75%	6.10%	5.46%	12.95%	14.48%
3/31/03	$83.03	-.06%	-5.29%	-5.29%	-19.21%	2.43%	4.46%	12.68%	14.28%	3/27/03	$.370			$84.53
4/30/03	$88.90	7.07%	4.49%	1.41%	-10.68%	3.94%	5.59%	13.32%	14.26%
5/31/03	$95.94	7.92%	15.48%	9.44%	-4.92%	5.87%	7.79%	13.85%	14.69%
6/30/03	$96.30	.90%	16.59%	10.43%	.43%	8.62%	7.95%	13.88%	14.54%	6/26/03	$.510			$97.02
7/31/03	$99.84	3.67%	12.90%	14.49%	14.32%	9.28%	9.89%	14.29%	14.91%
8/31/03	$102.39	2.55%	7.28%	17.41%	14.55%	8.48%	13.72%	14.12%	14.90%
9/30/03	$100.98	-1.02%	5.23%	16.21%	25.58%	8.27%	12.47%	14.08%	14.69%	9/26/03	$.360			$100.61
10/31/03	$106.63	5.60%	7.18%	22.71%	28.01%	9.12%	12.02%	14.62%	15.13%
11/30/03	$108.44	1.70%	6.29%	24.79%	20.33%	9.84%	11.29%	14.93%	15.08%
12/31/03	$113.78	6.07%	13.88%	32.35%	32.35%	8.99%	12.60%	15.43%	15.42%	12/29/03	$.375	$.390	$.450	$113.27
1/31/04	$118.28	3.96%	12.11%	3.96%	41.76%	9.64%	13.48%	15.24%	15.69%
2/29/04	$120.59	1.96%	12.41%	5.99%	48.00%	10.26%	14.17%	15.73%	16.01%
3/31/04	$118.72	-.96%	4.96%	4.96%	46.64%	10.40%	12.69%	16.07%	15.75%	3/29/04	$.360		$.340	$118.00
4/30/04	$116.11	-2.20%	-1.25%	2.65%	33.97%	7.42%	9.73%	15.66%	15.57%
5/31/04	$116.98	.76%	-2.42%	3.42%	25.06%	6.62%	9.92%	15.53%	15.97%
6/30/04	$119.61	2.57%	1.06%	6.07%	27.12%	8.22%	9.50%	16.12%	16.05%	6/28/04	$.370			$118.96
7/31/04	$116.02	-3.00%	.24%	2.89%	18.94%	6.84%	9.45%	15.34%	16.10%
8/31/04	$115.90	-.11%	-.62%	2.78%	15.87%	7.48%	9.75%	14.80%	15.45%
9/30/04	$118.93	2.93%	-.25%	5.80%	20.50%	12.09%	11.38%	15.47%	15.65%	9/28/04	$.370			$118.22
10/31/04	$121.71	2.33%	5.23%	8.27%	16.77%	12.55%	11.59%	15.46%	15.77%
11/30/04	$128.88	5.89%	11.55%	14.65%	21.60%	11.76%	12.55%	16.58%	16.06%
Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
12/31/04	$130.22	3.94%	12.64%	19.16%	19.16%	12.17%	12.40%	16.89%	16.14%	12/29/04	$.430	$1.210	$2.100	$130.29
1/31/05	$127.27	-2.27%	7.56%	-2.27%	12.05%	11.38%	13.04%	16.41%	15.65%
2/28/05	$131.09	3.00%	4.64%	.66%	13.20%	12.18%	14.89%	16.26%	15.69%
3/31/05	$129.19	-.55%	.11%	.11%	13.67%	10.43%	12.37%	15.82%	15.64%	3/29/05	$.420	$.146	$.604	$127.13
4/30/05	$125.85	-2.58%	-.21%	-2.48%	13.24%	10.65%	11.24%	15.18%	15.47%
5/31/05	$129.10	2.58%	-.62%	.04%	15.29%	11.09%	11.34%	14.99%	15.29%
6/30/05	$129.49	.64%	.58%	.68%	13.12%	13.03%	13.00%	14.94%	15.23%	6/28/05	$.430			$130.23
7/31/05	$134.16	3.61%	6.95%	4.31%	20.81%	17.99%	13.41%	14.90%	15.33%
8/31/05	$135.17	.76%	5.05%	5.10%	21.86%	17.38%	12.50%	14.81%	15.41%
9/30/05	$136.11	1.02%	5.46%	6.17%	19.60%	21.85%	12.83%	14.67%	15.61%	9/28/05	$.430			$134.85
10/31/05	$133.70	-1.77%	-.02%	4.29%	14.77%	19.72%	11.74%	14.82%	15.23%
11/30/05	$137.85	3.10%	2.31%	7.52%	11.77%	17.81%	12.49%	14.60%	15.02%
12/31/05	$137.22	1.71%	3.01%	9.36%	9.36%	19.93%	11.03%	14.59%	14.81%	12/28/05	$.420	$.095	$2.490	$137.96
1/31/06	$142.69	3.99%	9.04%	3.99%	16.35%	22.72%	11.44%	14.76%	14.97%
2/28/06	$142.13	-.40%	5.35%	3.58%	12.52%	23.53%	11.30%	14.55%	14.58%
3/31/06	$143.81	1.67%	5.30%	5.30%	15.03%	24.23%	11.97%	14.48%	14.36%	3/31/06	$.420		$.258	$143.81
4/30/06	$147.44	2.53%	3.81%	7.96%	21.05%	22.45%	11.18%	14.39%	14.59%
5/31/06	$144.91	-1.72%	2.45%	6.10%	15.99%	18.71%	10.13%	14.05%	14.28%
6/30/06	$144.48	.04%	.82%	6.15%	15.31%	18.35%	10.58%	14.21%	14.25%	6/29/06	$.490			$144.39
7/31/06	$145.39	.62%	-1.06%	6.81%	11.99%	17.18%	10.54%	14.76%	14.65%
8/31/06	$147.20	1.24%	1.92%	8.14%	12.54%	16.68%	11.23%	14.50%	14.27%
9/30/06	$150.77	2.87%	4.81%	11.26%	14.61%	18.19%	14.06%	14.47%	14.86%	9/28/06	$.670			$150.78
10/31/06	$155.19	2.93%	7.22%	14.53%	20.08%	17.20%	14.46%	14.62%	14.72%
11/30/06	$157.13	1.25%	7.21%	15.96%	17.92%	17.02%	12.97%	13.82%	14.60%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

DODGE & COX BALANCED FUND

		Rates of Return
		Unannualized			Annualized					Dividend & Capital Gain Information
Date	Ending NAV	Month Ended	3 Months Ended	Year-to- Date	1 Year Ended	3 Years Ended	5 Years Ended	10 Years Ended	20 Years Ended	Reinvest Date	Dividend	ST Gain	LT Gain	Reinvest Price
S & P 500 Index		1.90%	7.94%	14.20%	14.24%	11.81%	6.07%	8.05%	11.59%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor’s 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performace is updated and published monthly. Visit the Funds’ web site at www.dodgeandcox.com or call (800) 621-3979 for current performance figures and for a free prospectus containing more complete information, including investment policies and objectives, risk considerations, management fees, and expenses. Read the prospectus carefully and consider the Fund’s investment objectives, risks, charges, and expenses before investing. Please refer to the Funds’ web site at www.dodgeandcox.com and download the latest shareholder report for the manager’s discussion and analysis of Fund performance and current strategy.

December 5, 2006 1:14				FUNDRPT10:RMM:12/05/2006:13:11:34
	DODGE & COX	INVESTMENT MANAGERS	SAN FRANCISCO

Distribution Information	Standardized Returns

The Dodge & Cox Stock, Balanced and Income Funds declare and pay dividends (if any) quarterly in March, June, September and December. If the Funds have net capital gains for the year, they are distributed in December and, if necessary, again in March. Distributions in 2006 (if any) will be made to shareholders who own shares of the Funds on March 30, June 28, September 27 and December 27. Future dates are subject to change.

The Dodge & Cox International Stock Fund declares and pays dividends and capital gains (if any) annually in December. Distributions in 2006 (if any) will be made to shareholders who own shares of the Fund on December 27. Future dates are subject to change.

Stock Fund	Return to Top

Record Date	Ex- dividend and Reinvest Date	Payable Date	Ordinary Income Dividend per Share	Capital Gain Distribution per Share		Reinvest Price
				Short-term	Long-term
3/30/06	3/31/06	3/31/06	$0.42	$0.00	$0.258	$143.81
6/28/06	6/29/06	6/30/06	$0.49	—	—	$144.39
9/27/06	9/28/06	9/29/06	$0.67	—	—	$150.78
12/27/06	12/28/06	12/29/06	—	—	—	—
	2006 Year-to-Date Distributions:		$1.58	$0.00	$0.258

3/28/05	3/29/05	3/31/05	$0.42	$0.146	$0.604	$127.13
6/27/05	6/28/05	6/30/05	$0.43	—	—	$130.23
9/27/05	9/28/05	9/30/05	$0.43	—	—	$134.85
12/27/05	12/28/05	12/30/05	$0.42	$0.095	$2.490	$137.96
	2005 Distributions:		$1.70	$0.241	$3.094

International Stock Fund	Return to Top

Record Date	Ex- dividend and Reinvest Date	Payable Date	Ordinary Income Dividend per Share	Capital Gain Distribution per Share		Reinvest Price
				Short-term	Long-term
12/27/06	12/28/06	12/29/06	—	—	—	—
	2006 Year-to-Date Distributions:		—	—	—

12/27/05	12/28/05	12/30/05	$0.35	$0.044	$0.347	$35.03
	2005 Distributions:		$0.35	$0.044	$0.347

Balanced Fund	Return to Top

Record Date	Ex- dividend and Reinvest Date	Payable Date	Ordinary Income Dividend per Share	Capital Gain Distribution per Share		Reinvest Price
				Short-term	Long-term
3/30/06	3/31/06	3/31/06	$0.47	$0.00	$0.081	$83.67
6/28/06	6/29/06	6/30/06	$0.54	—	—	$83.44
9/27/06	9/28/06	9/29/06	$0.62	—	—	$86.52
12/27/06	12/28/06	12/29/06	—	—	—	—
	2006 Year-to-Date Distributions:		$1.63	$0.00	$0.081

3/28/05	3/29/05	3/31/05	$0.42	$0.006	$0.204	$77.82
6/27/05	6/28/05	6/30/05	$0.45	—	—	$79.29
9/27/05	9/28/05	9/30/05	$0.47	—	—	$80.82
12/27/05	12/28/05	12/30/05	$0.50	$0.020	$1.090	$81.64
	2005 Distributions:		$1.84	$0.026	$1.294

Income Fund	Return to Top

Record Date	Ex- dividend and Reinvest Date	Payable Date	Ordinary Income Dividend per Share	Capital Gain Distribution per Share		Reinvest Price
				Short-term	Long-term
3/30/06	3/31/06	3/31/06	$0.15	$0.00	$0.00	$12.40
6/28/06	6/29/06	6/30/06	$0.15	—	—	$12.21
9/27/06	9/28/06	9/29/06	$0.16	—	—	$12.50
12/27/06	12/28/06	12/29/06	—	—	—	—
	2006 Year-to-Date Distributions:		$0.46	$0.00	$0.00

3/28/05	3/29/05	3/31/05	$0.13	—	—	$12.63
6/27/05	6/28/05	6/30/05	$0.13	—	—	$12.78
9/27/05	9/28/05	9/30/05	$0.14	—	—	$12.65
12/27/05	12/28/05	12/30/05	$0.15	—	—	$12.54
	2005 Distributions:		$0.55	—	—

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge & Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’ prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright © 1998-2006 Dodge & Cox®. All rights reserved.

10 Years of Historical Quarterly Returns	Standardized Returns

Stock Fund

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual	S&P 500 Index Annual
2006	5.30%	0.82%	4.81%
2005	0.11%	0.58%	5.46%	3.01%	9.36%	4.92%
2004	4.96%	1.06%	-0.25%	12.64%	19.16%	10.86%
2003	-5.29%	16.59%	5.23%	13.88%	32.35%	28.67%
2002	4.89%	-6.22%	-15.84%	8.06%	-10.52%	-22.10%
2001	0.95%	7.30%	-10.23%	12.44%	9.33%	-11.86%
2000	0.26%	-2.23%	6.24%	11.66%	16.30%	-9.10%
1999	4.53%	16.64%	-8.39%	7.62%	20.20%	21.06%
1998	9.72%	-1.06%	-14.30%	13.26%	5.39%	28.57%
1997	2.46%	15.42%	10.24%	-1.50%	28.41%	33.34%

International Stock Fund

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual	MSCI EAFE Index Annual
2006	9.91%	1.20%	3.31%
2005	1.80%	-0.06%	9.72%	4.60%	16.74%	13.54%
2004	7.71%	2.17%	3.64%	16.14%	32.46%	20.24%
2003	-11.70%	22.64%	18.46%	16.49%	49.42%	38.57%
2002	7.71%	-5.04%	-22.77%	10.00%	-13.11%	-15.94%
2001	N/A	N/A	-16.06%	13.93%	*	-14.88%*

*	International Stock Fund began operations on 5/1/2001. For the period 5/1/2001 through 12/31/2001 the Fund returned -7.09%. The MSCI EAFE’s total return was -14.88% over the same period.

Balanced Fund

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual	Combined Index Annual
2006	3.54%	0.53%	4.26%
2005	-0.10%	1.06%	3.41%	2.08%	6.59%	4.00%
2004	4.03%	0.27%	0.47%	8.12%	13.31%	8.27%
2003	-2.86%	12.32%	3.78%	9.88%	24.44%	18.45%
2002	3.28%	-2.93%	-8.94%	6.33%	-2.94%	-9.79%
2001	1.96%	5.19%	-5.22%	8.27%	10.06%	-3.71%
2000	1.25%	-1.14%	5.22%	9.33%	15.13%	-0.98%
1999	2.82%	9.92%	-5.28%	4.70%	12.06%	12.00%
1998	6.55%	0.23%	-7.93%	8.51%	6.70%	20.99%
1997	1.11%	10.96%	7.86%	0.15%	21.21%	23.62%

Income Fund

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual	LBAG Index Annual
2006	0.08%	0.00%	3.43%
2005	-0.47%	2.14%	-0.24%	0.55%	1.98%	2.43%
2004	1.86%	-2.07%	2.69%	1.17%	3.64%	4.34%
2003	1.42%	2.82%	0.54%	1.08%	5.97%	4.11%
2002	0.98%	3.12%	3.81%	2.46%	10.75%	10.27%
2001	3.82%	1.32%	4.24%	0.61%	10.32%	8.42%
2000	2.11%	1.32%	2.72%	4.17%	10.70%	11.63%
1999	-0.32%	-0.99%	0.43%	0.09%	-0.81%	-0.83%
1998	1.41%	2.41%	3.14%	0.90%	8.08%	8.67%
1997	-0.77%	3.68%	3.69%	3.12%	10.00%	9.68%

The S&P 500 and Lehman Brothers Aggregate Bond (LBAG) Index are widely recognized, unmanaged indices of common stock prices and U.S. dollar-denominated, investment-grade fixed-income securities, respectively. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks. The Morgan Stanley Capital International Europe, Australasia, Far East (MSCI EAFE) Index is a widely recognized benchmark of the world’s stock markets, excluding the United States. The Funds’ total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividend and/or interest income and, unlike Fund returns, do not reflect fees or expenses.

Mutual fund performance changes over time and currently may be significantly lower than stated. The Funds’ most recent performance is published online at each month’s end. Please visit Performance & Prices or call 800-621-3979 for current performance figures. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold.

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge & Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’ prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright © 1998-2006 Dodge & Cox®. All rights reserved.

Long-Term Performance & Daily Prices

Standardized Returns as of September 30, 2006 (updated quarterly)

Dodge & Cox Fund/Comparative Index	1 Year	3 Years	5 Years	10 Years	20 Years
Stock Fund	14.61%	18.19%	14.06%	14.47%	14.86%
S&P 500 Index	10.79%	12.28%	6.97%	8.59%	11.74%

International Stock Fund	20.18%	27.44%	21.32%	NA †	NA	†
MSCI EAFE Index	19.17%	22.31%	14.26%	NA †	NA	†

Balanced Fund	10.78%	12.92%	11.37%	11.97%	12.54%
Combined Index	7.95%	8.73%	6.37%	8.06%	10.31%

Income Fund	4.08%	3.41%	5.25%	6.68%	NA	‡
LBAG Index	3.67%	3.38%	4.81%	6.42%	NA	‡

Daily Prices as of December 8, 2006	Price	Change from previous day		Year-to-date performance
Stock Fund	$158.77	$	+.36	17.17%
International Stock Fund	$43.55		$-.21	24.32%
Balanced Fund	$90.10	$	+.07	13.02%
Income Fund	$12.74		$-.03	5.42%

†	The International Stock Fund’s inception date was May 1, 2001. The annualized total return since the Fund’s inception through September 30, 2006 (5.42 years) was 15.11%. The MSCI EAFE’s total return was 8.43% over the same period. Expense reimbursements were paid by Dodge & Cox from the Fund’s inception through June 30, 2003 to maintain operating expenses at 0.90%. Accordingly, without the expense reimbursements, the Fund’s returns prior to June 30, 2003 would have been lower.
‡	The Income Fund’s inception date was January 3, 1989. The annualized total return since the Income Fund’s inception through September 30, 2006 (17.75 years) was 7.93%. The LBAG’s total return was 7.61% over the same period.

The S&P 500 and Lehman Brothers Aggregate Bond (LBAG) Index are widely recognized, unmanaged indices of common stock prices and U.S. dollar-denominated,

investment-grade fixed-income securities, respectively. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the LBAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks. The Morgan Stanley Capital International Europe, Australasia, Far East (MSCI EAFE) Index is a widely recognized benchmark of the world’s stock markets, excluding the United States. The Funds’ total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividend and/or interest income and, unlike Fund returns, do not reflect fees or expenses.

Mutual fund performance changes over time and currently may be significantly lower than stated. The Funds’ most recent performance can be found in the table above. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold.

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge & Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’ prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright © 1998-2006 Dodge & Cox®. All rights reserved.

Established in 1930, San Francisco-based Dodge & Cox provides professional investment management services to individuals, retirement funds, and tax exempt institutions through mutual funds and separate accounts.	Account Access: New Login feature

Three factors distinguish Dodge & Cox from other asset managers: independence, longevity and a clearly defined, consistently applied investment philosophy.	2006 Estimated Year-End Capital Gain Distributions

The philosophy that guides the management of our equity, fixed-income and balanced portfolios is built on traditional principles. We maintain a long-term focus, conduct our own research and employ a rigorous price discipline. Our decision making process takes full advantage of individual insights within a team-oriented culture.	Equity Asset Growth at Dodge & Cox (dated April 4, 2006)
Receive Fund literature via E-mail by changing your “Electronic Delivery Preferences” in Account Access.

This site is for persons in the United States only.

Investors should carefully consider the investment objectives, risks, management fees and expenses of the Dodge & Cox Funds. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. This and other important information is contained in the Funds’ prospectus. Please read the prospectus carefully before investing. Investments are not FDIC-insured, nor are they deposits of or guaranteed by any bank or any other entity.

Use of this site signifies that you accept our Terms & Conditions of Use.

Dodge & Cox Funds’ Privacy Policy

Copyright © 1998-2006 Dodge & Cox®. All rights reserved.

November 7, 2006

DODGE & COX FUNDS

2006 Estimated Year-End Capital Gain Distributions

The table below lists estimated per share capital gain distributions for the Dodge & Cox Funds.

However, the estimates are not final. They are based on undistributed capital gains through October 31, 2006 and are subject to change depending on the number of shares outstanding on record date.

	Stock	International Stock	Balanced	Income
Long Term Realized Capital Gains	$6.41	$0.50	$3.05	$—
Short Term Realized Capital Gains	0.25	0.16	0.08	—

Income dividend amounts will be available on record date.

The year-end distribution dates are as follows:

Record Date: December 27, 2006

Ex-dividend and Reinvestment Date: December 28, 2006

Payable Date: December 29, 2006

11/06/ D&C EST CG DIST